                                                                  RULE 424(B)(5)
                                            REGISTRATION STATEMENT NO. 333-51932

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 21, 2004

CMS ENERGY CORPORATION LOGO CMS ENERGY CORPORATION
--------------------------------------------------------------------------------
   $250,000,000

   2.875% CONVERTIBLE SENIOR NOTES DUE 2024
--------------------------------------------------------------------------------

   The Notes will bear interest at the rate of 2.875% per year. Interest on the Notes is payable on June 1 and December 1 of each year, beginning on June 1, 2005. The Notes are convertible by Holders into cash and shares of our common stock, unless we have previously redeemed the Notes or unless the Notes have matured, under the following circumstances: (1) the price of our common stock issuable upon conversion reaches specified thresholds described in this prospectus supplement; (2) if we call the Notes for redemption; (3) upon the occurrence of specified corporate transactions described in this prospectus supplement; or (4) subject to certain exceptions, during the five business day period after any ten consecutive trading day period in which the trading price per Note for each day of the ten consecutive trading day period was less than 95% of the product of the closing sale price of our common stock and the conversion rate of such Note.

   Holders may convert any outstanding Notes into cash and shares of our common stock at an initial conversion price per share of $14.75. This represents a conversion rate of approximately 67.7966 shares of common stock per $1,000 principal amount of Notes. Subject to certain exceptions, at the time Notes are tendered for conversion, the value (the "conversion value") of the cash and shares of our common stock, if any, to be received by a Holder converting $1,000 principal amount of the Notes will be determined by multiplying the conversion rate by the ten day average closing stock price, which equals the average of the closing per share prices of our common stock on the New York Stock Exchange on the ten consecutive trading days beginning on the second trading day following the day the Notes are submitted for conversion. We will deliver the conversion value to holders as follows: (1) an amount in cash (the "principal return") equal to the lesser of (a) the aggregate conversion value of the Notes to be converted or (b) the aggregate principal amount of the Notes to be converted; and (2) if the aggregate conversion value of the Notes to be converted is greater than the principal return, an amount in shares (the "net shares"), determined as set forth below, equal to such aggregate conversion value less the principal return (the "net share amount"). We will pay the principal return and deliver the net shares, if any, as promptly as practicable after determination of the net share amount. The number of net shares to be paid will be determined by dividing the net share amount by the ten day average closing stock price.

   The Notes will mature on December 1, 2024. We may redeem some or all of the Notes at any time after December 7, 2011 at a redemption price, payable in cash, of 100% of the principal amount of the Notes, plus accrued and unpaid interest up to but not including the date of redemption. Holders may require us to repurchase all or a portion of their Notes on December 1, 2011, December 1, 2014 and December 1, 2019 at 100% of the principal amount of the Notes, plus accrued and unpaid interest up to but not including the date of repurchase, payable in cash. The redemption prices are described under the caption "Description of the Notes--Optional Redemption."

   The Notes will be our unsecured obligations and will rank equally with all of our other unsecured senior indebtedness. Under certain circumstances, Holders of the Notes will have the right to require us to repurchase all or any part of their Notes at a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to but excluding the repurchase date.

   We have granted the underwriters named in this prospectus supplement an option to purchase up to an additional $37.5 million principal amount of Notes to cover over-allotments, if any.

   We do not intend to apply for listing of the Notes or for inclusion of the Notes in any automated quotation system.

   Our common stock is listed on the New York Stock Exchange under the symbol "CMS". The last reported price of the common stock on December 7, 2004, was $10.17 per share.

                                                                                                           PROCEEDS, BEFORE
                                                                                    UNDERWRITING           EXPENSES, TO
                                                             PRICE TO INVESTORS (1) DISCOUNT               CMS ENERGY
    Per Note                                                 $1,000                 $27.50                 $972.50
    Total                                                    $250,000,000           $6,875,000             $243,125,000

   ---------------

   (1) Plus accrued interest from December 13, 2004, if settlement occurs after that date.

   INVESTING IN THE NOTES AND OUR COMMON STOCK ISSUABLE UPON THEIR CONVERSION INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-20.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   The Notes are expected to be delivered through the book-entry facilities of The Depository Trust Company in New York City on or about December 13, 2004 against payment therefor.

   The underwriters expect to deliver the Notes to purchasers on or about December 13, 2004.

                            Joint Book-Running Managers

   DEUTSCHE BANK SECURITIES             JPMORGAN             WACHOVIA SECURITIES

                          -------------------------------

   CITIGROUP                                                 MERRILL LYNCH & CO.
   WEDBUSH MORGAN SECURITIES INC.                               BARCLAYS CAPITAL

   December 8, 2004

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUPPLEMENT
ABOUT THIS PROSPECTUS SUPPLEMENT............................   S-2
FORWARD-LOOKING STATEMENTS AND INFORMATION..................   S-3
WHERE YOU CAN FIND MORE INFORMATION.........................   S-6
SUMMARY.....................................................   S-8
RISK FACTORS................................................  S-20
USE OF PROCEEDS.............................................  S-34
RATIO OF EARNINGS TO FIXED CHARGES..........................  S-35
PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY.........  S-36
CAPITALIZATION..............................................  S-37
CMS ENERGY..................................................  S-38
DESCRIPTION OF THE NOTES....................................  S-44
DESCRIPTION OF OUR CAPITAL STOCK............................  S-74
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS....  S-83
UNDERWRITING................................................  S-89
LEGAL MATTERS...............................................  S-90
EXPERTS.....................................................  S-91
PROSPECTUS
SUMMARY.....................................................     2
WHERE TO FIND MORE INFORMATION..............................     3
CMS ENERGY CORPORATION......................................     4
CMS ENERGY TRUSTS...........................................     5
RISK FACTORS................................................     6
USE OF PROCEEDS.............................................     6
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
  COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS...........     7
DESCRIPTION OF SECURITIES...................................     7
EFFECT OF OBLIGATIONS UNDER THE DEBT SECURITIES AND THE
  GUARANTEES................................................    26
PLAN OF DISTRIBUTION........................................    31
LEGAL OPINIONS..............................................    33
EXPERTS.....................................................    33

                             ---------------------
     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.
                             ---------------------
                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which

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contains a description of the securities registered by us. To the extent there is a conflict between the information contained or incorporated by reference in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

     This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under the registration statement, we may sell securities, including Notes, up to a dollar amount of $2,000,000,000, of which this offering is a part.

                   FORWARD-LOOKING STATEMENTS AND INFORMATION

     This prospectus supplement contains forward-looking statements as defined in Rule 175 under the Securities Act of 1933, as amended (the "SECURITIES ACT") and Rule 3b-6 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and relevant legal decisions. Our intention with the use of such words as "may," "could," "anticipates," "believes," "estimates," "expects," "intends," "plans" and other similar words is to identify forward-looking statements that involve risk and uncertainty. We designed this discussion of potential risks and uncertainties to highlight important factors that may impact our business and financial outlook. We have no obligation to update or revise forward-looking statements regardless of whether new information, future events or any other factors affect the information contained in the statements. These forward-looking statements are subject to various factors that could cause our actual results to differ materially from the results anticipated in these statements. Such factors include our inability to predict and/or control:

     - capital and financial market conditions, including the price of our common stock and the effect of such market conditions on our pension plan, interest rates and access to the capital markets, as well as availability of financing to us, Consumers Energy Company, our wholly-owned subsidiary ("CONSUMERS"), or any of our affiliates, and the energy industry;

     - market perception of the energy industry, us and Consumers, or any of our affiliates;

     - credit ratings of us, Consumers or any of our affiliates;

     - currency fluctuations, transfer restrictions and exchange controls;

     - factors affecting utility and diversified energy operations such as unusual weather conditions, catastrophic weather-related damage, unscheduled generation outages, maintenance or repairs, environmental incidents or electric transmission or gas pipeline system constraints;

     - international, national, regional and local economic, competitive and regulatory policies, conditions and developments;

     - adverse regulatory or legal decisions, including those related to environmental laws and regulations;

     - the extent of favorable regulatory treatment and regulatory lag concerning a number of significant questions presently before the Michigan Public Service Commission ("MPSC") relating to the Customer Choice Act, including:

      - recovery of stranded costs incurred due to customers choosing alternative energy suppliers;

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      - recovery of Clean Air Act costs and other environmental and safety-related expenditures;

      - power supply and natural gas supply costs when energy supply and oil prices are rapidly increasing;

      - timely recognition in rates of additional equity investments in Consumers; and

      - adequate and timely recovery of additional electric and gas rate-based expenditures;

     - the impact of adverse natural gas prices on the Midland Cogeneration Venture Limited Partnership (the "MCV PARTNERSHIP") investment, regulatory decisions concerning the MCV Partnership resource conservation plan ("RCP") and regulatory decisions that limit our recovery of capacity and fixed energy payments;

     - federal regulation of electric sales and transmission of electricity, including re-examination by federal regulators of the market-based sales authorizations by which our subsidiaries participate in wholesale power markets without price restrictions;

     - energy markets, including the timing and extent of changes in commodity prices for oil, coal, natural gas, natural gas liquids, electricity and certain related products due to lower or higher demand, shortages, transportation problems or other developments;

     - the generally accepted accounting principles requirement that we utilize mark-to-market accounting on certain of our energy commodity contracts, and possibly other types of contracts in the future, which may have, in any given period, a significant negative effect on earnings, which could change dramatically or be eliminated in subsequent periods or could add to earnings volatility;

     - potential disruption, expropriation or interruption of facilities or operations due to accidents, war, terrorism or changing political conditions and the ability to obtain or maintain insurance coverage for such events;

     - nuclear power plant performance, decommissioning, policies, procedures, incidents and regulation, including the availability of spent nuclear fuel storage;

     - technological developments in energy production, delivery and usage;

     - achievement of capital expenditure and operating expense goals;

     - changes in financial or regulatory accounting principles or policies;

     - outcome, cost and other effects of legal and administrative proceedings, settlements, investigations and claims, including particularly claims, damages and fines resulting from round-trip trading and inaccurate commodity price reporting, including investigations by the U.S. Department of Justice regarding round-trip trading and price reporting;

     - limitations on our ability to control the development or operation of projects in which our subsidiaries have a minority interest;

     - disruptions in the normal commercial insurance and surety bond markets that may increase costs or reduce traditional insurance coverage, particularly terrorism and sabotage insurance and performance bonds;

     - the efficient sale of non-strategic or under-performing domestic or international assets and discontinuation of certain operations;

     - other business or investment considerations that may be disclosed from time to time in our or Consumers' SEC filings or in other publicly issued written documents;

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     - other uncertainties that are difficult to predict, and many of which are beyond our control; and

     - the factors identified under "Risk Factors" beginning on page S-20.

     These are important factors, but not necessarily all of the important factors, that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, us or our subsidiaries.

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                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC under File No. 1-9513. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can find additional information about us, including our Annual Report on Form 10-K/A for the year ended December 31, 2003 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, on our web site at http://www.cmsenergy.com. The information on this web site is not a part of this prospectus supplement and the accompanying prospectus.

     We are "incorporating by reference" information into this prospectus supplement and the accompanying prospectus. This means that we are disclosing important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.

     - Annual Report on Form 10-K/A for the year ended December 31, 2003 filed on July 21, 2004

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on May 7, 2004, Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 filed on August 6, 2004 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed on November 4, 2004

     - Current Reports on Form 8-K filed on January 22, 2004, March 18, 2004, April 14, 2004, June 3, 2004, August 20, 2004, August 31, 2004, September
       1, 2004, October 6, 2004, October 12, 2004, October 13, 2004, October 19,
       2004, November 9, 2004 and December 6, 2004

     The documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement, until the offering of the Notes and the common stock issuable upon conversion thereof pursuant to this prospectus supplement is terminated, are also incorporated by reference into this prospectus supplement and the accompanying prospectus. Any statement contained in such document will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or any other subsequently filed document modifies or supersedes such statement.

     We will provide, upon your oral or written request, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and the accompanying

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prospectus. You may request a copy of these filings at no cost by writing or telephoning us at the following address:

CMS Energy Corporation
One Energy Plaza
Jackson, Michigan 49201
Tel: (517) 788-0550
Attention: Office of the Secretary

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                                    SUMMARY

     This summary may not contain all the information that may be important to you. You should read this prospectus supplement and the documents incorporated by reference into this prospectus supplement in their entirety before making an investment decision. The terms "CMS," "CMS ENERGY," "OUR," "US" and "WE" as used in this document refer to CMS Energy Corporation and its subsidiaries as a combined entity, except where it is made clear that such term means only CMS Energy Corporation.

     In this document, "BCF" means billion cubic feet, "GWH" means gigawatt-hour, "KWH" means kilowatt-hour and "MW" means megawatts.

                             CMS ENERGY CORPORATION

     CMS Energy, formed in Michigan in 1987, is an integrated energy holding company operating through subsidiaries in the United States and in selected markets around the world. Its two principal wholly-owned subsidiaries are Consumers and CMS Enterprises Company ("ENTERPRISES"). Consumers is a public utility that provides natural gas and/or electricity to almost 6.5 million of Michigan's 10 million residents and serves customers in 61 of the 68 counties in Michigan's Lower Peninsula. Enterprises, through subsidiaries, is engaged in several energy businesses in the United States and in selected international markets.

     Our assets and services include: electric and natural gas utility operations; independent power production; natural gas transmission, storage and processing; and international energy distribution. Our principal businesses are:

     - Consumers' electric utility, which owns and operates 30 electric generating plants with an aggregate of 6,431 MW of capacity and serves
       1.77 million customers in Michigan's Lower Peninsula;

     - Consumers' gas utility, which owns and operates over 27,463 miles of transmission and distribution lines throughout the Lower Peninsula of Michigan, providing natural gas to 1.67 million customers;

     - CMS Generation Co. ("CMS GENERATION"), a wholly-owned subsidiary of Enterprises that has ownership interests in independent power plants in operation with 6,766 gross MW (3,157 net MW) throughout the United States and abroad. The plants are located in the U.S., Argentina, Chile, Ghana, India, Jamaica, Morocco and the United Arab Emirates. CMS Generation also has ownership interests in the Shuweihat power plant, which is under construction in the United Arab Emirates, and the Saudi Petrochemical Company power plant, which is under construction in the Kingdom of Saudi Arabia. These plants total approximately 1,784 gross MW (420 net MW) of electric generation; and

     - CMS Gas Transmission Company ("CMS GAS TRANSMISSION"), a wholly-owned subsidiary of Enterprises that owns an interest in and operates natural gas pipelines in various locations in North America (aggregating 265 miles) and South America (aggregating 4,330 miles). The pipelines are located in the U.S., Argentina and Chile. It also owns gathering systems and processing facilities.

     In 2003, we had consolidated operating revenue of approximately $5.5 billion.

     Our principal executive offices are located at One Energy Plaza, Jackson, Michigan 49201 and our telephone number is (517) 788-0550.

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                              RECENT DEVELOPMENTS

THIRD QUARTER RESULTS OF OPERATIONS

                                                                  RESTATED
                                                           -----------------------
THREE MONTHS ENDED SEPTEMBER 30,                           2004     2003    CHANGE
--------------------------------                           -----   ------   ------
                                                           UNAUDITED, IN MILLIONS
                                                            (EXCEPT FOR PER SHARE
                                                                  AMOUNTS)
Net Income (Loss)........................................  $  59   $  (69)  $ 128
Preferred Dividends......................................  $   3       --   $   3
Net Income (Loss) Available to Common Stock..............  $  56   $  (69)  $ 125
Basic Earnings (Loss) Per Share..........................  $0.35   $(0.46)  $0.81
Diluted Earnings (Loss) Per Share........................  $0.34   $(0.46)  $0.80
Electric utility.........................................  $  49   $   59   $ (10)
Gas utility..............................................    (11)     (19)      8
Enterprises..............................................     59      (24)     83
Corporate interest and other.............................    (49)     (87)     38
Discontinued operations..................................      8        2       6
                                                           -----   ------   -----
CMS Energy Net Income (Loss) Available to Common Stock...  $  56   $  (69)  $ 125
                                                           =====   ======   =====

     For the three months ended September 30, 2004, our net income available to common stock was $56 million, compared to a net loss available to common stock of $69 million for the three months ended September 30, 2003. The $125 million increase primarily reflects:

     - a $35 million net gain from the 2004 sale of our Parmelia business and our interest in Goldfields;

     - a $24 million reduction in corporate interest expense;

     - an $8 million increase in net income at our gas utility primarily due to the 2004 annual unbilled gas revenue analysis increase in gas revenues versus the 2003 analysis reduction in gas revenues;

     - a $7 million increase in net income at CMS Marketing, Services and Trading Company (now known as CMS Energy Resource Management Company) ("CMS MST" or "CMS ERM") primarily due to the absence of losses associated with wholesale gas and power contracts sold in 2003;

     - a $6 million reduction in funded benefits expense due to the OPEB plans accounting for the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and the positive impact of prior year pension plan contributions on pension plan asset returns;

     - the absence in 2004 of a $46 million net impairment charge related to our international energy distribution business recorded in 2003; and

     - the absence in 2004 of a $19 million debt retirement charge recorded in 2003.

     These increases were offset partially by:

     - a $10 million reduction in net income at our electric utility primarily due to reduced tariff revenues equivalent to Big Rock nuclear decommissioning surcharges, milder weather and decreased sales margins from deliveries to customers choosing alternative electric suppliers;

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     - a $7 million reduction in earnings from our equity method investments;
       and

     - a $3 million declaration and payment of CMS Energy preferred dividends.

STRANDED COST ORDER

     On November 23, 2004, the MPSC issued an order authorizing Consumers to collect its combined 2002 and 2003 "net" stranded costs under the Customer Choice Act, of approximately $63.2 million. The amount, including interest at an annual rate of 7 percent, will be collected through use of a stranded cost recovery charge of 1.2 mills per kilowatt-hour starting in December 2004 until fully collected. The order also approved a methodology for the calculation of stranded costs.

2003 GAS RATE CASE AND 2001 GAS DEPRECIATION CASE

     On December 2, 2004, the MPSC issued orders in Consumers' rehearing requests stemming from MPSC orders issued October 14, 2004 regarding Consumers' 2003 gas rate case and the 2001 gas depreciation case.

     Regarding the 2003 gas rate case, the MPSC issued an order clarifying the method of computing Consumers' rate of return on common equity, for purposes of whether the rate of return on common equity exceeds the authorized 11.4 percent rate, consistent with Consumers' rehearing request. The MPSC held that (i) the actual current level of equity invested in Consumers should be used and (ii) actual (not weather-normalized) results should be used for the rate of return calculation required by the October 14, 2004 order.

     Regarding the 2001 gas depreciation case, the MPSC issued an order approving Consumers' rehearing request that the book depreciation rates be restored to the levels set forth in the MPSC's December 18, 2003 interim gas rate relief order, effective and retroactive to October 14, 2004.

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                                  THE OFFERING

Issuer........................   CMS Energy Corporation.

Securities Offered............   $250 million aggregate principal amount of
                                 2.875% Convertible Senior Notes due 2024 (the
                                 "NOTES") to be issued under the indenture dated as of September 15, 1992 between us and J.P.
                                 Morgan Trust Company, N.A. (successor to NBD
                                 Bank, National Association), as trustee (the
                                 "TRUSTEE"), and as amended and supplemented from time to time (the "SENIOR DEBT
                                 INDENTURE"). We have also granted the
                                 underwriters an option to purchase an
                                 additional $37.5 million aggregate principal amount of the Notes to cover over-allotments, if any.

Issue Price...................   Each Note will be issued at a price of $1,000
                                 per Note, plus accrued interest, if any, from December 13, 2004.

Maturity......................   December 1, 2024.

Interest Rate.................   The Notes will bear interest at the rate of
                                 2.875% per year semiannually in arrears on June
                                 1 and December 1, commencing on June 1, 2005, and at maturity.

Use of Proceeds...............   We estimate that the proceeds of the offering
                                 of the Notes, after deducting underwriters' discounts and commissions and offering expenses, will aggregate approximately $243 million (assuming no purchase under the underwriters' option). We intend to use the proceeds of this offering to redeem the $180 million principal amount of outstanding 7%
                                 Extendible Tenor Rate-Adjusted Securities (the
                                 "X-TRAS"), plus accrued but unpaid interest and any associated option payment, and for general corporate purposes. See "Use of Proceeds."

Optional Redemption...........   Prior to December 7, 2011, the Notes will not
                                 be redeemable. On or after December 7, 2011, we may redeem for cash all or part of the Notes at any time, upon not less than 30 nor more than 60 days' notice before the redemption date by mail to the Trustee, the paying agent and each holder of the Notes (a "HOLDER"), for a price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest to but not including the redemption date. See "Description of the Notes--Optional Redemption."

Conversion Rights.............   Holders may convert their Notes prior to
                                 maturity, in multiples of $1,000 principal amount, into cash and shares of our common stock under any of the following circumstances:

                                 - during any calendar quarter (and only during
                                   such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the

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last trading day of the previous calendar quarter is greater than or equal to
120% of the conversion price per share of our common stock on such last trading day;

                                 - subject to certain exceptions, during the
                                   five business day period after any ten
                                   consecutive trading day period in which the trading price per Note for each day of the ten trading day period was less than 95% of the product of the closing sale price of our common stock and the applicable conversion rate of such Note; provided, however, a Holder may not convert its Notes if the average closing sale price of our common stock for such ten consecutive trading day period was between the then current conversion price on the Notes and 120% of the then applicable conversion price on the Notes;

                                 - if we call the Notes for redemption as
                                   described in this prospectus supplement; or

                                 - upon the occurrence of specified corporate
                                   transactions described under "Description of the Notes--Conversion Rights--Conversion Upon Specified Corporate Transactions."

                                 Upon the occurrence of any of the circumstances described above, Holders may convert any outstanding Note into cash and shares of our common stock at an initial conversion rate of
                                 67.7966 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of $14.75 per share of common stock) at any time prior to the close of business on November 30, 2024. This represents a conversion rate of approximately 67.7966 shares of common stock per $1,000 principal amount of Notes. The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "APPLICABLE CONVERSION RATE" and the "APPLICABLE CONVERSION PRICE," respectively, and will be subject to adjustment as described below. Subject to certain exceptions, once Notes are tendered for conversion, the value (the "CONVERSION VALUE") of the cash and shares of our common stock, if any, to be received by a Holder converting $1,000 principal amount of the Notes will be determined by multiplying the conversion rate by the ten day average closing stock price. We will deliver the conversion value to Holders as follows: (1) an amount in cash (the "PRINCIPAL RETURN") equal to the lesser of (a) the aggregate conversion value of the Notes to be converted and (b) the aggregate principal amount of the Notes to be converted; (2) if the aggregate conversion value of the Notes to be converted is greater than the principal return, an amount in whole shares (the

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                                 "NET SHARES"), determined as set forth below,
                                 equal to such aggregate conversion value less the principal return (the "NET SHARE AMOUNT"); and (3) an amount in cash in lieu of any fractional shares of common stock. We will pay the principal return and cash in lieu of fractional shares and deliver the net shares, if any, as promptly as practicable after determination of the net share amount. The number of net shares to be paid will be determined by dividing the net share amount by the ten day average closing stock price. The "TEN DAY AVERAGE CLOSING STOCK PRICE" will be the average of the closing per share prices of our common stock on the New York Stock Exchange on the ten consecutive trading days beginning on the second trading day following the day the Notes are submitted for conversion.

                                 As described in this prospectus supplement, the conversion rate may be adjusted for certain reasons, but it will not be adjusted for accrued and unpaid interest. Except as otherwise described in this prospectus supplement, Holders will not receive any payment representing accrued and unpaid interest, if any, upon conversion of a Note. Notes called for redemption may be surrendered for conversion prior to the close of business on the second Business Day (as defined under "Description of the Notes--Certain Definitions") immediately preceding the redemption date.

                                 If we declare a cash dividend or cash
                                 distribution to all or substantially all of the holders of our common stock, the applicable conversion rate shall be increased to equal the number determined by multiplying the applicable conversion rate in effect immediately prior to the record date for such dividend or distribution by the following fraction:

                                            (pre-dividend sale price)

                                 -----------------------------------------------
                                 (pre-dividend sale price - dividend adjustment
                                                     amount)

                                 provided that if the denominator of the
                                 foregoing fraction is less than $1.00
                                 (including a negative amount), then, in lieu of any adjustment, we shall make adequate provision so that each Holder of Notes shall have the right to receive upon conversion, in addition to the cash and shares of common stock issuable upon such conversion, the amount of cash such Holder would have received had such Holder converted its Notes solely into shares of our common stock at the then applicable conversion rate immediately prior to the record date for such cash dividend or cash distribution. "PRE-DIVIDEND SALE PRICE" means the average of the last reported sale price of our common stock price for the five consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution. "DIVIDEND

--------------------------------------------------------------------------------

                                 ADJUSTMENT AMOUNT" means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of our common stock.

Purchase of Notes by Us at the
Option of the Holder..........   Holders have the right to require us to
                                 purchase all or any portion of the Notes for cash on December 1, 2011, December 1, 2014 and
                                 December 1, 2019. In each case, we will pay a purchase price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest to but excluding such purchase date. See "Description of the Notes--Purchase of Notes by Us at the Option of the Holder."

Fundamental Change............   If we undergo a Fundamental Change (as defined
                                 under "Description of the Notes--Fundamental
                                 Change Requires Purchase of Notes by Us at the
                                 Option of the Holder") prior to December 1, 2011, Holders will have the right, at their option, to require us to purchase any or all of their Notes for cash, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The cash price we are required to pay is equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, if any, to the Fundamental Change purchase date.
                                 See "Description of the Notes--Fundamental
                                 Change Requires Purchase of Notes by Us at the
                                 Option of the Holder."

Change of Control Make-Whole
Provision.....................   If you elect to convert your Notes in
                                 connection with a corporate transaction as described under "Description of the
                                 Notes--Conversion Rights--Conversion Upon
                                 Specified Corporate Transactions" that occurs on or prior to December 1, 2011 that constitutes a Fundamental Change as defined under "Description of the Notes--Fundamental
                                 Change Requires Purchase of Notes by Us at the
                                 Option of the Holder" (other than a Fundamental
                                 Change relating to the composition of the CMS
                                 Energy board of directors (the "BOARD OF
                                 DIRECTORS")) and 10% or more of the fair market value of the consideration for the shares of common stock in the corporate transaction consists of (i) cash, (ii) other property or
                                 (iii) securities that are not traded or
                                 scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the NASDAQ National Market, we will increase the applicable conversion rate for the Notes surrendered for conversion, which will increase the number of shares of our common stock issuable upon conversion. The number of additional shares a Holder will receive and the applicable conversion rate upon such
                                 Fundamental Change is determined by the table found in "Description of the Notes--Conversion
                                 Rights--Adjustment to Conversion

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                                 Rate upon the Occurrence of a Cash Take-Over
                                 Transaction."

Cash Take-Over Transaction by
a Public Company..............   A public company change of control is a cash
                                 take-over transaction where we would be
                                 required to increase the conversion rate and the acquirer has a class of equity securities traded on a U.S. national securities exchange or quoted on the NASDAQ National Market. Upon the occurrence of a cash take-over transaction that constitutes a public company change of control, in lieu of increasing the conversion rate, we may elect to change the conversion right so that Holders of the Notes will be entitled to convert their Notes into the acquirer's common stock. See "Description of the Notes--Conversion Rights--Conversion After a Public Acquirer Change of Control."

Ranking.......................   The Notes will be unsecured and unsubordinated
                                 senior debt securities of ours ranking equally with our other unsecured and unsubordinated indebtedness. As of September 30, 2004, we had outstanding approximately $2.7 billion aggregate principal amount of indebtedness, including approximately $178 million of subordinated indebtedness relating to our convertible preferred securities, but excluding approximately $5.1 billion of indebtedness of our subsidiaries. In August 2004, CMS Energy entered into the Fifth Amended and Restated
                                 Credit Agreement in the amount of approximately
                                 $300 million. This facility is secured and the Notes are junior to such indebtedness. As of November 30, 2004 there were approximately $93 million of letters of credit outstanding under the Fifth Amended and Restated Credit
                                 Agreement. Except for the amount outstanding under the Fifth Amended and Restated Credit
                                 Agreement, none of our indebtedness is senior to the Notes. The Notes are structurally subordinated to approximately $5.1 billion of our subsidiaries' debt.

Certain Covenants.............   The senior debt indenture will contain
                                 covenants that will, among other things, limit our ability to pay dividends or distributions, incur additional indebtedness, incur additional liens, sell, transfer or dispose of certain assets, enter into certain transactions with affiliates or enter into certain mergers or consolidations.

Form of Notes.................   One or more global securities held in the name
                                 of The Depository Trust Company ("DTC") in a minimum denomination of $1,000 and any integral multiple thereof.

Trustee, Paying Agent and
Conversion Agent..............   J.P. Morgan Trust Company, N.A.

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Trading.......................   The Notes will not be listed on any securities
                                 exchange or included in any automated quotation system. No assurance can be given as to the liquidity of or trading market for the Notes. Our common stock is listed on the New York Stock Exchange under the symbol "CMS."

Risk Factors..................   You should carefully consider each of the
                                 factors described in the section of this prospectus supplement entitled "Risk Factors" starting on page S-20 before purchasing the Notes.

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                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected financial data have been derived from our audited consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm, for the fiscal years ended December 31, 2003, 2002, 2001 and 2000, except for amounts included from the financial statements of the MCV Partnership and Jorf Lasfar Energy Company S.C.A. ("JORF LASFAR"). The MCV Partnership represents an investment accounted for under the equity method of accounting through December 31, 2003, which was audited by another independent registered public accounting firm (the other auditors for 2001 and 2000 have ceased operations), for the fiscal years ended December 31, 2003, 2002, 2001 and 2000. Jorf Lasfar represents an investment accounted for under the equity method of accounting, which was audited by another independent accountant for the fiscal years ended December 31, 2003, 2002, 2001 and 2000. The following selected consolidated financial data for the nine months ended September 30, 2004 and 2003 have been derived from our unaudited consolidated financial statements. Please refer to our financial statements for the fiscal year ended December 31, 2003 and for the quarter ended September 30, 2004, which are each incorporated by reference herein. The financial information set forth below should be read in conjunction with our consolidated financial statements, related notes and other financial information that are incorporated by reference herein. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2004. See "Where You Can Find More Information."

                                  NINE MONTHS ENDED
                                    SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                  ------------------   -------------------------------------------------
                                  2004 (A)    2003        2003         2002         2001         2000
                                  --------   -------   ----------   ----------   ----------   ----------
                                     (UNAUDITED,        (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                      DOLLARS IN
                                   MILLIONS EXCEPT
                                      PER SHARE
                                       AMOUNTS)
INCOME STATEMENT DATA:
Operating revenue...............  $ 3,910    $ 4,141    $ 5,513      $ 8,673      $ 8,006      $ 6,623
Earnings from equity method
  investees.....................       78        125        164           92          172          213
Operating expenses..............    3,537      3,776      5,082        8,690        8,027        6,342
Operating income................      451        490        595           75          151          494
Income (loss) from continuing
  operations....................       68         (8)       (43)        (394)        (327)         (85)
Net income (loss) available to
  common shareholder............  $    65    $   (52)   $   (44)     $  (650)     $  (459)     $     5
Earnings per average common
  share:
Income (loss) from continuing
  operations
  Basic and diluted.............  $  0.36    $ (0.06)   $ (0.30)     $ (2.84)     $ (2.50)     $ (0.76)
CMS Energy Basic and Diluted Net
  Income (Loss) attributable to
  common stock..................     0.40      (0.36)     (0.30)       (4.68)       (3.51)        0.04
Dividends declared per average
  common share:
  CMS Energy....................  $    --    $    --    $    --      $  1.09      $  1.46      $  1.46

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
                                  NINE MONTHS ENDED
                                    SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                  ------------------   -------------------------------------------------
                                  2004 (A)    2003        2003         2002         2001         2000
                                  --------   -------   ----------   ----------   ----------   ----------
                                     (UNAUDITED,        (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                      DOLLARS IN
                                   MILLIONS EXCEPT
                                      PER SHARE
                                       AMOUNTS)
BALANCE SHEET DATA (AT PERIOD
  END DATE):
Cash and cash equivalents.......  $   560    $   669    $   532      $   351      $   123      $   143
Restricted cash.................       83        205        201           38            4           --
Net plant and property (a)......    8,600      6,624      6,944        6,103        6,703        6,316
Total assets....................   15,377     13,234     13,838       14,781       17,633       17,801
Long-term debt, excluding
  current maturities (a)........    6,228      6,295      6,020        5,357        5,842        6,052
Long-term debt--related
  parties.......................      684         --        684           --           --           --
Non-current portion of capital
  and finance lease
  obligations...................      318        116         58          116           71           49
Notes payable...................       --          4         --          458          416          403
Other liabilities...............    5,328      4,786      5,113        6,807        8,012        7,705
Minority interest (a)...........      750         35         73           38           43           82
Company-obligated mandatorily
  redeemable trust preferred
  securities of subsidiaries
  (b)...........................       --        173         --          393          694          694
Company obligated trust
  preferred securities of
  Consumers' subsidiaries (b)...       --        490         --          490          520          395
Preferred stock.................      261         --        261           --           --           --
Preferred stock of subsidiary...  $    44    $    44    $    44      $    44      $    44      $    44
Common stockholders' equity.....    1,764      1,291      1,585        1,078        1,991        2,377
OTHER DATA:
Cash Flow:
Provided by (Used in) operating
  activities....................  $   194    $    --    $  (251)     $   614      $   372      $   600
Provided by (Used in) investing
  activities....................     (132)       332        203          829       (1,349)      (1,220)
Provided by (Used in) financing
  activities....................     (208)       (16)       230       (1,223)         967          629
Ratio of earnings to fixed
  charges (c)...................     1.01         --(d)       --(e)       --(f)        --(g)        --(h)

------------

(a) Under revised FASB Interpretation No. 46 "Consolidation of Variable Interest Entities," we are the primary beneficiary of the MCV Partnership and the First Midland Limited Partnership (the "FMLP"). As a result, we have consolidated their assets, liabilities and activities into our financial statements for the first time as of and for the quarter ended March 31, 2004. These partnerships had third-party obligations totaling $581 million at September 30, 2004. Property, plant and equipment serving as collateral for these obligations had a carrying value of $1.440 billion at September 30, 2004.

(b) CMS Energy and Consumers each formed various statutory wholly-owned business trusts for the sole purpose of issuing preferred securities and lending the gross proceeds to the parent companies. The sole assets of the trusts are debentures of the parent company with terms similar to those of the preferred securities. As a result of the

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    adoption of FASB Interpretation No. 46 on December 31, 2003, we
    deconsolidated the trusts that hold the mandatorily redeemable trust preferred securities. Therefore, $490 million, previously reported by us as Company-obligated mandatorily redeemable trust preferred securities of subsidiaries, plus $16 million owed to the trusts and previously eliminated in consolidation, is now included in the balance sheet as Long-term debt--related parties. Additionally, $173 million, previously reported by us as Company-obligated trust preferred securities of Consumers' subsidiaries, plus $5 million owed to the trusts and previously eliminated in consolidation, is now included in the balance sheet as Long-term debt--related parties.

(c) For the purpose of computing the ratio, earnings represents the sum of income from continuing operations before income taxes and income from equity method investees, net interest charges and preferred dividends of subsidiary, the estimated interest portion of lease rentals and distributed income of equity method investees.

(d) For the nine months ended September 30, 2003, fixed charges exceeded earnings by $36 million. Earnings as defined include $70 million of asset impairment charges.

(e) For the year ended December 31, 2003, fixed charges exceeded earnings by $59 million. Earnings as defined include $95 million of asset impairment charges.

(f) For the year ended December 31, 2002, fixed charges exceeded earnings by $475 million. Earnings as defined include $602 million of asset impairment charges.

(g) For the year ended December 31, 2001, fixed charges exceeded earnings by $393 million. Earnings as defined include $323 million of asset impairment charges.

(h) For the year ended December 31, 2000, fixed charges exceeded earnings by $225 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang investment.

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                                  RISK FACTORS

     Before purchasing any of our securities offered by this prospectus supplement and the accompanying prospectus, you should carefully consider the following risk factors, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

                          RISKS RELATING TO CMS ENERGY

WE DEPEND ON DIVIDENDS FROM OUR SUBSIDIARIES TO MEET OUR DEBT SERVICE OBLIGATIONS. IF WE DO NOT RECEIVE ADEQUATE DIVIDENDS OR DISTRIBUTIONS FROM OUR SUBSIDIARIES, WE MAY NOT BE ABLE TO MAKE PRINCIPAL OR INTEREST PAYMENTS ON THE NOTES.

     Due to our holding company structure, we depend on dividends from our subsidiaries to meet our debt obligations, including the payment of any principal or interest on the Notes. None of these entities are or will be obligated to pay any amounts due on the Notes. Therefore, the Notes are effectively subordinated to the payment of interest, principal, declared dividends and preferred distributions on the debt, preferred securities and other liabilities of Consumers and Enterprises and each of their subsidiaries.

     Restrictions contained in Consumers' preferred stock provisions and other legal restrictions limit Consumers' ability to pay dividends or acquire its own stock from us. As of September 30, 2004, the most restrictive provisions in its financing documents allowed Consumers to pay an aggregate of $300 million in dividends to us during any year.

     For additional information concerning restrictions on Consumers' ability to pay dividends to us, see "Description of Our Capital Stock--Primary Source of Funds of CMS Energy; Restrictions on Sources of Dividends."

THE NOTES ARE STRUCTURALLY SUBORDINATED TO THE DEBT AND PREFERRED STOCK OF OUR SUBSIDIARIES.

     Of the approximately $7.8 billion of our consolidated indebtedness as of September 30, 2004, approximately $5.1 billion was indebtedness of our subsidiaries. Payments on that indebtedness and preferred stock are prior in right of payment to dividends paid to us by our subsidiaries. See "Description of the Notes--Structural Subordination."

WE HAVE SUBSTANTIAL INDEBTEDNESS THAT COULD LIMIT OUR FINANCIAL FLEXIBILITY AND HENCE OUR ABILITY TO MEET OUR DEBT SERVICE OBLIGATIONS UNDER THE NOTES.

     As of September 30, 2004, we had outstanding approximately $2.7 billion aggregate principal amount of indebtedness, including approximately $178 million of subordinated indebtedness relating to our convertible preferred securities but excluding approximately $5.1 billion of indebtedness of our subsidiaries. In August 2004, we entered into the Fifth Amended and Restated Credit Agreement in the amount of approximately $300 million. As of November 30, 2004, there were approximately $93 million of letters of credit outstanding under the Fifth Amended and Restated Credit Agreement. We and our subsidiaries may incur additional indebtedness in the future.

     The level of our present and future indebtedness could have several important effects on our future operations, including, among others:

     - a significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes;

--------------------------------------------------------------------------------

     - covenants contained in our existing debt arrangements require us to meet certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our business;

     - our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate and other purposes may be limited;

     - we may be at a competitive disadvantage to our competitors that are less leveraged; and

     - our vulnerability to adverse economic and industry conditions may increase.

     Our ability to meet our debt service obligations and to reduce our total indebtedness will be dependent upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. We cannot assure you that our business will continue to generate sufficient cash flow from operations to service our indebtedness. If we are unable to generate sufficient cash flow from operations, we may be required to sell additional assets or obtain additional financings. We also plan to refinance a substantial amount of our indebtedness prior to its maturity. We cannot assure you that any such refinancing will be possible or that additional financing will be available on commercially acceptable terms or at all.

     There can be no assurance that the requirements of our existing debt arrangements or other indebtedness will be met in the future. Failure to comply with such covenants may result in a default with respect to the related debt and could lead to acceleration of such debt or any instruments evidencing indebtedness that contain cross-acceleration or cross-default provisions.

     In such a case, there can be no assurance that we would be able to refinance or otherwise repay such indebtedness.

WE HAVE FINANCING NEEDS AND WE MAY BE UNABLE TO SUCCESSFULLY ACCESS BANK FINANCING OR THE CAPITAL MARKETS.

     As of September 30, 2004, CMS Energy had approximately $427 million of debt maturities in 2004 and 2005, excluding debt maturities of our subsidiaries. These maturities include: approximately $176 million of senior notes due in November 2004; $180 million of senior notes due in January 2005; and approximately $71 million of general term notes that mature at various times in 2004 and 2005. In addition, we expect to incur significant costs for capital expenditures, including future environmental regulation compliance, especially compliance with clean air laws. See "We could incur significant capital expenditures to comply with environmental standards and face difficulty in recovering these costs on a current basis" below. As of September 30, 2004 we had incurred $500 million in capital expenditures to comply with these regulations and future capital expenditures may total approximately $302 million between 2004 and 2011. We could also be required to make additional cash contributions to our employee pension and benefit plans and become subject to liquidity demands pursuant to commercial commitments under guarantees, indemnities and letters of credit. After giving effect to recent issuances of securities, along with asset sales, capital markets or bank financing and cash flow from operations, we believe, but can make no assurance, that we will have sufficient liquidity to meet our debt maturities through 2005. Management is actively pursuing plans to refinance debt and to sell assets. There can be no assurances that this business plan will be successful and failure to achieve its goals could have a material adverse effect on our liquidity and operations.

     We continue to explore financing opportunities to supplement our financial plan. These potential opportunities include: refinancing our bank credit facilities; entering into leasing arrangements and/or vendor financing; refinancing and issuing new capital markets debt,

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preferred stock and/or common equity; and negotiating private placement debt. We cannot guarantee the capital market's acceptance of our securities or predict the impact of factors beyond our control, such as actions of rating agencies. If we are unable to access bank financing or the capital markets to incur or refinance indebtedness, there could be a material adverse effect upon our liquidity and operations.

     Standard & Poor's Ratings Group, a division of The McGraw Hill Companies, Inc. ("S&P"), has assigned the Notes a rating of B+, Moody's Investors Service, Inc. has assigned the Notes a rating of B3 and Fitch, Inc. has assigned the Notes a rating of B+. We cannot assure you that these credit ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to access capital on acceptable terms. We cannot assure you that any of our current ratings or those of our affiliates, including Consumers, will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency.

     Certain of our securities and those of our affiliates, including Consumers, are rated by various credit rating agencies. Any reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to access capital on acceptable terms. We cannot assure you that any of our current ratings or those of our affiliates, including Consumers, will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency.

WE MAY BE ADVERSELY AFFECTED BY A REGULATORY INVESTIGATION AND LAWSUITS REGARDING "ROUND TRIP" TRADING BY ONE OF OUR SUBSIDIARIES AS WELL AS CIVIL LAWSUITS REGARDING PRICING INFORMATION THAT TWO OF OUR AFFILIATES PROVIDED TO MARKET PUBLICATIONS.

     As a result of round trip trading transactions at CMS MST, we are under investigation by the United States Department of Justice. We have received subpoenas from U.S. Attorneys' Offices regarding investigations of those trades. CMS Energy and Consumers have also been named in numerous class action lawsuits by individuals who allege that they purchased CMS Energy securities during a purported class period. These complaints generally seek unspecified damages based on allegations that the defendants violated United States securities laws and regulations by making allegedly false and misleading statements about the company's business and financial condition. The cases have been consolidated into a single lawsuit and an amended and consolidated complaint was filed on May 1, 2003. The judge issued an opinion and order dated March 31, 2004 in connection with various pending motions, including the plaintiffs' motion to amend the complaint and the motions to dismiss the complaint filed by us, Consumers and other defendants. The judge directed the plaintiffs to file an amended complaint under seal and ordered an expedited hearing on the motion to amend, which was held on May 12, 2004. At the hearing, the judge ordered the plaintiffs to file an amended complaint deleting certain counts related to purchasers of CMS Energy-related securities, which the judge ordered dismissed with prejudice. The plaintiffs filed this complaint on May 26, 2004. We, Consumers and the individual defendants filed new motions to dismiss on June 21, 2004. A hearing on those motions occurred on August 2, 2004 and the judge has taken the matter under advisement.

     In March 2004, the SEC approved a cease-and-desist order settling an administrative action against us relating to round-trip trading. The order did not assess a fine and we neither admitted nor denied the order's findings.

--------------------------------------------------------------------------------

     Our Board of Directors has received a demand on behalf of a shareholder of CMS Energy to commence civil actions (i) to remedy alleged breaches of fiduciary duties by CMS Energy officers and directors in connection with round trip trading at CMS MST and (ii) to recover damages sustained by CMS Energy as a result of alleged insider trades alleged to have been made by certain current and former officers of CMS Energy and its subsidiaries. In December 2002, two new directors were appointed to our Board of Directors. A special litigation committee was formed by the Board of Directors in January 2003 to determine whether it is in the best interest of CMS Energy to bring the action demanded by the shareholder. The disinterested members of the Board of Directors appointed the two new directors to serve on the special litigation committee.

     On December 2, 2003, during the continuing review by the special litigation committee, we were served with a derivative complaint filed by the shareholder in the Circuit Court of Jackson County, Michigan in furtherance of his demands. The date for CMS Energy and other defendants to answer or otherwise respond to the complaint was stayed by the court to February 21, 2005, subject to such further stays as may be mutually agreed upon by the parties and authorized by the court. On December 6, 2004, our Board of Directors received a separate demand on behalf of shareholders to commence a civil action against the current directors and certain officers of CMS Energy and certain former directors and officers of CMS Energy (i) to remedy alleged breaches of fiduciary duties by CMS Energy officers and directors in connection with round-trip trading at CMS MST and alleged failure to take remedial action against the individuals causing the damages resulting from the round-trip trading and (ii) demanding that the special litigation committee disclose all relevant details regarding the nature of its investigation.

     We have notified appropriate regulatory and governmental agencies that some employees at CMS MST and CMS Field Services, Inc. (now Cantera Gas Company) appeared to have provided inaccurate information regarding natural gas trades to various energy industry publications which compile and report index prices. CMS Energy is cooperating with an investigation by the United States Department of Justice regarding this matter. On November 25, 2003, the Commodity Futures Trading Commission ("CFTC") issued a settlement order regarding this matter. CMS MST and CMS Field Services, Inc. agreed to pay a fine to the CFTC totaling $16 million. CMS Energy neither admitted nor denied the findings of the CFTC in the settlement order.

     We have also been named as a defendant in several gas industry civil lawsuits regarding inaccurate gas trade reporting that include claims alleging manipulation of natural gas prices and violations of the Commodities Exchange Act and federal and state antitrust laws.

     We cannot predict the outcome of the United States Department of Justice investigation and the lawsuits. It is possible that the outcome in one or more of the investigation or the lawsuits could adversely affect our financial condition, liquidity or results of operations.

WE MAY BE NEGATIVELY IMPACTED BY THE RESULTS OF AN EMPLOYEE BENEFIT PLAN
LAWSUIT.

     We are a defendant, along with Consumers, CMS MST and certain named and unnamed officers and directors, in two lawsuits brought as purported class actions on behalf of participants and beneficiaries of our 401(k) plan. The two cases, filed in July 2002 in the United States District Court for the Eastern District of Michigan, were consolidated by the trial judge and an amended and consolidated complaint has been filed. Plaintiffs allege breaches of fiduciary duties under the Employee Retirement Income Security Act of 1974 ("ERISA") and seek restitution on behalf of the plan with respect to a decline in value of the shares of our common stock held in the plan. The plaintiffs also seek other equitable relief and legal fees. The

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judge issued an opinion and order dated March 31, 2004 in connection with the motions to dismiss filed by us, Consumers and the individuals. The judge dismissed certain of the amended counts in the plaintiffs' complaint and denied our motion to dismiss the other claims in the complaint. We, Consumers and the individual defendants filed answers to the amended complaint on May 14, 2004. A trial date has not been set, but is expected to be no earlier than late in 2005.

     We cannot predict the outcome of the ERISA litigation and it is possible that an adverse outcome in this lawsuit could adversely affect our financial condition, liquidity or results of operations.

WE CANNOT PREDICT THE OUTCOME OF CERTAIN CLAIMS OR OTHER LITIGATION IN WHICH SUBSTANTIAL MONETARY CLAIMS ARE INVOLVED.

     Certain of CMS Energy's subsidiaries participated in the development of Bay Harbor, a residential/commercial development near Petoskey, Michigan. CMS Energy has since sold its interests in Bay Harbor, but on September 3, 2004, the Michigan Department of Environmental Quality ("MDEQ") issued a Notice of Noncompliance ("NON") directed to certain CMS Energy subsidiaries and other parties that had participated in Bay Harbor and had entered into an Administrative Agreement and Covenant Not To Sue ("CNTS") with the State of Michigan in 1994.

     In the various agreements to develop Bay Harbor, CMS Land Company, a subsidiary of CMS Energy ("CMS LAND"), and CMS Energy made certain indemnifications to various parties for environmental conditions. In a settlement agreement, CMS Land abandoned all interests and rights in Bay Harbor but retained the responsibilities it and CMS Energy had under the previous environmental indemnifications and the CNTS. One such responsibility deals with the construction, operation and maintenance of a pH-lowering treatment facility at Bay Harbor that treats "seep water" from pre-existing cement kiln dust ("CKD") piles. The "seep water" has a high pH level that requires treatment before the water can be discharged into the City of Petoskey sewer system. While the pH treatment facility was out of service for a number of months to address maintenance issues, and to resolve issues with the City of Petoskey, MDEQ found the high levels of pH in Little Traverse Bay and issued the NON.

     In addition, the Environmental Protection Agency ("EPA") has become involved, has sent a representative to obtain samples and information concerning the site, and has issued a General Notice of Potential Liability under Section 107(a) of the Comprehensive Environmental Response Compensation and Liability Act, 42 USC 9601 et seq. Follow-up meetings with the EPA to discuss potential response activities have been held and are scheduled in the future. CMS Energy filed a formal response to the Section 107(a) notice on December 6, 2004. While reserving all rights, CMS Energy presented a study to the City of Petoskey, which addresses maintenance issues and issues over the chemical composition of the liquid being delivered to the City of Petoskey. The study recommends that significant upgrades be made to the treatment facility.

     CMS Energy has also presented plans to the MDEQ and EPA to undertake a study concerning separate "seeps" that are not currently subject to a water collection and treatment facility. In addition, CMS Energy has submitted a proposed plan to undertake immediate response activities, which are under discussion at the MDEQ and EPA.

     Several parties have issued demand letters to CMS Land and CMS Energy claiming breach of the indemnification provisions, making requests for payment of their expenses related to the NON, and/or claiming damages to property or personal injury with regard to the matter. CMS Energy responded to the indemnification by stating that it had not breached its indemnity
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obligations, it will comply with the indemnities, it has restarted the pH treatment facility and it has responded to the NON. CMS Energy will vigorously defend any property damage and personal injury claim.

     An adverse outcome of this matter could, depending on the size of any indemnification obligation or liability under environmental laws, have a potentially significant adverse effect on our financial condition and liquidity and could negatively impact our financial results. We cannot predict the ultimate cost or outcome of this matter.

     In addition to the litigation and proceedings discussed above, CMS Energy or various of our subsidiaries are parties in other pending litigation in which substantial monetary damages are sought. These proceedings, certain of which are described in CMS Energy's Annual Report on Form 10-K/A for the year ended December 31, 2003--Notes to Consolidated Financial Statements--Note 4, include arbitration and litigation relating to the Dearborn Industrial Generation project and claims from various provinces in Argentina for stamp taxes and associated penalties and interest arising from various gas transportation transactions. An adverse outcome in one or more of these cases could, depending on the timing and size of any award and the availability of insurance or reimbursement from third parties, have an adverse effect on our financial condition, liquidity or results of operations.

REGULATORY CHANGES AND OTHER DEVELOPMENTS HAVE RESULTED AND WILL CONTINUE TO RESULT IN INCREASED COMPETITION IN OUR DOMESTIC ENERGY BUSINESS. GENERALLY, INCREASED COMPETITION THREATENS OUR MARKET SHARE IN CERTAIN SEGMENTS OF OUR BUSINESS AND CAN REDUCE OUR PROFITABILITY.

     Consumers has in the last several years experienced, and expects to continue to experience, a significant increase in competition for generation services with the introduction of retail open access in the State of Michigan. Pursuant to the Customer Choice Act, as of January 1, 2002, all electric customers have the choice of buying electric generation service from an alternative electric supplier. We continue to lose industrial and commercial customers to other electric suppliers without receiving compensation for stranded costs caused by the lost sales. As of November 2004, we had lost 905 MW or 11 percent of our electric generation business to these alternative electric suppliers. We expect the loss to be in the range of 926 MW to 975 MW by year-end 2004. We cannot predict the total amount of electric supply load that we may lose to competitor suppliers in the future.

ELECTRIC INDUSTRY REGULATION COULD ADVERSELY AFFECT OUR BUSINESS, INCLUDING OUR ABILITY TO RECOVER OUR EXPENSES FROM OUR CUSTOMERS.

     Federal and state regulation of electric utilities has changed dramatically in the last two decades and could continue to change over the next several years. These changes could adversely affect our business, financial condition and profitability.

     In June 2000, the Michigan Legislature enacted the Customer Choice Act that became effective June 5, 2000. Pursuant to the Customer Choice Act:

     - residential rates were reduced by five percent and then capped through at least December 31, 2005; and

     - small commercial and industrial customer rates were capped through at least December 31, 2004.

     Ultimately, the rate caps could extend until December 31, 2013 depending upon whether or not Consumers exceeds the market power supply test established by the legislation (a requirement that Consumers believes itself to be in compliance with at this time). Under
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circumstances specified in the Customer Choice Act, certain costs can be deferred for future recovery after the expiration of the rate cap period. The rate caps could, however, result in Consumers being unable to collect customer rates sufficient to fully recover its cost of conducting business. Some of these costs may be beyond Consumers' ability to control. In particular, if Consumers needs to purchase power supply from wholesale suppliers during the period when retail rates are frozen or capped, the rate restrictions imposed by the Customer Choice Act may make it impossible for Consumers to fully recover the cost of purchased power and associated transmission costs through the rates it charges its customers. As a result, it is not certain that Consumers can maintain its profit margins in its electric utility business during the period of the rate freeze or rate caps.

     Consumers intends to file an electric rate case with the MPSC in December 2004.

     There are multiple proceedings pending before the Federal Energy Regulatory Commission ("FERC") involving transmission rates, regional transmission organizations and standard market design for electric bulk power markets and transmission. FERC is also reviewing the standards under which electric utilities are allowed to participate in wholesale power markets without price restrictions. FERC is currently reviewing information submitted by Consumers to support its ability to continue to sell power at market-based rates. We cannot predict the impact of these electric industry-restructuring proceedings on our financial position, liquidity or results of operations.

PENDING UTILITY LEGISLATION IN MICHIGAN MAY AFFECT US IN WAYS WE CANNOT PREDICT.

     In July 2004, as a result of legislative hearings, several bills were introduced into the Michigan Senate that could change Michigan's Customer Choice Act. The proposals include:

     - requiring that rates be based on cost of service;

     - establishing a defined Stranded Cost calculation method;

     - allowing customers who stay with or switch to alternative electric suppliers after December 31, 2005 to return to utility services, and requiring them to pay current market rates upon return;

     - establishing reliability standards that all electric suppliers must follow;

     - requiring electric utilities and electric alternative suppliers to maintain a 15 percent power reserve margin;

     - creating a service charge to fund the Low Income and Energy Efficiency Fund;

     - giving kindergarten through twelfth-grade schools a discount of 10 percent to 20 percent on electric rates; and

     - authorizing a service charge payable by all customers for meeting Clean Air Act requirements.

     In September 2004, the Chair of the Senate Technology and Energy Committee formed a workgroup, which analyzed the merits of the proposed legislation. Workgroup activities have since concluded that the impact on the proposed legislation is still uncertain. In October 2004, a substitute to one of the bills was introduced, but has not yet been adopted by the Michigan Senate.

     Although we do not believe the terms of the proposed bills, if enacted, would have a material adverse effect on our business, the final form of any new utility legislation may differ

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from the bills proposed in 2004. We cannot predict whether these or other measures will be enacted into law or their potential effect on us.

OUR ABILITY TO RECOVER CERTAIN REGULATORY ASSETS UNDER SECTION 10(D)(4) OF THE CUSTOMER CHOICE ACT MAY AFFECT OUR FINANCIAL RESULTS.

     Section 10(d)(4) of the Customer Choice Act allows deferred recovery of an annual return of and on capital expenditures in excess of depreciation levels and certain other expenses incurred prior to and throughout the rate freeze and rate cap periods. See "Electric industry regulation could adversely affect our business, including our ability to recover our expenses from our customers." In October 2004, Consumers filed an application with the MPSC seeking recovery of $628 million of capital expenditures in excess of depreciation, Clean Air Act costs and other expenses for the period June 2000 through December 2005. Of the $628 million, $152 million relates to the cost of money.

     We cannot predict the ability of Consumers to recover certain regulatory assets under Section 10(d)(4) of the Customer Choice Act and failure to recover these regulatory assets could adversely affect our financial condition.

PERIODIC REVIEWS OF THE VALUES OF OUR ASSETS COULD RESULT IN ADDITIONAL ACCOUNTING CHARGES.

     We are required by U.S. generally accepted accounting principles to periodically review the carrying value of our assets, including those that may be sold. Market conditions, the operational characteristics of our assets and other factors could result in our recording additional impairment charges for our assets, which could have an adverse effect on our stockholders' equity and our access to additional financing. In addition, we may be required to record impairment charges and foreign currency translation losses at the time we sell assets depending on the sale prices we are able to secure and other factors.

WE COULD INCUR SIGNIFICANT CAPITAL EXPENDITURES TO COMPLY WITH ENVIRONMENTAL STANDARDS AND FACE DIFFICULTY IN RECOVERING THESE COSTS ON A CURRENT BASIS.

     We and our subsidiaries are subject to costly and increasingly stringent environmental regulations. We expect that the cost of future environmental compliance, especially compliance with clean air and water laws, will be significant.

     In 1998, the EPA issued regulations requiring the State of Michigan to further limit nitrogen oxide emissions at our coal-fired electric plants. The EPA and the State of Michigan regulations require us to make significant capital expenditures estimated to be $802 million. As of September 30, 2004, Consumers has incurred $500 million in capital expenditures to comply with the EPA regulations and anticipates that the remaining $302 million of capital expenditures will be incurred between 2004 and 2011. Additionally, Consumers currently expects it will supplement its compliance plan with the purchase of nitrogen oxide emissions credits for the years 2004 through 2009. The cost of these credits based on the current market is estimated to average $7 million per year for 2004-2006 and then decrease with Consumers' installation of control technology; however, the market for nitrogen oxide emissions credits and their price could change substantially. As new environmental standards become effective, Consumers will need additional capital expenditures to comply with the standards.

     Based on the Customer Choice Act, beginning January 2004 an annual return of and on these types of capital expenditures, to the extent they are above depreciation levels, subject to an MPSC prudency hearing shall be accrued and deferred for recovery. After notice and hearing, the MPSC shall determine the amount of reasonable and prudent costs, if any, to be recovered and the recovery period.
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     The EPA has proposed a Clean Air Interstate Rule that would require additional coal-fired electric plant emission controls for nitrogen oxides and sulfur dioxide. If implemented, this rule could potentially require substantial additional expenditures. The rule proposes a two-phase program to reduce emissions of sulfur dioxide by 70 percent and nitrogen oxides by 65 percent by 2015. Additionally, the EPA also proposed two alternative sets of rules to reduce emissions of mercury and nickel from coal-fired and oil-fired electric plants. Until the proposed environmental rules are finalized, an accurate cost of compliance cannot be determined.

     The EPA has alleged that some utilities have incorrectly classified plant modifications as "routine maintenance" rather than seek modification permits from the EPA. We have received and responded to information requests from the EPA on this subject. We believe that we have properly interpreted the requirements of "routine maintenance." If our interpretation is found to be incorrect, we may be required to install additional pollution controls at some or all of our coal-fired electric plants and potentially pay fines. Additionally, the viability of certain plants remaining in operation could be called into question.

     These and other required environmental expenditures, if not recovered from customers in Consumers' rates, may require us to seek significant additional financing to fund such expenditures and could strain our cash resources.

WE RETAIN CONTINGENT LIABILITIES IN CONNECTION WITH OUR ASSET SALES.

     The agreements we enter into for the sale of assets customarily include provisions whereby we are required to:

     - retain specified preexisting liabilities such as for taxes and pensions;

     - indemnify the buyers against specified risks, including the inaccuracy of representations and warranties we make; and

     - require payments to the buyers depending on the outcome of post-closing adjustments, audits or other reviews.

     Many of these contingent liabilities can remain open for extended periods of time after the sales are closed. Depending on the extent to which the buyers may ultimately seek to enforce their rights under these contractual provisions, and the resolution of any disputes we may have concerning them, these liabilities could have a material adverse effect on our financial condition, liquidity and results of operations.

     We have received a request for indemnification from the purchaser of CMS Oil and Gas Company, a former subsidiary of CMS. The indemnification claim relates to the sale by CMS of its oil, gas and methanol projects in Equatorial Guinea and the claim of the government of Equatorial Guinea that $142 million in taxes is owed it in connection with that sale. Based on information currently available, CMS and its tax advisors have concluded that the government's tax claim is without merit and the purchaser of CMS Oil and Gas Company has submitted a response to the government rejecting the claim. An adverse outcome of this claim could have a material adverse effect on our financial condition, liquidity and results of operations.

OUR REVENUES AND RESULTS OF OPERATIONS ARE SUBJECT TO RISKS THAT ARE BEYOND OUR CONTROL, INCLUDING BUT NOT LIMITED TO FUTURE TERRORIST ATTACKS OR RELATED ACTS OF WAR.

     The cost of repairing damage to our facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events, in excess of reserves established for such repairs, may adversely impact our results of operations, financial condition and cash flows. The occurrence or risk of occurrence of future terrorist activity and the high cost or potential

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unavailability of insurance to cover such terrorist activity may impact our results of operations and financial condition in unpredictable ways. These actions could also result in disruptions of power and fuel markets. In addition, our natural gas distribution system and pipelines could be directly or indirectly harmed by future terrorist activity.

WE HAVE MADE SUBSTANTIAL INTERNATIONAL INVESTMENTS THAT ARE SUBJECT TO POSSIBLE NATIONALIZATION, EXPROPRIATION OR INABILITY TO CONVERT CURRENCY.

     Our investments in selected international markets in electric generating facilities, natural gas pipelines and electric distribution systems face a number of risks inherent in acquiring, developing and owning these types of international facilities. Although we maintain insurance for various risk exposures, including political risk from possible nationalization, expropriation or inability to convert currency, we are exposed to some risks that include local political and economic factors over which we have no control, such as changes in foreign governmental and regulatory policies (including changes in industrial regulation and control and changes in taxation), changing political conditions and international monetary fluctuations. In some cases an investment may have to be abandoned or disposed of at a loss. These factors could significantly adversely affect the financial results of the affected subsidiary and our financial position and results of operations.

     International investments of the type we have made are subject to the risk that they may be expropriated or that the required agreements, licenses, permits and other approvals may be changed or terminated in violation of their terms. These kinds of changes could result in a partial or total loss of our investment.

     The local foreign currency may be devalued, the conversion of the currency may be restricted or prohibited or other actions, such as increases in taxes, royalties or import duties, may be taken which adversely affect the value and the recovery of our investment.

OUR OWNERSHIP OF A NUCLEAR GENERATING FACILITY CREATES RISK RELATING TO NUCLEAR ENERGY.

     Consumers owns the Palisades nuclear power plant and we are, therefore, subject to the risks of nuclear generation, including the risks associated with the operation of plant facilities and the storage and disposal of spent fuel and other radioactive waste. The Nuclear Regulatory Commission ("NRC") has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. In addition, although we have no reason to anticipate a serious nuclear incident at Consumers' plant, if an incident did occur, it could harm our results of operations and financial condition. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

CONSUMERS CURRENTLY UNDERRECOVERS IN ITS RATES ITS PAYMENTS TO THE MCV PARTNERSHIP FOR CAPACITY AND ENERGY, AND IS ALSO EXPOSED TO FUTURE CHANGES IN THE MCV PARTNERSHIP'S FINANCIAL CONDITION THROUGH ITS EQUITY AND LESSOR INVESTMENTS.

     Consumers' power purchase agreement with the MCV Partnership ("PPA") expires in 2025. We estimate that Consumers will incur estimated cash underrecoveries of payments under the PPA aggregating $206 million through 2007. For availability payments billed by the MCV Partnership after September 15, 2007, and not recovered from customers, Consumers would expect to claim a "regulatory out" under the PPA which Consumers believes it has the right to do after satisfying its obligation to "support and defend" full recovery of PPA charges

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from customers. The MCV Partnership has indicated that it may take issue with our exercise of the regulatory out clause after September 2007. The effect of exercise of the regulatory out clause would be to reduce cash flow to the MCV Partnership, which could in turn have an adverse effect on Consumers' equity and lessor interests in the MCV Partnership's facility (the "MCV FACILITY").

     Further, under the PPA, energy payments to the MCV Partnership are based on the cost of coal burned at Consumers' coal plants and costs associated with fuel inventory, operations and maintenance, and administrative and general expenses associated with Consumers' coal plants. However, the MCV Partnership's costs of producing electricity are tied, in large part, to the cost of natural gas. Because natural gas prices have increased substantially in recent years, while energy charge payments to the MCV Partnership have not, the MCV Partnership's financial performance has been impacted negatively.

     In February 2004, Consumers filed an RCP with the MPSC that is intended to help conserve natural gas and thereby improve its investment in the MCV Partnership. This plan seeks approval to:

     - dispatch the MCV Facility based on natural gas market prices without increased costs to electric customers;

     - give Consumers a priority right to buy excess natural gas as a result of the reduced dispatch of the MCV Facility; and

     - fund $5 million annually for renewable energy sources such as wind power projects.

     The RCP is expected to reduce the MCV Facility's annual natural gas consumption by an estimated 30 to 40 bcf. This decrease in the quantity of high-priced natural gas consumed by the MCV Facility would benefit Consumers' ownership interest in the MCV Partnership. The amount of PPA capacity and fixed energy payments recovered from retail electric customers would remain capped at
88.7 percent. Therefore, customers would not be charged for any increased power supply costs, if they occur. Consumers and the MCV Partnership have reached an agreement that the MCV Partnership will reimburse Consumers for any incremental power costs incurred to replace the reduction in power dispatched from the MCV Facility. We cannot predict if or when the MPSC will approve the RCP.

     We cannot estimate, at this time, the impact of these issues on Consumers' future earnings or cash flow from its interest in the MCV Partnership. The forward price of natural gas for the next 20 years and the MPSC decision in 2007 or later related to Consumers' recovery of capacity payments are the two most significant variables in the analysis of the MCV Partnership's future financial performance. Natural gas prices have historically been volatile and presently there is no consensus in the marketplace on the price or range of prices of natural gas beyond the next five years. Further, it is not presently possible for us to predict the actions of the MPSC in 2007 or later. Even with an approved RCP, if gas prices continue at present levels or increase, the economics of operating the MCV Facility may be adverse enough to require Consumers to recognize an impairment of its investment in the MCV Partnership. For these reasons, at this time we cannot predict the impact of these issues on Consumers' future earnings or cash flows or on the value of its equity interest in the MCV Partnership.

CONSUMERS' ENERGY RISK MANAGEMENT STRATEGIES MAY NOT BE EFFECTIVE IN MANAGING FUEL AND ELECTRICITY PRICING RISKS, WHICH COULD RESULT IN UNANTICIPATED LIABILITIES TO CONSUMERS OR INCREASED VOLATILITY OF ITS EARNINGS.

     Consumers is exposed to changes in market prices for natural gas, coal, electricity and emission credits. Prices for natural gas, coal, electricity and emission credits may fluctuate
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substantially over relatively short periods of time and expose Consumers to commodity price risk. A substantial portion of Consumers' operating expenses for its plants consists of the costs of obtaining these commodities. Consumers manages these risks using established policies and procedures, and it may use various contracts to manage these risks, including swaps, options, futures and forward contracts. We cannot assure you that these strategies will be successful in managing Consumers' pricing risk, or that they will not result in net liabilities to Consumers as a result of future volatility in these markets.

     Natural gas prices in particular have historically been volatile. To manage market risks associated with the volatility of natural gas prices, the MCV Partnership maintains a gas hedging program. The MCV Partnership enters into natural gas futures contracts, option contracts and over-the-counter swap transactions in order to hedge against unfavorable changes in the market price of natural gas in future months when gas is expected to be needed. These financial instruments are being used principally to secure anticipated natural gas requirements necessary for projected electric and steam sales, and to lock in sales prices of natural gas previously obtained in order to optimize the MCV Partnership's existing gas supply, storage and transportation arrangements. Consumers also routinely enters into contracts to offset its positions, such as hedging exposure to the risks of demand, market effects of weather and changes in commodity prices associated with its gas distribution business. Such positions are taken in conjunction with the gas cost recovery mechanism, which allows Consumers to recover prudently incurred costs associated with such positions. However, neither Consumers nor the MCV Partnership always hedges the entire exposure of its operations from commodity price volatility. Furthermore, the ability to hedge exposure to commodity price volatility depends on liquid commodity markets. As a result, to the extent the commodity markets are illiquid, Consumers may not be able to execute its risk management strategies, which could result in greater open positions than we would prefer at a given time. To the extent that open positions exist, fluctuating commodity prices can improve or diminish our financial results and financial position.

     In addition, Consumers currently has a power supply cost recovery mechanism to recover the increased cost of fuel used to generate electricity from its industrial and large commercial customers, but not from its residential or small commercial customers. Therefore, to the extent that Consumers has not hedged its fuel costs, it is exposed to changes in fuel prices to the extent fuel for its electric generating facilities must be purchased on the open market in order for Consumers to serve its residential and small commercial customers.

                           RISKS RELATED TO THE NOTES

THE MARKET-TRADING PRICE OF THE NOTES COULD BE SIGNIFICANTLY AFFECTED BY THE MARKET-TRADING PRICE OF OUR COMMON STOCK.

     We expect that the market-trading price of the Notes will be significantly affected by the market-trading price of our common stock. This may result in greater volatility in the market-trading price of the Notes than would be expected for nonconvertible debt securities. The market-trading price of our common stock will likely continue to fluctuate in response to factors including the following, many of which are beyond our control:

     - fluctuations in our operating and financial results;

     - changes in financial estimates and recommendations by financial analysts;

     - changes in the ratings of the Notes or other securities of ours or Consumers;

     - developments related to litigation or regulatory proceedings involving us;
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     - financings; and

     - market perception of the energy industry and of us.

     In addition, the stock markets in general, including the New York Stock Exchange, are subject to significant price and trading fluctuations. These fluctuations have resulted in volatility in the market-trading prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market-trading prices of the Notes and our common stock.

WE MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK OR SECURITIES CONVERTIBLE OR EXCHANGEABLE FOR OUR COMMON STOCK AND THEREBY MATERIALLY AND ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     We are not restricted from issuing additional common stock or securities convertible or exchangeable for our common stock during the life of the Notes. If we issue additional shares of common stock or securities convertible or exchangeable for our common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the Notes.

WE CURRENTLY DO NOT PAY DIVIDENDS ON OUR COMMON STOCK.

     We suspended the payments of dividends on our common stock in January 2003 and have no current plans to resume payment of a dividend. Our ability to declare dividends in the future will depend on a variety of factors, including improvement in our financial condition and liquidity and the terms of our financing agreements. We cannot predict when resumption of dividends on our common stock would occur, and if so the amount of any such dividends that might be declared.

A HOLDER OF NOTES WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO OUR COMMON STOCK, BUT WILL BE SUBJECT TO ALL CHANGES MADE WITH RESPECT TO OUR COMMON STOCK.

     A Holder of Notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but will be subject to all changes affecting our common stock. Holders will only be entitled to rights on our common stock if and when we deliver shares of common stock to Holders upon conversion of Notes and in limited cases under the conversion rate adjustments of the Notes. For example, in the event that an amendment is proposed to our Restated Articles of Incorporation or Restated Bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of our common stock, Holders will not be entitled to vote on the amendment, although Holders will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO PAY THE CASH COMPONENT UPON A CONVERSION OF THE NOTES OR PURCHASE THE NOTES UPON A FUNDAMENTAL CHANGE, OTHER PURCHASE DATE OR AT THE OPTION OF THE HOLDERS, AS REQUIRED BY THE SENIOR DEBT INDENTURE.

     Upon conversion of the Notes, Holders will be entitled to receive cash and shares of our common stock. See "Description of the Notes--Conversion Rights." Also, on December 1, 2011, December 1, 2014 and December 1, 2019, Holders of the Notes may require us to purchase their Notes for cash. See "Description of the Notes--Purchase of Notes by Us at the Option of the Holder." In addition, prior to December 1, 2011, Holders of the Notes also may require us to purchase their Notes upon a Fundamental Change as described under "Description

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of the Notes--Fundamental Change Requires Purchase of Notes by Us at the Option
of the Holder." A Fundamental Change also may constitute an event of default, and result in the acceleration of the maturity of our then existing indebtedness, under another indenture or other agreement. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price for the Notes converted or tendered by Holders. Failure by us to pay the cash portion required upon any conversion or purchase the Notes when required will result in an event of default with respect to the Notes.

THE MAKE-WHOLE PREMIUM PAYABLE ON NOTES CONVERTED IN CONNECTION WITH CERTAIN CORPORATE TRANSACTIONS MAY NOT ADEQUATELY COMPENSATE HOLDERS FOR THE LOST OPTION TIME VALUE OF THE HOLDER'S NOTES.

     In connection with certain corporate transactions described under "Description of the Notes--Conversion Rights--Adjustment to Conversion Rate upon the Occurrence of a Cash Take-Over Transaction", we will increase the conversion rate for the Notes surrendered for conversion, which will increase the number of shares of our common stock issuable upon conversion. The additional shares a Holder will receive and the applicable conversion rate is determined by the table found in "Description of the Notes--Conversion Rights--Adjustment to Conversion Rate upon the Occurrence of a Cash Take-Over Transaction." While the additional shares are designed to compensate a Holder for the lost option time value of its Notes as a result of such corporate transaction, the additional shares are only an approximation of such lost value and may not adequately compensate the Holder for such loss. In addition, if certain corporate transactions occur after December 1, 2011 or if the share price paid per share of our common stock is less than $10.17 per share or greater than $50.00 per share, no make-whole premium will be paid. Any adjustment to the applicable conversion rate relating to the issuance of additional shares as described above will not exceed the maximum conversion rate.

THE CONDITIONAL CONVERSION FEATURE OF THE NOTES COULD RESULT IN A HOLDER RECEIVING LESS THAN THE VALUE OF THE CONSIDERATION INTO WHICH A NOTE IS CONVERTIBLE.

     The Notes are convertible only if specified conditions are met. If the specified conditions for conversion are not met, a Holder will not be able to convert its Notes and may not be able to receive the value of the consideration into which the Notes would otherwise be convertible. The contingent conversion features of the Notes could also adversely affect the value and trading prices of the Notes.

THE CONVERSION RATE OF THE NOTES MAY NOT BE ADJUSTED FOR ALL DILUTIVE EVENTS THAT MAY OCCUR.

     The conversion rate of the Notes is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock and certain distributions of assets, debt securities, capital stock or cash to holders of our common stock as described under "Description of the Notes--Conversion Rights--Conversion Rate Adjustments." The conversion rate will not be adjusted for other events that may adversely affect the trading price of the Notes. See "Description of the Notes--Conversion Rights--Conversion Rate Adjustments." There can be no assurance that an event that adversely affects the value of the Notes, but does not result in an adjustment to the conversion rate, will not occur.

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HOLDERS OF THE NOTES MAY NOT RECEIVE ANY SHARES OF OUR COMMON STOCK UPON
CONVERSION.

     We will satisfy our conversion obligation to Holders in excess of the principal amount of Notes to be converted, if any, by issuing shares of common stock in satisfaction of such excess. Accordingly, upon conversion of a Note, Holders may not receive any shares of our common stock.

UPON CONVERSION OF THE NOTES, YOU MAY RECEIVE LESS PROCEEDS THAN EXPECTED BECAUSE THE VALUE OF OUR COMMON STOCK MAY DECLINE BETWEEN THE DAY THAT YOU EXERCISE YOUR CONVERSION RIGHT AND THE DAY THE VALUE OF YOUR SHARES IS DETERMINED.

     The conversion value that you will receive upon conversion of your Notes is in part determined by the average of the closing prices per share of our common stock on the New York Stock Exchange for the ten consecutive trading days beginning on the second trading day immediately following the day the Notes are tendered for conversion. Accordingly, if the price of our common stock decreases after you tender your Notes for conversion, the conversion value you receive may be adversely affected.

YOU MAY HAVE TO PAY TAXES WITH RESPECT TO DISTRIBUTIONS ON OUR COMMON STOCK THAT YOU DO NOT RECEIVE.

     The conversion rate of the Notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends, certain corporate transactions and certain other actions by us that modify our capital structure. Please read "Description of the Notes--Conversion Rights--Conversion Rate Adjustments." If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you would be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not receive such distribution. In addition, Non-U.S. Holders (as defined in "Material United States Federal Income Tax Considerations") of the Notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. Please read "Material United States Federal Income Tax Considerations" in this prospectus supplement.

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

     The Notes are a new issue of securities for which there currently is no active trading market. As we do not intend to apply to list the Notes for trading on any national securities exchange or to include the Notes in any automated quotation system, we cannot assure you that an active trading market for the Notes will develop or as to the liquidity or sustainability of any such market, the ability of the Holders to sell their Notes or the price at which Holders of the Notes will be able to sell their Notes. Future trading prices of the Notes will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, our performance and other factors. We do not intend to apply for listing of the Notes on any securities exchange or any automated quotation system.

                                USE OF PROCEEDS

     We estimate that the proceeds of the offering of the Notes, after deducting underwriters' discounts and commissions and offering expenses, will aggregate approximately $243 million (assuming no purchase under the underwriters' option). We intend to use the proceeds of this offering to redeem the $180 million principal amount of outstanding X-TRAS, plus accrued but unpaid interest and any associated option payment, and for general corporate purposes.

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                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for the nine months ended September 30, 2004 and each of the years ended December 31, 1999 through 2003 is as follows:

                                                        YEAR ENDED DECEMBER 31,
                         NINE MONTHS ENDED      ----------------------------------------
                         SEPTEMBER 30, 2004     2003     2002     2001     2000     1999
                         ------------------     ----     ----     ----     ----     ----
Ratio of earnings to
  fixed charges........         1.01             --(1)    --(2)    --(3)    --(4)   1.33

------------

(1) For the year ended December 31, 2003, fixed charges exceeded earnings by $59 million. Earnings as defined include $95 million of asset impairment charges.

(2) For the year ended December 31, 2002, fixed charges exceeded earnings by $475 million. Earnings as defined include $602 million of asset impairment charges.

(3) For the year ended December 31, 2001, fixed charges exceeded earnings by $393 million. Earnings as defined include $323 million of asset impairment charges.

(4) For the year ended December 31, 2000, fixed charges exceeded earnings by $225 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang investment.

     For the purpose of computing the ratio, earnings represent income before income taxes, net interest charges and the estimated interest portion of lease rentals and distributed income of equity method investees.

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              PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

     Our common stock is listed on the New York Stock Exchange. The following table sets forth for the periods indicated the range of high and low intraday sales prices per share of our common stock as reported on the New York Stock Exchange and the cash dividends declared on the common stock for the periods indicated.

                                                         HIGH     LOW     DIVIDENDS
                                                        ------   ------   ---------
Year Ended December 31, 2002
  First Quarter.......................................  $24.80   $20.97    $0.365
  Second Quarter......................................   22.50     7.75     0.365
  Third Quarter.......................................   11.55     6.89     0.180
  Fourth Quarter......................................   10.48     5.45     0.180
Year Ended December 31, 2003
  First Quarter.......................................   10.74     3.41        --
  Second Quarter......................................    8.95     4.58        --
  Third Quarter.......................................    8.04     6.03        --
  Fourth Quarter......................................    8.67     7.40        --
Year Ending December 31, 2004
  First Quarter.......................................    9.59     8.25        --
  Second Quarter......................................    9.43     7.81        --
  Third Quarter.......................................    9.88     8.58        --
  Fourth Quarter (through December 7).................   10.65     8.80        --

     On December 7, 2004, the last sale price of our common stock as reported on the New York Stock Exchange was $10.17 per share. On December 7, 2004 there were approximately 58,635 holders of record of our common stock.

     In January 2003, we suspended the payment of dividends on our common stock.

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                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2004 on an actual basis and as adjusted to reflect the sale of Notes in this offering and the application of the net proceeds as described under "Use of Proceeds". This table does not reflect the underwriters' option to purchase up to an additional $37.5 million aggregate principal amount of Notes. This table should be read in conjunction with our consolidated financial statements and related notes and other financial information also incorporated by reference in this prospectus supplement. See "Where You Can Find More Information."

                                                              AT SEPTEMBER 30, 2004
                                                            --------------------------
                                                                        AS ADJUSTED
                                                            ACTUAL   FOR THIS OFFERING
                                                            ------   -----------------
                                                                   (UNAUDITED)
                                                                  (IN MILLIONS)
Common stockholders' equity (a)(b)........................  $1,764        $1,749
Preferred stock of subsidiary.............................      44            44
Preferred stock...........................................     261           261
Long-term debt:
  2.875% Convertible Senior Notes due 2024 (c)............      --           250
  Other long-term debt (excluding current maturities).....   6,228         6,228
Long-term debt--related parties...........................     684           684
Non-current portion of capital and finance lease
  obligations.............................................     318           318
                                                            ------        ------
     Total capitalization.................................  $9,299        $9,534
Current portion of long-term debt, capital and finance
  leases (d)(e)...........................................     594           414
                                                            ------        ------
     Total capitalization and current portion of long-term
       debt, capital and finance leases...................  $9,893        $9,948
                                                            ======        ======

------------

(a) In October 2004, we issued 32.8 million shares of our common stock. We realized $288 million in net proceeds from this offering. This transaction is not reflected in the capitalization table.

(b) Reflects costs of approximately $15 million, after-tax, associated with extinguishing $180 million of X-TRAS.

(c) Reflects issuance of $250 million of 2.875% Convertible Senior Notes due
    2024.

(d) In November 2004, $176 million of senior notes matured and were paid off. This transaction is not reflected in the capitalization table.

(e) Reflects redemption of $180 million of X-TRAS.

--------------------------------------------------------------------------------

                                   CMS ENERGY

OVERVIEW

     CMS Energy, formed in Michigan in 1987, is an integrated energy holding company operating through subsidiaries in the United States and in selected markets around the world. Its two principal subsidiaries are Consumers and Enterprises. Consumers is a public utility that provides natural gas and/or electricity to almost 6.5 million of Michigan's 10 million residents and serves customers in 61 of the 68 counties in Michigan's Lower Peninsula. Enterprises, through subsidiaries and equity investments, is engaged in several energy businesses in the United States and in selected international markets.

CONSUMERS

     Consumers primarily consists of our electric and gas utility operations. Consumers was formed in Michigan in 1968 and is the successor to a corporation organized in Maine in 1910 and which did business in Michigan from 1915 to 1968. Consumers' consolidated operations account for a majority of our total assets and income, as well as a substantial portion of our operating revenue. Industries in Consumers' service areas include automotive, metal, chemical, food and wood products and a diversified group of other industries.

  Electric Utility Operations

     Consumers' electric utility operating revenue was $2.590 billion in 2003, $2.648 billion in 2002 and $2.633 billion in 2001. Based on the average number of customers, Consumers' electric utility operations, if independent, would be the thirteenth largest electric utility company in the United States. The electric operations of Consumers include the generation, purchase, distribution and sale of electricity. In 2003, total electric sales were 36 billion kWh and retail open access deliveries were 3 billion kWh. At year-end 2003, it served customers in 61 of the 68 counties of Michigan's Lower Peninsula. Principal cities served include Battle Creek, Flint, Grand Rapids, Jackson, Kalamazoo, Midland, Muskegon and Saginaw. Consumers' electric utility customer base includes a mix of residential, commercial and diversified industrial customers, the largest segment of which is the automotive industry. Consumers' electric operations are not dependent upon a single customer, or even a few customers, and the loss of any one or even a few of such customers is not reasonably likely to have a material adverse effect on its financial condition.

     At December 31, 2003, Consumers owned and operated 30 electric generating plants with an aggregate of 6,435 MW of capacity. Also, in 2003, Consumers purchased up to 2,353 MW of net capacity from other power producers, which amounted to 30.5% of Consumers' total system requirements, the largest of which was the MCV Partnership in which Consumers has a 49% interest through CMS Midland, Inc. Consumers also owns:

     - 347 miles of high voltage distribution radial lines operating at 120 kilovolts and above;

     - 4,164 miles of high voltage distribution overhead lines operating at 23 kilovolts and 46 kilovolts;

     - 16 subsurface miles of high voltage distribution underground lines operating at 23 kilovolts and 46 kilovolts;

     - 54,922 miles of electric distribution overhead lines;

     - 8,526 subsurface miles of underground distribution lines; and

     - substations having an aggregate transformer capacity of 20,605,680 kilovoltamperes.

--------------------------------------------------------------------------------

     Consumers generates electricity principally from coal and nuclear fuel. Consumers has four generating plant sites that use coal as a fuel source and constituted 76% of its baseload capacity in 2003. In 2003, these plants produced a combined total of 20,091 million kWhs of electricity and burned 10.1 million tons of coal. Consumers owns Palisades, an operating nuclear power plant located near South Haven, Michigan. In May 2001, with the approval of the NRC, Consumers transferred its authority to operate Palisades to the Nuclear Management Company ("NMC"). The Palisades nuclear fuel supply responsibilities are under the control of NMC acting as agent for Consumers. During 2003, Palisades' net generation was 6,151 million kWhs, constituting 23.3% of Consumers' baseload supply.

  Gas Utility Operations

     Consumers' gas utility operating revenue was $1.845 billion in 2003, $1.519 billion in 2002 and $1.338 billion in 2001. Based on the average number of customers, Consumers' gas utility operations, if independent, would be the tenth largest gas utility company in the United States. Consumers' gas utility operations purchase, transport, store, distribute and sell natural gas. In 2003, total deliveries of natural gas sold by Consumers and by other sellers who deliver natural gas through Consumers' pipeline and distribution network to ultimate customers, including the MCV Partnership, totaled 388 bcf. As of December 31, 2003, Consumers was authorized to provide service in 54 of the 68 counties in Michigan's Lower Peninsula. Principal cities served include Bay City, Flint, Jackson, Kalamazoo, Lansing, Pontiac and Saginaw, as well as the suburban Detroit area, where nearly 900,000 of the gas customers are located. Consumers' gas operations are not dependent upon a single customer, or even a few customers, and the loss of any one or even a few of such customers is not reasonably likely to have a material adverse effect on its financial condition.

     Consumers' gas distribution and transmission system consists of:

     - 25,055 miles of distribution mains throughout Michigan's Lower Peninsula;

     - 2,405 miles of transmission lines throughout Michigan's Lower Peninsula;

     - 7 compressor stations with a total of 162,000 installed horsepower; and

     - 14 gas storage fields located across Michigan with an aggregate storage capacity of 331 bcf and a working storage capacity of 130 bcf.

     Total 2003 purchases of gas supply included 66% from United States producers outside Michigan, 22% from Canadian producers and 3% from Michigan producers. Authorized suppliers in the gas customer choice program supplied the remaining 9% of gas delivered by Consumers. Consumers also has firm transportation agreements with independent pipeline companies for the delivery of gas. Consumers uses these agreements to deliver gas to Michigan for ultimate deliveries to market. In total, Consumers' firm transportation and city gate arrangements are capable of delivering over 95% of Consumers' total gas supply requirements.

ENTERPRISES

     Enterprises, through subsidiaries and equity investments, is engaged in domestic and international diversified energy businesses including natural gas transmission, storage and processing, independent power production and energy services. Enterprises' operating revenue was $1.085 billion in 2003, $4.508 billion in 2002 and $4.034 billion in 2001.

--------------------------------------------------------------------------------

BUSINESSES OF ENTERPRISES' SUBSIDIARIES

  Natural Gas Transmission

     CMS Gas Transmission, formed in 1988, owns, develops and manages domestic and international natural gas facilities. In 2003, CMS Gas Transmission's operating revenue was $22 million.

     In 1999, CMS Gas Transmission acquired Panhandle Eastern Pipe Line Company ("PANHANDLE"), which was primarily engaged in the interstate transmission and storage of natural gas and also provided liquefied natural gas terminalling and regasification services. Panhandle operated a large natural gas pipeline network, which provided customers in the Midwest and Southwest with a comprehensive array of transportation services. Panhandle's major customers included 25 utilities located primarily in the United States Midwest market area, which encompassed large portions of Illinois, Indiana, Michigan, Missouri, Ohio and Tennessee.

     In February 2003, Panhandle sold its one-third equity interest in Centennial Pipeline, LLC ("CENTENNIAL") for $40 million to Centennial's two other partners, Marathon Ashland Petroleum, LLC and TE Products Pipeline Company, Limited Partnership, through its general partner, Texas Eastern Products Pipeline Company, LLC.

     In March 2003, Panhandle transferred $63 million previously committed to collateralize a letter of credit and its one-third ownership interest in Guardian Pipeline, LLC ("GUARDIAN") to CMS Gas Transmission. CMS Gas Transmission sold its interest in Guardian to a subsidiary of WPS Resources Corporation in June 2003. Proceeds from the sale were $26 million and the $63 million of cash collateral was released.

     In June 2003, CMS Gas Transmission sold Panhandle to Southern Union Panhandle Corp., a newly formed entity owned by Southern Union Company. Southern Union Panhandle Corp. purchased all of Panhandle's outstanding capital stock for approximately $582 million in cash and 3 million shares of Southern Union Company common stock. Southern Union Panhandle Corp. also assumed approximately $1.166 billion in debt. In July 2003, Southern Union Company declared a 5% common stock dividend resulting in an additional 150,000 shares of common stock for CMS Gas Transmission. In October 2003, CMS Gas Transmission sold its 3.15 million shares to a private investor for $17.77 per share.

     In July 2003, CMS Gas Transmission completed the sale of CMS Field Services, Inc. to Cantera Natural Gas, Inc. for gross cash proceeds of approximately $113 million, subject to post closing adjustments, and a $50 million face value note of Cantera Natural Gas, Inc. The note is payable to CMS Energy for up to $50 million subject to the financial performance of the Fort Union and Bighorn natural gas gathering systems from 2004 through 2008.

     In August 2004, we sold our interests in a business located in Australia comprised of a pipeline, processing facilities and a gas storage facility in which we held a 100 percent ownership interest ("PARMELIA") and a pipeline business located in Australia in which we held a 39 percent ownership interest ("GOLDFIELDS") to Australian Pipeline Trust for approximately $204 million Australian (approximately $147 million in U.S. dollars).

     At December 31, 2003, CMS Gas Transmission had nominal processing capabilities of approximately 0.33 bcf per day of natural gas in Michigan. At December 31, 2003, CMS Gas Transmission had a total of 288 miles of gas gathering and transmission pipelines located in the State of Michigan, with a total capacity of approximately 0.95 bcf per day.

     Internationally, at December 31, 2003, CMS Gas Transmission had ownership interests in 5,517 miles of pipelines (including 988 miles from Goldfields and Parmelia sold in August 2004) in Argentina, Australia and Chile.

--------------------------------------------------------------------------------

  Independent Power Production

     CMS Generation, formed in 1986, invests in, acquires, develops, constructs and operates non-utility power generation plants in the United States and abroad. In 2003, the independent power production business segment's operating revenue, which includes revenues from CMS Generation and CMS Operating, S.A., as well as from Consumers' interests in the MCV Facility and the MCV Partnership, was $204 million.

  Independent Power Production Properties

     As of December 31, 2003, we had ownership interests in operating power plants totaling 8,766 gross MW (including 2,000 gross MW from Loy Yang that was sold in April 2004) (4,149 net MW). At December 31, 2003, additional plants totaling approximately 1,784 gross MW (420 net MW) were under construction or in advanced stages of development. These plants include the Shuweihat power plant, which is under construction in the United Arab Emirates, and the Saudi Petrochemical Company power plant, which is under construction and is located in the Kingdom of Saudi Arabia. We believe that the independent power production business unit will continue to optimize the operations and management of its remaining portfolio of assets in order to contribute to CMS Energy's earnings and to maintain its reputation for solid performance in the construction and operation of power plants.

     The following table details our interests in independent power plants in the United States as well as abroad as of year-end 2003 (excluding the plants owned by CMS Operating, S.A. and CMS Electric and Gas Company and the MCV Facility, discussed further below, as well as Loy Yang that was sold in April 2004 (2,000 gross MW)):

                                                                        PERCENTAGE OF
                                                                       GROSS CAPACITY
                                                OWNERSHIP    GROSS     UNDER LONG-TERM
                                                INTEREST    CAPACITY      CONTRACT
LOCATION                           FUEL TYPE       (%)        (MW)           (%)
--------                          -----------   ---------   --------   ---------------
California......................  Wood            37.8          36           100
Connecticut.....................  Scrap tire       100          31           100
Michigan........................  Coal              50          70           100
Michigan........................  Natural gas      100         710            85
Michigan........................  Natural gas      100         224             0
Michigan........................  Wood              50          40           100
Michigan........................  Wood              50          38           100
New York........................  Hydro            0.3          14           100
North Carolina..................  Wood              50          50           100
Oklahoma........................  Natural gas      8.8         124           100
                                                             -----
  DOMESTIC TOTAL................                             1,337

--------------------------------------------------------------------------------

                                                                        PERCENTAGE OF
                                                                       GROSS CAPACITY
                                                OWNERSHIP    GROSS     UNDER LONG-TERM
                                                INTEREST    CAPACITY      CONTRACT
LOCATION                           FUEL TYPE       (%)        (MW)           (%)
--------                          -----------   ---------   --------   ---------------
Argentina.......................  Hydro           17.2       1,320            20(a)
Chile...........................  Natural gas       50         720           100(b)
Ghana...........................  Crude oil         90         224           100
India...........................  Coal              50         250           100
India...........................  Natural gas     33.2         235           100
Jamaica.........................  Diesel          42.3          63           100
Latin America...................  Various       Various        484            51
Morocco.........................  Coal              50       1,356           100
United Arab Emirates............  Natural gas       40         777           100
                                                             -----
  INTERNATIONAL TOTAL...........                             5,429
TOTAL DOMESTIC AND
  INTERNATIONAL.................                             6,766
                                                             =====
PROJECTS UNDER CONSTRUCTION/
  ADVANCED DEVELOPMENT..........                             1,784

------------

(a) El Chocon is primarily on a spot market basis, however, it has a high dispatch rate due to low cost.

(b) Atacama is not allowed to sell more than 440 MW to the grid. 100% of the 440 MW is under contract.

     Through a CMS International Ventures, LLC subsidiary called CMS Operating, S.R.L., we own a 128 MW natural gas power plant, and a 92.6% ownership interest in a 540 MW natural gas power plant, each in Argentina. Through CMS Electric and Gas Company, we have an 86% ownership interest in 287 MW of gas turbine and diesel generating capacity in Venezuela. Through CMS Midland, Inc., Consumers owns a 49% interest in the MCV Partnership and, through a trust, a 35% indirect beneficial interest in the MCV Facility. The MCV Partnership was formed in January 1987 to convert a portion of an abandoned Midland County, Michigan nuclear plant owned by Consumers into the MCV Facility. The MCV Facility has a net electrical generating capacity of approximately 1,500 MW.

  Oil and Gas Exploration and Production

     CMS Energy used to own an oil and gas exploration and production company. In October 2002, CMS Energy completed its exit from the oil and gas exploration and production business.

  International Energy Distribution

     CMS Energy's international energy distribution business involves Sistemo Electrico del Estado Nueva Esparta, C.A. in Venezuela and Companhia Paulista de Energia Electrica in Brazil.

  Energy Resource Management

     In 2003, CMS ERM moved its headquarters from Houston, Texas to Jackson, Michigan. In February 2004, CMS ERM changed its name from CMS Marketing, Services and Trading Company to CMS ERM. CMS ERM has reduced its business focus and in the future will concentrate on the purchase and sale of energy commodities in support of CMS Energy's generating facilities. CMS ERM previously provided gas, oil, and electric marketing, risk management and energy management services to industrial, commercial, utility and municipal

--------------------------------------------------------------------------------

energy users throughout the United States. In January 2003, CMS ERM closed the sale of a major portion of its wholesale natural gas trading book to Sempra Energy Trading Corp. The cash proceeds were approximately $17 million. In April 2003, CMS ERM sold its wholesale electric power business to Constellation Power Source, Inc. Also in April 2003, CMS ERM sold the federal business of CMS Viron, its energy management service provider, to Pepco Energy Services, Inc. In July 2003, CMS ERM sold CMS Viron's non-federal business to Chevron Energy Solutions Company, a division of Chevron U.S.A. Inc. In 2003, CMS ERM marketed approximately 85 bcf of natural gas and 5,314 gWh of electricity. Its operating revenue was $711 million in 2003, $4.137 billion in 2002 and $3.616 billion in 2001.

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                            DESCRIPTION OF THE NOTES

GENERAL

     The Notes will be issued as a series of senior debentures under the senior debt indenture as supplemented by a supplemental indenture thereto between us and J.P. Morgan Trust Company, N.A. dated as of December 13, 2004 (the "SUPPLEMENTAL INDENTURE"), and will be initially limited in aggregate principal amount to $250 million (plus $37.5 million if the underwriters exercise in full their option to purchase additional Notes to cover over-allotments, if any). The senior debt indenture permits us to "re-open" this offering of the Notes without the consent of the Holders of the Notes. Accordingly, the principal amount of the Notes may be increased in the future on the same terms and conditions and with the same CUSIP numbers as the Notes being offered by this prospectus supplement, provided that such additional notes must be part of the same issue as the Notes offered hereby for United States federal income tax purposes. The Notes offered by this prospectus supplement and any such additional notes will constitute a single series of debt securities. This means that, in circumstances where the senior debt indenture provides for the holders of notes to vote or take any action, the Holders of Notes offered by this prospectus supplement and the holders of any such additional notes will vote or take that action as a single class. The Notes are unsecured and unsubordinated senior debt securities of CMS Energy.

     As of September 30, 2004, we had outstanding approximately $2.7 billion aggregate principal amount of indebtedness, including approximately $178 million of subordinated indebtedness relating to our convertible trust preferred securities but excluding approximately $5.1 billion of indebtedness of our subsidiaries. In August 2004, CMS Energy entered into the Fifth Amended and Restated Credit Agreement in the amount of approximately $300 million. This facility is secured and the Notes are junior to such indebtedness. As of November 30, 2004 there were approximately $93 million of letters of credit outstanding under the Fifth Amended and Restated Credit Agreement. Except for the amount outstanding under the Fifth Amended and Restated Credit Agreement, none of our indebtedness is senior to the Notes. The Notes are structurally subordinated to approximately $5.1 billion of our subsidiaries' debt.

     We may issue debt securities from time to time in one or more series under the senior debt indenture. There is no limitation on the amount of debt securities we may issue under the senior debt indenture.

     The statements herein concerning the Notes and the senior debt indenture are a summary and do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the senior debt indenture, which is incorporated herein by this reference. They make use of defined terms and are qualified in their entirety by express reference to the senior debt indenture, including the Supplemental Indenture, a copy of which will be available upon request to the Trustee.

STRUCTURAL SUBORDINATION

     CMS Energy is a holding company that conducts substantially all of its operations through its subsidiaries. Its only significant assets are the capital stock of its subsidiaries, and its subsidiaries generate substantially all of its operating income and cash flow. As a result, dividends or advances from its subsidiaries are the principal source of funds necessary to meet its debt service obligations. Contractual provisions or laws, as well as its subsidiaries' financial condition and operating requirements, may limit CMS Energy's ability to obtain cash from its subsidiaries that it may require to pay its debt service obligations, including payments on the Notes. In addition, the Notes are effectively subordinated to all of the liabilities of CMS Energy's

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subsidiaries with regard to the assets and earnings of CMS Energy's subsidiaries. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. CMS Energy's rights and the rights of its creditors, including Holders of Notes, to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization will be subject to prior claims of the subsidiaries' creditors, including trade creditors.

     Of the approximately $7.8 billion of our consolidated indebtedness as of September 30, 2004, approximately $5.1 billion was indebtedness of our subsidiaries. Payments on that indebtedness are prior in right of payment to dividends paid to us by our subsidiaries.

PAYMENT AND MATURITY

     The Notes mature on December 1, 2024, and bear interest at the rate of 2.875% per year. Each Note bears interest from the original date of issue, payable semiannually in arrears on June 1 and December 1, commencing on June 1, 2005, and at maturity. Interest will be paid to the person in whose name the Notes are registered fifteen days prior to the interest payment date. Interest payable on any interest payment date or on the date of maturity will be the amount of interest accrued from and including the date of original issuance or from and including the most recent interest payment date on which interest has been paid or duly made available for payment to but excluding such interest payment date or the date of maturity, as the case may be. Interest will be computed on the basis of a 360 day year consisting of twelve 30 day months.

     In any case where any interest payment date, redemption date, repurchase date or maturity date (including upon the occurrence of a Fundamental Change) of any Note shall not be a Business Day at any place of payment, then payment of interest or principal need not be made on such date, but may be made on the next succeeding Business Day at such place of payment with the same force and effect as if made on the interest payment date, redemption date, repurchase date or maturity date (including upon the occurrence of a Fundamental Change); and no interest shall accrue on the amount so payable for the period from and after such interest payment date, redemption date, repurchase date or maturity date, as the case may be, to such Business Day.

REGISTRATION, TRANSFER AND EXCHANGE

     The Notes will be initially issued in the form of one or more Notes in registered, global form, without coupons, in denominations of $1,000 and any integral multiple thereof as described under "Book-Entry System." The global Notes are registered in the name of the nominee of DTC. Except as described under "Book-Entry System," owners of beneficial interests in a global Note are not entitled to have Notes registered in their names, do not receive nor are entitled to receive physical delivery of any such Note and are not considered the registered Holder thereof under the senior debt indenture.

OPTIONAL REDEMPTION

     Prior to December 7, 2011, the Notes will not be redeemable. On or after December 7, 2011, we may redeem for cash or check all or part of the Notes at any time, upon not less than 30 nor more than 60 days' notice before the redemption date by mail to the Trustee, the paying agent and each Holder of the Notes, for a price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest to the redemption date.

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     If we decide to redeem fewer than all of the outstanding Notes, the Trustee will select the Notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the Trustee considers fair and appropriate.

     If the Trustee selects a portion of a Holder's Note for partial redemption and the Holder converts a portion of the same Note, the converted portion will be deemed to be from the portion selected for redemption.

     In the event of any redemption in part, we will not be required to:

     - issue, register the transfer of or exchange any Note during a period of 15 days before the mailing of the redemption notice; or

     - register the transfer of or exchange any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.

SINKING FUND

     No sinking fund is provided for the Notes.

CONVERSION RIGHTS

     Subject to the conditions and during the periods and under the circumstances described below, Holders may convert each of their Notes into cash and shares of our common stock initially at a conversion rate of 67.7966 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of $14.75 per share of common stock) at any time prior to the close of business on December 1, 2024. This represents a conversion rate of approximately 67.7966 shares of common stock per $1,000 principal amount of Notes. The applicable conversion rate and the applicable conversion price in effect at any given time are referred to as the "APPLICABLE CONVERSION RATE" and the "APPLICABLE CONVERSION PRICE," respectively, and will be subject to adjustment as described below. A Holder may convert fewer than all of such Holder's Notes so long as the Notes converted are an integral multiple of $1,000 principal amount.

  General

     Subject to certain exceptions described below under "Conversion Upon Satisfaction of Trading Price Condition" and "Conversion Upon Specified Corporate Transactions", once the Notes are tendered for conversion, Holders tendering the Notes will be entitled to receive, per $1,000 principal amount of the Notes, the conversion value, which is the aggregate value of cash and shares of our common stock, the aggregate value of which (the "CONVERSION VALUE") will be equal to the product of:

     (1) the applicable conversion rate then in effect; and

     (2) the average of the common stock prices for the ten consecutive trading days (appropriately adjusted to take into account the occurrence during such period of stock splits, stock dividends and similar events) beginning on the second trading day immediately following the day the Notes are tendered for conversion (the "TEN DAY AVERAGE CLOSING STOCK PRICE").

     Subject to certain exceptions described below and under "Conversion Upon Satisfaction of Trading Price Condition" and "Conversion Upon Specified Corporate Transactions," we will

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deliver the conversion value of the Notes surrendered for conversion to converting Holders as follows:

     (1) an amount in cash (the "PRINCIPAL RETURN") equal to the lesser of (a) the aggregate conversion value of the Notes to be converted and (b) the aggregate principal amount of the Notes to be converted;

     (2) if the aggregate conversion value of the Notes to be converted is greater than the principal return, an amount in whole shares (the "NET SHARES"), determined as set forth below, equal to such aggregate conversion value less the principal return (the "NET SHARE AMOUNT"); and

     (3) an amount in cash in lieu of any fractional shares of common stock.

     The number of net shares to be paid will be determined by dividing the net share amount by the ten day average closing stock price. The cash payment for fractional shares also will be based on the ten day average closing stock price.

     The conversion value, principal return, net share amount and number of net shares will be determined by us at the end of the ten consecutive trading day period beginning on the second trading day immediately following the day the Notes are tendered for conversion (the "DETERMINATION DATE").

     We will pay the principal return and cash in lieu of fractional shares and deliver the net shares, if any, as promptly as practicable after the determination date, but in no event later than five Business Days thereafter.

     Except as otherwise described below, Holders will not receive any payment (in cash or check, referred to as a "CASH PAYMENT") representing accrued and unpaid interest upon conversion of a Note and we will not adjust the conversion rate to account for the accrued and unpaid interest. Delivery of the principal return, net shares and cash in lieu of fractional shares will be deemed to satisfy our obligation to pay the principal amount of the Notes, including accrued and unpaid interest. Accrued and unpaid interest will be deemed canceled, extinguished or forfeited rather than paid in full. The Trustee will initially act as the conversion agent.

     If a Holder converts Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because the Holder requests the shares to be issued or delivered to a person other than the Holder, in which case the Holder will pay that tax.

     If a Holder wishes to exercise its conversion right, such Holder must deliver a conversion notice, together, if the Notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The conversion agent will, on the Holder's behalf, convert the Notes into cash and shares of our common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent. The conversion value will be paid in cash and a certificate for the number of full shares representing net shares, if any, together with any cash payment for fractional shares. Such conversion value will be delivered through the conversion agent as soon as practicable, but no later than the fifth Business Day, following the conversion date.

     If a Holder has already delivered a purchase notice as described under "Purchase of Notes by Us at the Option of the Holder" or "Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder" with respect to a Note, however, the Holder may not surrender that Note for conversion until the Holder has withdrawn the purchase notice in accordance with the senior debt indenture.

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     Holders of Notes at the close of business on a regular record date will receive payment of interest, payable on the corresponding interest payment date notwithstanding the conversion of such Notes at any time after the close of business on such regular record date. Notes surrendered for conversion by a Holder during the period from the close of business on any regular record date to the opening of business on the immediately following interest payment date must be accompanied by payment of an amount equal to the interest that the Holder is to receive on the Notes; provided, however, that no such payment need be made if we have specified a redemption date that is after a record date and on or prior to the immediately following interest payment date, we have specified a purchase date following a Fundamental Change that is during such period or any overdue interest exists at the time of conversion with respect to such Notes to the extent of such overdue interest. Holders may surrender their Notes for conversion into cash and shares of our common stock prior to stated maturity in only the circumstances described below. For a discussion of the federal income tax consequences of a conversion of the Notes into cash and our common stock, see "Material United States Federal Income Tax Considerations."

  Conversion Upon Satisfaction of Sale Price Condition

     A Holder may surrender any of its Notes for conversion into cash and shares of our common stock in any calendar quarter (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the conversion price per share of our common stock on such last trading day.

  Conversion Upon Redemption

     If we redeem the Notes, Holders may convert Notes into cash and shares of our common stock at any time prior to the close of business on the second Business Day immediately preceding the redemption date, even if the Notes are not otherwise convertible at such time.

  Conversion Upon Specified Corporate Transactions

     If we elect to:

     - distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

     - distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our Board of Directors exceeding 15% of the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the Holders of the Notes at least 20 Business Days prior to the ex-dividend date (as defined below) for such distribution. Once we have given such notice, Holders may surrender their Notes for conversion at any time until the earlier of the close of business on the Business Day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the Notes are not otherwise convertible at such time; provided, however, that a Holder may not exercise this right to convert if the Holder may participate in the distribution without conversion. The "EX-DIVIDEND DATE" is the first date upon

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which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.

     In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash or property other than securities, a Holder may surrender Notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other property, then, at the effective time of the transaction, the right to convert a Note into cash and shares of our common stock will be changed into a right to convert a Note into the kind and amount of cash, securities or other property which the Holder would have received if the Holder had converted its Notes immediately prior to the transaction. If the transaction also constitutes a Fundamental Change, a Holder can require us to purchase all or a portion of its Notes as described below under "Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder."

  Conversion Upon Satisfaction of Trading Price Condition

     A Holder may convert its Notes into cash and shares of our common stock prior to maturity during the five Business Days immediately following any ten consecutive trading day period in which the trading price per $1,000 principal amount of Notes (as determined following a request by a Holder of Notes in accordance with the procedures described below) for each day of that period was less than 95% of the product of the sale price of our common stock and the then applicable conversion rate of Notes; provided, however, a Holder may not convert its Notes if the average closing sale price of our common stock for such ten consecutive trading day period was between the then current conversion price on the Notes and 120% of the then applicable conversion price on the Notes.

     The "TRADING PRICE" of the Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the Trustee for $5,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the Trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Trustee, this one bid shall be used. If the Trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of the Notes will be deemed to be less than 95% of the product of the sale price of our common stock and the then applicable conversion rate.

     In connection with any conversion upon satisfaction of the above trading price condition, the Trustee shall have no obligation to determine the trading price of the Notes unless we have requested such determination; and we shall have no obligation to make such request unless a Holder provides us with reasonable evidence that the trading price per $1,000 principal amount of the Notes would be less than 95% of the product of the sale price of our common stock and the then applicable conversion rate; at which time, we shall instruct the Trustee to determine the trading price of the Notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 95% of the product of the sale price of our common stock and the then applicable conversion rate.

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  Conversion Rate Adjustments

     The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

     (1) the payment of dividends and other distributions on our common stock payable exclusively in shares of our common stock or our other capital stock;

     (2) the issuance to all holders of our common stock of rights or warrants that allow the holders to purchase shares of our common stock for a period expiring within 60 days from the date of issuance of the rights or warrants at less than the market trading price on the record date for the determination of shareholders entitled to receive the rights or warrants;

     (3) subdivisions, combinations or certain reclassifications of our common stock;

     (4) distributions to all holders of our common stock of our assets, debt securities or rights or warrants to purchase our securities (excluding (A) any dividend, distribution or issuance covered by clauses (1) or (2) above and (B) any dividend or distribution paid exclusively in cash). In cases where (a) the fair market value per share of common stock of the assets, debt securities or rights or warrants to purchase our securities distributed to shareholders equals or exceeds the market trading price of our common stock on the record date for the determination of shareholders entitled to receive such distribution or (b) the market trading price of our common stock on the record date for determining the shareholders entitled to receive the distribution exceeds the fair market value per share of common stock of the assets, debt securities or rights or warrants so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the Holder will be entitled to receive upon conversion, in addition to cash and shares of our common stock, the kind and amount of assets, debt securities or rights or warrants comprising the distribution that the Holder would have received if the Holder had converted the Holder's Notes immediately prior to the record date for determining the shareholders entitled to receive the distribution; and

     (5) we declare a cash dividend or cash distribution to all or substantially all of the holders of our common stock. If we declare such a cash dividend or cash distribution, the applicable conversion rate shall be increased to equal the number determined by multiplying the applicable conversion rate in effect immediately prior to the record date for such dividend or distribution by the following fraction:

                                              (pre-dividend sale price)
    --------------------------------------------------------------------------------------------------------------
                                (pre-dividend sale price - dividend adjustment amount)

provided that if the denominator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of any adjustment under this clause
(5), we shall make adequate provision so that each Holder of Notes shall have the right to receive upon conversion, in addition to the cash and shares of common stock issuable upon such conversion, the amount of cash such Holder would have received had such Holder converted its Notes solely into shares of our common stock at the then applicable conversion rate immediately prior to the record date for such cash dividend or cash distribution. "PRE-DIVIDEND SALE PRICE" means the average of the last reported sale price of our common stock price for the five consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution. "DIVIDEND ADJUSTMENT AMOUNT" means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of our common stock.

     With respect to clause (4) above, in the event that we make a distribution to all Holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of

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the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities for the ten trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

     Notwithstanding the foregoing, in no event will the conversion rate exceed 98.3284, which we refer to as the "MAXIMUM CONVERSION RATE," as a result of an adjustment pursuant to clauses (4) and (5) above.

     In addition to these adjustments, we may increase the applicable conversion rate as our Board of Directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the applicable conversion rate by any amount, temporarily or otherwise, for any period of at least 20 days if our Board of Directors has determined that such increase would be in our best interests. If our Board of Directors makes such a determination, it will be conclusive. We will give Holders of Notes at least 15 days' notice of such an increase in the applicable conversion rate.

     As used in this prospectus supplement, "MARKET TRADING PRICE" means the average of the last reported sale prices per share of our common stock for the 20 trading day period ending on the applicable date of determination (if the applicable date of determination is a trading day or, if not, then on the last trading day prior to the applicable date of determination), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the 20 trading day period and ending on the applicable date of determination, of any event that would result in an adjustment of the applicable conversion rate under the senior debt indenture.

     No adjustment to the applicable conversion rate or the ability of a Holder of a Note to convert will be made if the Holder will otherwise participate in the distribution without conversion or in certain other cases.

     The applicable conversion rate will not be adjusted:

     - upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

     - upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

     - upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Notes were first issued;

     - for a change in the par value of the common stock; or

     - for accrued and unpaid interest.

     Holders will receive, upon conversion of the Notes, in addition to cash and shares of our common stock, rights under any rights plan we may adopt, whether or not the rights have

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separated from the common stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been redeemed or exchanged.

     No adjustment in the applicable conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion price. If the adjustment is not made because the adjustment does not change the applicable conversion price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.

     No adjustment in the applicable conversion price or applicable conversion rate need be made for a merger or consolidation if Holders are to participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of our common stock participate in the transaction; provided that the basis on which the Holders are to participate in the transaction shall not be deemed to be fair if it would require the conversion of Notes at any time prior to the expiration of the conversion period specified for such Notes.

  Adjustment to Conversion Rate upon the Occurrence of a Cash Take-Over Transaction

     If you elect to convert Notes in connection with a corporate transaction as described above under "Conversion Upon Specified Corporate Transactions" that occurs on or prior to December 1, 2011 that constitutes a Fundamental Change as defined under "Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder" (other than a Fundamental Change relating to the composition of our Board of Directors) and 10% or more of the fair market value of the consideration for the shares of our common stock in the corporate transaction consists of (i) cash, (ii) other property or (iii) securities that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the NASDAQ National Market, we will increase the conversion rate for the Notes surrendered for conversion, which will increase the number of shares of our common stock issuable upon conversion (the "ADDITIONAL SHARES") as described below.

     The number of additional shares will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the "EFFECTIVE DATE") and the share price (the "SHARE PRICE") paid per share of our common stock in the corporate transaction. If Holders of shares of our common stock receive only cash in the corporate transaction, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the closing sale prices of our common stock on the five trading days prior to but not including the effective date of the corporate transaction.

     The share prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the applicable conversion rate of the Notes is adjusted, as described above under "Conversion Rate Adjustments." The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion rate as so adjusted.

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     The following table sets forth the hypothetical share price and number of additional shares to be received per $1,000 principal amount of Notes:

                                  SHARE PRICE

EFFECTIVE DATE            $10.17   $11.00   $12.00   $13.00   $14.00   $15.00   $16.00   $17.00   $18.00   $19.00   $20.00   $25.00
--------------            ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
December 13, 2004.......    30.5     28.1     24.1     20.9     18.3     16.2     14.4     13.0     11.7     10.7      9.8      6.7
December 1, 2005........    30.5     27.3     23.2     19.9     17.3     15.2     13.4     12.0     10.8      9.8      9.0      6.2
December 1, 2006........    30.5     27.0     22.6     19.2     16.4     14.3     12.5     11.1      9.9      8.9      8.1      5.5
December 1, 2007........    30.5     26.6     21.9     18.3     15.4     13.2     11.4     10.0      8.8      7.9      7.1      4.6
December 1, 2008........    30.5     26.0     21.0     17.1     14.1     11.8     10.0      8.6      7.4      6.5      5.8      3.7
December 1, 2009........    30.5     25.3     19.8     15.7     12.5     10.1      8.3      6.9      5.8      5.0      4.3      2.7
December 1, 2010........    30.5     24.4     18.2     13.5     10.0      7.5      5.7      4.5      3.6      3.0      2.5      1.6
December 1, 2011........     0.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0      0.0

EFFECTIVE DATE            $30.00   $40.00   $50.00
--------------            ------   ------   ------
December 13, 2004.......     5.0      3.1      0.0
December 1, 2005........     4.6      3.0      0.0
December 1, 2006........     4.1      2.7      0.0
December 1, 2007........     3.4      2.3      0.0
December 1, 2008........     2.7      1.8      0.0
December 1, 2009........     2.0      1.4      0.0
December 1, 2010........     1.2      0.9      0.0
December 1, 2011........     0.0      0.0      0.0

     The share prices and additional share amounts set forth above are based upon an initial conversion rate per share of approximately 67.7966 per $1,000 principal amount of Notes.

     The exact share prices and effective dates may not be set forth in the table above, in which case:

     - If the share price is between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365 day year.

     - If the share price is equal to or in excess of $50.00 per share (subject to adjustment), no additional shares will be issued upon conversion.

     - If the share price is less than $10.17 per share (subject to adjustment), no additional shares will be issued upon conversion.

     Notwithstanding the foregoing, any adjustment to the applicable conversion rate relating to the issuance of additional shares as described in this section will not exceed the maximum conversion rate.

  Conversion After a Public Acquirer Change of Control

     Notwithstanding the foregoing, in the case of a public acquirer change of control (as defined below), we may, in lieu of increasing the applicable conversion rate by additional shares of our common stock as described above in "Adjustment to Conversion Rate upon the Occurrence of a Cash Take-Over Transaction," elect to adjust the applicable conversion rate and related conversion obligation such that upon conversion we will deliver cash and a number of shares of the public acquirer common stock (as defined below). Such adjustment will be permanent although your right to convert the Note will still be subject to the satisfaction of the conditions to conversion described under "Conversion Rights" above.

     The applicable conversion rate will be adjusted by a fraction calculated by dividing the average price of our common stock by the average price of the public acquirer common stock.

     The average price of our common stock will be calculated based on the closing sale price for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control. The public acquirer common stock will be calculated based on the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

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     A "PUBLIC ACQUIRER CHANGE OF CONTROL" means any event constituting a cash take-over transaction that would otherwise obligate us to increase the conversion rate as described above under "Adjustment to Conversion Rate upon the Occurrence of a Cash Take-Over Transaction" and the acquirer has a class of common stock traded on a U.S. national securities exchange or quoted on the NASDAQ National Market or which will be so traded or quoted when issued or exchanged in connection with such cash take-over transaction (the "PUBLIC ACQUIRER COMMON STOCK"). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have "public acquirer common stock" if a parent corporation that directly or indirectly wholly owns the acquirer has a class of common stock satisfying the foregoing requirement and that parent corporation provides a guarantee to the Notes; in such case, all references to "public acquirer common stock "shall refer to such class of common stock.

     We are required to notify Holders of Notes of our election in our notice of such transaction, which notice shall be made five Business Days prior to the effective date of such public acquirer change of control. As described under "Conversion Upon Specified Corporate Transactions" above, you may convert your Notes into cash and our common stock if we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash or property other than securities during the period specified therein. In addition, a Holder of Notes can also, subject to certain conditions, require us to repurchase all or a portion of their Notes as described under "Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder."

PURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER

     Holders have the right to require us to purchase the Notes on December 1, 2011, December 1, 2014 and December 1, 2019 (each, a "PURCHASE DATE"). Any Note purchased by us on a purchase date will be paid for in cash. We will be required to purchase any outstanding Notes for which a Holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 Business Days prior to the relevant purchase date until the close of business on the fifth Business Day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related Notes. Our purchase obligation will be subject to some additional conditions as described in the senior debt indenture. Also, as described in the "Risk Factors" section of this prospectus supplement under the caption "Risks Related to the Notes--We may not have the ability to raise the funds necessary to pay the cash component upon a conversion of the Notes or purchase the Notes upon a Fundamental Change, other purchase date or at the option of the Holders, as required by the senior debt indenture," we may not have funds sufficient to purchase the Notes when we are required to do so. Our failure to purchase the Notes when we are required to do so will constitute an Event of Default (as defined below under "Events of Default") under the senior debt indenture with respect to the Notes.

     The purchase price payable will be equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest to but excluding such purchase date. For a discussion of the United States federal income tax treatment of a Holder receiving cash, see "Material United States Federal Income Tax Considerations."

     On or before the 20th Business Day prior to each purchase date, we will provide to the Trustee, the paying agent and to all Holders of the Notes at their addresses shown in the

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register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

     - the purchase price;

     - the name and address of the paying agent and the conversion agent; and

     - the procedures that Holders must follow to require us to purchase their Notes.

     A notice electing to require us to purchase a Holder's Notes must state:

     - if certificated Notes have been issued, the certificate numbers of the Notes;

     - the portion of the principal amount of Notes to be purchased, in integral multiples of $1,000; and

     - that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the senior debt indenture.

If the Notes are not in certificated form, a Holder's notice must comply with appropriate DTC procedures.

     No Notes may be purchased at the option of Holders if there has occurred and is continuing an Event of Default other than an Event of Default that is cured by the payment of the purchase price of the Notes.

     A Holder may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the Business Day prior to the purchase date. The notice of withdrawal must state:

     - the principal amount of the withdrawn Notes;

     - if certificated Notes have been issued, the certificate numbers of the withdrawn Notes; and

     - the principal amount, if any, which remains subject to the purchase notice.

If the Notes are not in certificated form, a Holder's notice must comply with appropriate DTC procedures.

     A Holder must either effect book-entry transfer or deliver the Notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. A Holder will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money or securities sufficient to pay the purchase price of the Notes on the Business Day following the purchase date, then:

     - the Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Note is delivered to the paying agent); and

     - all other rights of the Holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the Notes).

FUNDAMENTAL CHANGE REQUIRES PURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER

     If a Fundamental Change occurs at any time prior to December 1, 2011, Holders will have the right, at their option, subject to the terms of the senior debt indenture, to require us to purchase any or all of their Notes for cash on a date selected by CMS Energy that is no earlier than 60 days nor later than 90 days (the "FUNDAMENTAL CHANGE PURCHASE DATE") after the

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mailing of written notice by CMS Energy of the occurrence of such Fundamental
Change. The cash price we are required to pay is equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest to the Fundamental Change purchase date (the "FUNDAMENTAL CHANGE PURCHASE PRICE"). If a Fundamental Change occurs on or after December 1, 2011, no Holder will have a right to require us to purchase any Notes, except as described above under "Purchase of Notes by Us at the Option of the Holder." For a discussion of the United States federal income tax treatment of a Holder receiving cash, see "Material United States Federal Income Tax Considerations."

     A "FUNDAMENTAL CHANGE" will be deemed to have occurred at the time after the Notes are originally issued that any of the following occurs:

          (1) our common stock or other common stock into which the Notes are convertible is neither listed for trading on a United States national securities exchange nor approved for trading on the NASDAQ National Market or another established automated over-the-counter trading market in the United States;

          (2) a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity entitled to vote generally in the election of directors;

          (3) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries; provided, however, that a transaction where the Holders of our common equity immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a Fundamental Change; or

          (4) continuing directors (as defined below) cease to constitute at least a majority of our Board of Directors.

          A Fundamental Change will not be deemed to have occurred in respect of any of the foregoing, however, if either:

             (1) the last reported sale price of our common stock for any five trading days within the ten consecutive trading days ending immediately before the later of the Fundamental Change or the public announcement thereof equals or exceeds 105% of the applicable conversion price of the Notes in effect immediately before the Fundamental Change or the public announcement thereof (except that this clause (1) shall not apply to the events described under "Description of the Notes -- Conversion
        Rights -- Adjustment to Conversion Rate upon the Occurrence of a Cash Take-Over Transaction"); or

             (2) at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the Fundamental Change consists of shares of capital stock traded on a national securities exchange or quoted on the NASDAQ National Market or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (these securities being referred to

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        as "PUBLICLY TRADED SECURITIES") and as a result of this transaction or transactions the Notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

     For purposes of the above paragraph, the term capital stock of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

     "CONTINUING DIRECTOR" means a director who either was a member of our Board of Directors on the date of this prospectus supplement or who becomes a member of our Board of Directors subsequent to that date and whose appointment, election or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our Board of Directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the Board of Directors in which such individual is named as nominee for director.

     Within 30 days after the occurrence of the Fundamental Change, CMS Energy is obligated to mail to each Holder of a Note a notice regarding the Fundamental Change, which notice shall state, among other things:

     - that a Fundamental Change has occurred, the date of such occurrence and that each such Holder has the right to require CMS Energy to repurchase all or any part of such Holder's Notes at the Fundamental Change purchase price;

     - the Fundamental Change purchase price;

     - the Fundamental Change purchase date;

     - the name and address of the paying agent and the conversion agent;

     - the procedures that Holders must follow to cause the Notes to be repurchased;

     - the last date on which a Holder may exercise its purchase right;

     - the Notes with respect to which a Fundamental Change purchase notice has been given by the Holder may be converted only if the Holder withdraws the Fundamental Change purchase notice in accordance with the terms of the senior debt indenture; and

     - the applicable conversion rate and any adjustments to the applicable conversion rate.

     To exercise this right, a Holder must deliver a written notice (the "FUNDAMENTAL CHANGE PURCHASE NOTICE"), along with the Notes to be purchased, duly endorsed for transfer, to the paying agent at its corporate trust office in Detroit, Michigan, or any other office of the paying agent maintained for such purposes, not later than 30 days prior to the Fundamental Change purchase date. The Fundamental Change purchase notice shall state:

     - the portion of the principal amount of any Notes to be repurchased, which must be $1,000 or an integral multiple thereof;

     - that such Notes are to be repurchased by CMS Energy pursuant to the applicable Fundamental Change provisions of the senior debt indenture; and

     - unless the Notes are represented by one or more global Notes, the certificate numbers of the Notes to be repurchased.

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     If the Notes are not in certificated form, the Fundamental Change purchase notice must comply with appropriate DTC procedures.

     Holders may withdraw any Fundamental Change purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the Business Day prior to the Fundamental Change purchase date. The notice of withdrawal shall state:

     - the principal amount of the withdrawn Notes;

     - if certificated Notes have been issued, the certificate numbers of the withdrawn Notes; and

     - the principal amount, if any, which remains subject to the purchase notice.

     If the Notes are not in certificated form, the notice of withdrawal must comply with the appropriate DTC procedures.

     Payment of the Fundamental Change purchase price for a Note in registered, certificated form (a "CERTIFICATED NOTE") for which a Fundamental Change purchase notice has been delivered and not withdrawn is conditioned upon delivery of such Certificated Note (together with necessary endorsements) to the paying agent at its office in Detroit, Michigan, or any other office of the paying agent maintained for such purpose, at any time (whether prior to, on or after the Fundamental Change purchase date) after the delivery of such Fundamental Change purchase notice. Payment of the Fundamental Change purchase price for such Certificated Note will be made promptly following the later of the Fundamental Change purchase date or the time of delivery of such Certificated Note.

     If the paying agent holds, in accordance with the terms of the senior debt indenture, money sufficient to pay the Fundamental Change purchase price of a Note on the Business Day following the Fundamental Change purchase date for such Note, then, on and after such date, interest on such Note will cease to accrue, whether or not such Note is delivered to the paying agent, and all other rights of the Holder shall terminate (other than the right to receive the Fundamental Change purchase price upon delivery of the Note).

     The definition of Fundamental Change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a Holder of the Notes to require us to purchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     If a Fundamental Change were to occur, we may not have enough funds to pay the Fundamental Change purchase price. See "Risk Factors" under the caption "Risks Related to the Notes--We may not have the ability to raise the funds necessary to pay the cash component upon a conversion of the Notes or purchase the Notes upon a Fundamental Change, other purchase date or at the option of the Holders, as required by the senior debt indenture." Our failure to purchase the Notes when required following a Fundamental Change will constitute an event of default under the senior debt indenture with respect to the Notes. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting Holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

     The senior debt indenture requires CMS Energy to comply with the provisions of Regulation 14E and any other tender offer rules under the Exchange Act which may then be applicable in connection with any offer by CMS Energy to purchase Notes at the option of

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Holders upon a Fundamental Change. The Fundamental Change purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of CMS Energy and, thus, the removal of incumbent management. The Fundamental Change purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Fundamental Change purchase feature is a term contained in many similar debt offerings and the terms of such feature result from negotiations between CMS Energy and the underwriters. Management has no present intention to propose any anti-takeover measures although it is possible that CMS Energy could decide to do so in the future.

     The definition of Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Notes upon a Fundamental Change may not protect Holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

     No Note may be repurchased by CMS Energy as a result of a Fundamental Change if there has occurred and is continuing an Event of Default (other than a default in the payment of the Fundamental Change purchase price with respect to the Notes). In addition, CMS Energy's ability to repurchase Notes may be limited by its financial resources.

CERTAIN RESTRICTIVE COVENANTS

     The senior debt indenture contains the covenants described below. Certain capitalized terms used below are defined under the heading "Certain Definitions" below.

  Limitation on Restricted Payments

     Under the terms of the senior debt indenture, so long as any of the Notes are outstanding and until the Notes are rated BBB- or above (or an equivalent rating) by S&P and one Other Rating Agency, at which time CMS Energy will be permanently released from the provisions of this "Limitation on Restricted Payments," CMS Energy will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

     - declare or pay any dividend or make any distribution on the Capital Stock of CMS Energy to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase such Non-Convertible Capital Stock and except dividends or distributions payable to CMS Energy or a Subsidiary);

     - purchase, redeem or otherwise acquire or retire for value any Capital Stock of CMS Energy; or

     - purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled repayment thereof, any Subordinated Indebtedness (any such dividend, distribution, purchase, redemption, repurchase, defeasing, other acquisition or retirement being referred to as a "RESTRICTED PAYMENT"), if at the time CMS Energy or such Subsidiary makes such Restricted Payment: (1) an Event of Default, or an event that with the lapse of time or the giving of notice or both would constitute an Event of Default, shall have occurred and be continuing (or would result therefrom); or (2) the aggregate amount of such Restricted Payment and all other Restricted Payments made since May 6, 1997 would exceed the sum of (a) $100,000,000 plus 100% of Consolidated Net Income from May 6, 1997 to the end of the most recent fiscal quarter ending at least

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45 days prior to the date of such Restricted Payment (or, in case such sum shall be a deficit, minus 100% of the deficit) and (b) the aggregate Net Cash Proceeds received by CMS Energy from the issue or sale of or contribution with respect to its Capital Stock after May 6, 1997.

     The foregoing provisions will not prohibit:

     - dividends or other distributions paid in respect of any class of Capital Stock issued by CMS Energy in connection with the acquisition of any business or assets by CMS Energy or a Restricted Subsidiary where the dividends or other distributions with respect to such Capital Stock are payable solely from the net earnings of such business or assets;

     - any purchase or redemption of Capital Stock of CMS Energy made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of CMS Energy (other than Redeemable Stock or Exchangeable Stock);

     - dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; or

     - payments pursuant to the Tax Sharing Agreement.

  Limitation on Certain Liens

     Under the terms of the senior debt indenture, so long as any of the Notes are outstanding, CMS Energy shall not create, incur, assume or suffer to exist any Lien, provided, that no event of default shall have occurred and be continuing (or result therefrom) at the time of payment of such dividend upon or with respect to any of its property of any character, including without limitation any shares of Capital Stock of Consumers or Enterprises, without making effective provision whereby the Notes shall be (so long as any such other creditor shall be so secured) equally and ratably secured. The foregoing restrictions shall not apply to (a) Liens securing Indebtedness of CMS Energy, provided that on the date such Liens are created, and after giving effect to such Indebtedness, the aggregate principal amount at maturity of all the secured Indebtedness of CMS Energy at such date shall not exceed 5% of Consolidated Net Tangible Assets or (b) certain liens for taxes, pledges to secure workman's compensation, other statutory obligations and Support Obligations, certain materialman's, mechanic's and similar liens and certain purchase money liens.

  Limitation on Asset Sales

     Under the terms of the senior debt indenture, so long as any of the Notes are outstanding, CMS Energy may not sell, transfer or otherwise dispose of any property or assets of CMS Energy, including Capital Stock of any Consolidated Subsidiary, in one transaction or a series of transactions in an amount which exceeds $50,000,000 (an "ASSET SALE") unless CMS Energy shall (1) apply an amount equal to such excess Net Cash Proceeds to permanently repay Indebtedness of a Consolidated Subsidiary or Indebtedness of CMS Energy which is pari passu with the Notes, (2) invest an equal amount not so used in clause (1) in property or assets of a related business within 24 months after the date of the Asset Sale (the "APPLICATION PERIOD") or (3) apply such excess Net Cash Proceeds not so used in clause (1) or (2) (the "EXCESS PROCEEDS") to make an offer, within 30 days after the end of the Application Period, to purchase from the Holders on a pro rata basis an aggregate principal amount of Notes on the relevant purchase date equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes on the relevant purchase date and unpaid interest, if any, to the purchase date. CMS Energy shall only be required to make an offer to purchase Notes from Holders pursuant to clause (3) if the Excess Proceeds equal or exceed $25,000,000 at any given time.

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     The procedures to be followed by CMS Energy in making an offer to purchase
Notes from the Holders with Excess Proceeds, and the acceptance of such offer by the Holders, shall be the same as those set forth above in "Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder" with respect to a Fundamental Change.

  Limitation on Consolidation, Merger, Sale or Conveyance

     In addition to the terms of the senior debt indenture relating to consolidations or mergers described below under "Consolidation, Merger or Sale of Assets," so long as any of the Notes are outstanding and until the Notes are rated BBB- or above (or an equivalent rating) by S&P and one Other Rating Agency, at which time CMS Energy will be permanently released from the provisions of this "Limitation on Consolidation, Merger, Sale or Conveyance" (but not from the provisions described below which permit a consolidation or merger provided that the surviving corporation assumes the obligations of CMS Energy under the Notes and the senior debt indenture and is organized and existing under the laws of the United States, any state thereof or the District of Columbia), CMS Energy shall not consolidate with or merge into any other Person or sell, lease or convey the property of CMS Energy in the entirety or substantially as an entirety, unless (1) immediately after giving effect to such transaction the Consolidated Net Worth of the surviving entity is at least equal to the Consolidated Net Worth of CMS Energy immediately prior to the transaction and (2) after giving effect to such transaction, the surviving entity would be entitled to incur at least one dollar of additional Indebtedness (other than revolving Indebtedness to banks) pursuant to the first paragraph under "Limitation on Consolidated Indebtedness." Notwithstanding the foregoing provisions, such a transaction may constitute a Fundamental Change as described in "Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder" and give rise to the right of a Holder to require CMS Energy to repurchase all or part of such Holder's Note.

  Limitation on Consolidated Indebtedness

     Under the terms of the senior debt indenture, so long as any of the Notes are outstanding and until the Notes are rated BBB- or above (or an equivalent rating) by S&P and one Other Rating Agency, at which time CMS Energy will be permanently released from the provisions of this "Limitation on Consolidated Indebtedness," CMS Energy will not, and will not permit any of its Consolidated Subsidiaries to, issue, create, assume, guarantee, incur or otherwise become liable for (collectively, for this purpose, "ISSUE"), directly or indirectly, any Indebtedness unless the Consolidated Coverage Ratio of CMS Energy and its Consolidated Subsidiaries for the four consecutive fiscal quarters immediately preceding the issuance of such Indebtedness (as shown by a pro forma consolidated income statement of CMS Energy and its Consolidated Subsidiaries for the four most recent fiscal quarters ending at least 30 days prior to the issuance of such Indebtedness after giving effect to (1) the issuance of such Indebtedness and (if applicable) the application of the net proceeds thereof to refinance other Indebtedness as if such Indebtedness was issued at the beginning of the period, (2) the issuance and retirement of any other Indebtedness since the first day of the period as if such Indebtedness was issued or retired at the beginning of the period and (3) the acquisition of any company or business acquired by CMS Energy or any Subsidiary since the first day of the period (including giving effect to the pro forma historical earnings of such company or business), including any acquisition which will be consummated contemporaneously with the issuance of such Indebtedness, as if in each case such acquisition occurred at the beginning of the period) exceeds a ratio of 1.6 to 1.0.

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     The foregoing limitation is subject to exceptions for:

     - Indebtedness of CMS Energy to banks not to exceed $1 billion in aggregate outstanding principal amount at any time;

     - Indebtedness outstanding on the date of the Supplemental Indenture and certain refinancings thereof;

     - certain refinancings and Indebtedness of CMS Energy to a Subsidiary or by a Subsidiary to CMS Energy;

     - Indebtedness of a Consolidated Subsidiary issued to acquire, develop, improve, construct or provide working capital for a gas, oil or electric generation, exploration, production, distribution, storage or transmission facility and related assets; provided that such Indebtedness is without recourse to any assets of CMS Energy, Consumers, Enterprises, CMS Generation, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary;

     - Indebtedness of a Person existing at the time at which such Person became a Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary;

     - Indebtedness issued by CMS Energy not to exceed $150 million in aggregate outstanding principal amount at any time; and

     - Indebtedness of a Consolidated Subsidiary in respect of rate reduction bonds issued to recover electric restructuring transition costs of Consumers; provided that such Indebtedness is without recourse to the assets of Consumers.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the senior debt indenture. Reference is made to the senior debt indenture for a full definition of all terms as well as any other capitalized terms used herein and not otherwise defined.

     "BUSINESS DAY" means a day on which banking institutions in New York, New York or Detroit, Michigan are not authorized or required by law or regulation to close.

     "CAPITAL LEASE OBLIGATION" of a Person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

     "CAPITAL STOCK" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any Preferred Stock or letter stock; provided that Hybrid Preferred Securities are not considered Capital Stock for purposes of this definition.

     "CMS ELECTRIC AND GAS" means CMS Electric and Gas Company, a Michigan corporation and wholly-owned subsidiary of Enterprises.

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     "CONSOLIDATED ASSETS" means, at any date of determination, the aggregate assets of CMS Energy and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

     "CONSOLIDATED COVERAGE RATIO" with respect to any period means the ratio of
(1) the aggregate amount of Operating Cash Flow for such period to (2) the aggregate amount of Consolidated Interest Expense for such period.

     "CONSOLIDATED CURRENT LIABILITIES" means, for any period, the aggregate amount of liabilities of CMS Energy and its Consolidated Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after (1) eliminating all inter-company items between CMS Energy and any Consolidated Subsidiary and (2) deducting all current maturities of long-term Indebtedness, all as determined in accordance with generally accepted accounting principles.

     "CONSOLIDATED INDEBTEDNESS" means, at any date of determination, the aggregate Indebtedness of CMS Energy and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided that Consolidated Indebtedness shall not include any subordinated debt owned by any Hybrid Preferred Securities Subsidiary.

     "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense in respect of Consolidated Indebtedness of CMS Energy and its Consolidated Subsidiaries, including, without duplication:

     - interest expense attributable to capital leases;

     - amortization of debt discount;

     - capitalized interest;

     - cash and noncash interest payments;

     - commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

     - net costs under interest rate protection agreements (including amortization of discount); and

     - interest expense in respect of obligations of other Persons deemed to be Indebtedness of CMS Energy or any Consolidated Subsidiaries under the fifth or sixth bullet points of the definition of Indebtedness;

provided, however, that Consolidated Interest Expense shall exclude (a) any costs otherwise included in interest expense recognized on early retirement of debt and (b) any interest expense in respect of any Indebtedness of any Subsidiary of Consumers, CMS Generation, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary, provided that such Indebtedness is without recourse to any assets of CMS Energy, Consumers, Enterprises, CMS Generation, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary.

     "CONSOLIDATED NET INCOME" means, for any period, the net income of CMS Energy and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there shall not be included in such Consolidated Net Income:

     - any net income of any Person if such Person is not a Subsidiary, except that (A) CMS Energy's equity in the net income of any such Person for such period shall be included in

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       such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to CMS Energy or a Consolidated Subsidiary as a dividend or other distribution and (B) CMS Energy's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

     - any net income of any Person acquired by CMS Energy or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

     - any gain or loss realized upon the sale or other disposition of any property, plant or equipment of CMS Energy or its Consolidated Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; and

     - any net income of any Subsidiary of Consumers, CMS Generation, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary whose interest expense is excluded from Consolidated Interest Expense, provided, however, that for purposes of this bullet point, any cash, dividends or distributions of any such Subsidiary to CMS Energy shall be included in calculating Consolidated Net Income.

     "CONSOLIDATED NET TANGIBLE ASSETS" means, for any period, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) as set forth on the most recently available quarterly or annual consolidated balance sheet of CMS Energy and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:

     - Consolidated Current Liabilities;

     - minority interests in Consolidated Subsidiaries held by Persons other than CMS Energy or a Restricted Subsidiary;

     - excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors as evidenced by resolutions of the Board of Directors;

     - any revaluation or other write-up in value of assets subsequent to December 31, 1996, as a result of a change in the method of valuation in accordance with generally accepted accounting principles;

     - unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

     - treasury stock; and

     - any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

     "CONSOLIDATED NET WORTH" of any Person means the total of the amounts shown on the consolidated balance sheet of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of any date selected by such Person not more than 90 days prior to the taking of any action for the purpose of which the determination is being made (and adjusted for any material events since such date), as (1) the par or stated value of all outstanding Capital Stock plus (2) paid-in capital or capital surplus relating to such Capital Stock plus (3) any retained earnings or earned

                                       S-64
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surplus less (A) any accumulated deficit, (B) any amounts attributable to
Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

     "CONSOLIDATED SUBSIDIARY" means any Subsidiary whose accounts are or are required to be consolidated with the accounts of CMS Energy in accordance with generally accepted accounting principles.

     "DESIGNATED ENTERPRISES SUBSIDIARY" means any wholly-owned subsidiary of Enterprises formed after the date of the Supplemental Indenture which is designated a Designated Enterprises Subsidiary by the Board of Directors.

     "EXCHANGEABLE STOCK" means any Capital Stock of a corporation that is exchangeable or convertible into another security (other than Capital Stock of such corporation that is neither Exchangeable Stock nor Redeemable Stock).

     "HOLDER" means the Person in whose name a Note is registered in the security register kept by CMS Energy for that purpose.

     "HYBRID PREFERRED SECURITIES" means any preferred securities issued by a Hybrid Preferred Securities Subsidiary, where such preferred securities have the following characteristics:

     - such Hybrid Preferred Securities Subsidiary lends substantially all of the proceeds from the issuance of such preferred securities to CMS Energy or Consumers in exchange for subordinated debt issued by CMS Energy or Consumers, respectively;

     - such preferred securities contain terms providing for the deferral of distributions corresponding to provisions providing for the deferral of interest payments on such subordinated debt; and

     - CMS Energy or Consumers (as the case may be) makes periodic interest payments on such subordinated debt, which interest payments are in turn used by the Hybrid Preferred Securities Subsidiary to make corresponding payments to the holders of the Hybrid Preferred Securities.

     "HYBRID PREFERRED SECURITIES SUBSIDIARY" means any business trust (or similar entity):

     - all of the common equity interest of which is owned (either directly or indirectly through one or more wholly-owned Subsidiaries of CMS Energy or Consumers) at all times by CMS Energy or Consumers;

     - that has been formed for the purpose of issuing Hybrid Preferred Securities; and

     - substantially all of the assets of which consist at all times solely of subordinated debt issued by CMS Energy or Consumers (as the case may be) and payments made from time to time on such subordinated debt.

     "INDEBTEDNESS" of any Person means, without duplication:

     - the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

     - all Capital Lease Obligations of such Person;

     - all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

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     - all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in the bullet points above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

     - all obligations of the type referred to in the bullet points above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and

     - all obligations of the type referred to in the bullet points above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

     "LIEN" means any lien, mortgage, pledge, security interest, conditional sale, title retention agreement or other charge or encumbrance of any kind.

     "NET CASH PROCEEDS" means (a) with respect to any Asset Sale, the aggregate proceeds of such Asset Sale including the fair market value (as determined by the Board of Directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash, received by CMS Energy, net of (1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of CMS Energy and its Restricted Subsidiaries, taken as a whole, (3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (4) appropriate amounts to be provided by CMS Energy or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with generally accepted accounting principles and (b) with respect to any issuance or sale or contribution in respect of Capital Stock, the aggregate proceeds of such issuance, sale or contribution, including the fair market value (as determined by the Board of Directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash, received by CMS Energy, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof, provided, however, that if such fair market value as determined by the Board of Directors of property other than cash is greater than $25 million, the value thereof shall be based upon an opinion from an independent nationally recognized firm experienced in the appraisal or similar review of similar types of transactions.

     "NON-CONVERTIBLE CAPITAL STOCK" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible Capital Stock other than Preferred Stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

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     "OPERATING CASH FLOW" means, for any period, with respect to CMS Energy and its Consolidated Subsidiaries, the aggregate amount of Consolidated Net Income after adding thereto Consolidated Interest Expense (adjusted to include costs recognized on early retirement of debt), income taxes, depreciation expense, amortization expense and any noncash amortization of debt issuance costs, any nonrecurring, noncash charges to earnings and any negative accretion recognition.

     "OTHER RATING AGENCY" shall mean any one of Fitch, Inc. or Moody's Investors Service, Inc., and any successor to any of these organizations that is a nationally recognized statistical rating organization.

     "PAYING AGENT" means any person authorized by CMS Energy to pay the principal of (and premium, if any) or interest on any of the Notes on behalf of CMS Energy. Initially, the paying agent is the Trustee under the senior debt indenture.

     "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of any government.

     "PREFERRED STOCK" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation; provided, that Hybrid Preferred Securities are not considered Preferred Stock for purposes of this definition.

     "REDEEMABLE STOCK" means any Capital Stock that by its terms or otherwise is required to be redeemed prior to the first anniversary of the stated maturity of the outstanding Notes or is redeemable at the option of the Holders thereof at any time prior to the first anniversary of the stated maturity of the outstanding Notes.

     "RESTRICTED SUBSIDIARY" means any Subsidiary (other than Consumers and its subsidiaries) of CMS Energy which, as of the date of CMS Energy's most recent quarterly consolidated balance sheet, constituted at least 10% of the total Consolidated Assets of CMS Energy and its Consolidated Subsidiaries and any other Subsidiary which from time to time is designated a Restricted Subsidiary by the Board of Directors, provided that no Subsidiary may be designated a Restricted Subsidiary if, immediately after giving effect thereto, an Event of Default or event that, with the lapse of time or giving of notice or both, would constitute an Event of Default would exist or CMS Energy and its Restricted Subsidiaries could not incur at least one dollar of additional Indebtedness pursuant to the first paragraph under "Description of the Notes--Certain Restrictive Covenants--Limitation on Consolidated Indebtedness," and (1) any such Subsidiary so designated as a Restricted Subsidiary must be organized under the laws of the United States or any State thereof, (2) more than 80% of the Voting Stock of such Subsidiary must be owned of record and beneficially by CMS Energy or a Restricted Subsidiary and (3) such Restricted Subsidiary must be a Consolidated Subsidiary.

     "S&P" shall mean Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto which is a nationally recognized statistical rating organization, or, if such entity shall cease to rate the Notes or shall cease to exist and there shall be no such successor thereto, any other nationally recognized statistical rating organization selected by CMS Energy which is acceptable to the Trustee.

     "SUBORDINATED INDEBTEDNESS" means any Indebtedness of CMS Energy (whether outstanding on the date of the Supplemental Indenture or thereafter incurred) which is contractually subordinated or junior in right of payment to the Notes.

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     "SUBSIDIARY" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by CMS Energy or by one or more other Subsidiaries, or by CMS Energy and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     "SUPPORT OBLIGATIONS" means, for any person, without duplication, any financial obligation, contingent or otherwise, of such person guaranteeing or otherwise supporting any debt or other obligation of any other person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such person, direct or indirect:

     - to purchase or pay (or advance or supply funds for the purchase or payment of) such debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such debt;

     - to purchase property, securities or services for the purpose of assuring the owner of such debt of the payment of such debt;

     - to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such debt;

     - to provide equity capital under or in respect of equity subscription arrangements (to the extent that such obligation to provide equity capital does not otherwise constitute debt); or

     - to perform, or arrange for the performance of, any non-monetary obligations or non-funded debt payment obligations of the primary obligor.

     "TAX SHARING AGREEMENT" means the Amended and Restated Agreement for the Allocation of Income Tax Liabilities and Benefits, dated January 1, 1994, as amended or supplemented from time to time, by and among CMS Energy, each of the members of the Consolidated Group (as defined therein) and each of the corporations that become members of the Consolidated Group.

     "VOTING STOCK" means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).

EVENTS OF DEFAULT

     The occurrence of any of the following events with respect to the Notes will constitute an "EVENT OF DEFAULT" with respect to the Notes:

     - default for 30 days in the payment of any interest on any of the Notes;

     - default in the payment when due of any of the principal of or the premium, if any, on any of the Notes, whether at maturity, upon redemption, acceleration, purchase by CMS Energy at the option of the Holders or otherwise;

     - default for 60 days by CMS Energy in the observance or performance of any other covenant or agreement contained in the senior debt indenture relating to the Notes after written notice thereof as provided in the senior debt indenture;

     - certain events of bankruptcy, insolvency or reorganization relating to CMS Energy or Consumers;

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     - entry of final judgments against CMS Energy or Consumers aggregating in excess of $25,000,000 which remain undischarged or unbonded for 60 days;

     - a default resulting in the acceleration of indebtedness of CMS Energy or Consumers in excess of $25,000,000, which acceleration has not been rescinded or annulled within ten days after written notice of such default as provided in the senior debt indenture;

     - a default in our obligation to satisfy our conversion obligation upon exercise of a Holder's conversion right;

     - a default in our obligation to redeem Notes after we exercised our redemption option; or

     - a default in our obligation to purchase Notes upon the occurrence of a Fundamental Change or exercise by a Holder of its option to require us to purchase such Holder's Notes.

     If an Event of Default on the Notes shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of all the Notes and the premium thereon and interest, if any, accrued thereon to be due and payable immediately.

     The senior debt indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the senior debt indenture at the request, order or direction of the Holders of the Notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnity and certain other limitations contained in the senior debt indenture, the Holders of a majority in aggregate principal amount of the senior debentures of each affected series then outstanding (voting as one class) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the senior debentures of such affected series.

     The senior debt indenture provides that no Holders of Notes may institute any action against CMS Energy under the senior debt indenture (except actions for payment of overdue principal, premium or interest) unless such Holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the Holders of not less than 25% in aggregate principal amount of senior debentures of the affected series then outstanding (voting as one class) shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such request by the Holders of a majority in aggregate principal amount of the senior debentures of the affected series then outstanding (voting as one class).

     The senior debt indenture requires CMS Energy to furnish to the Trustee annually a statement as to CMS Energy's compliance with all conditions and covenants under the senior debt indenture. The senior debt indenture provides that the Trustee may withhold notice to the Holders of the Notes of any default affecting such Notes (except defaults as to payment of principal, premium or interest on the Notes) if it considers such withholding to be in the interests of the Holders of the Notes.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     The senior debt indenture provides that CMS Energy may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if the new corporation assumes the obligations of CMS Energy under the Notes and the Supplemental Indenture and is organized and existing under the laws of the United States,

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any U.S. State or the District of Columbia. Notwithstanding the foregoing provisions, such a transaction may constitute a Fundamental Change as described in "Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder."

MODIFICATION AND WAIVER

     CMS Energy and the relevant trustee may enter into supplemental indentures without the consent of the Holders of the Notes to establish the form and terms of any series of securities under the senior debt indenture.

     CMS Energy and the relevant trustee, with the consent of the holders of at least a majority in total principal amount of senior debentures of all series then outstanding and affected (voting as one class), may change in any manner the provisions of the senior debt indenture or modify in any manner the rights of the holders of the senior debentures of each such affected series. CMS Energy and the relevant trustee may not, without the consent of the holders of each senior debenture affected, enter into any supplemental indenture to:

     - change the time of payment of the principal;

     - reduce the principal amount of such senior debenture;

     - reduce the rate or change the time of payment of interest on such senior debenture;

     - reduce the amount payable on any securities issued originally at a discount upon acceleration or provable in bankruptcy;

     - impair the right to institute suit for the enforcement of any payment on any senior debenture when due;

     - reduce the redemption price, purchase price or Fundamental Change purchase price for the Notes or change the terms applicable to redemption or purchase in a manner adverse to the Holder;

     - make any change that adversely affects the right to convert or exchange any debt security, including the Notes, or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security;

     - waive any default in any payment of redemption price, purchase price or Fundamental Change purchase price with respect to the Notes; or

     - waive any default that constitutes a failure to convert any Note in accordance with its terms and the terms of the senior debt indenture.

     In addition, no such modification may reduce the percentage in principal amount of the senior debenture of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the senior debt indenture.

     Prior to the acceleration of the maturity of any senior debenture, the holders, voting as one class, of a majority in total principal amount of the senior debentures with respect to which a default or event of default shall have occurred and be continuing may on behalf of the holders of all such affected senior debentures waive any past default or event of default and its consequences, except a default or an event of default in respect of a covenant or provision of the senior debt indenture or of any senior debenture which cannot be modified or amended without the consent of the holders of each senior debenture affected.

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DEFEASANCE, COVENANT DEFEASANCE AND DISCHARGE

     The senior debt indenture provides that, at the option of CMS Energy:

     - CMS Energy will be discharged from all obligations in respect of the Notes (except for certain obligations to convert, register the transfer of or exchange the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to maintain the trust described below); or

     - CMS Energy need not comply with certain restrictive covenants of the senior debt indenture (including those described under "Consolidation, Merger or Sale of Assets"),

if CMS Energy in each case irrevocably deposits in trust with the relevant trustee money and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the Notes on the stated maturities of such Notes in accordance with the terms thereof.

     To exercise this option, CMS Energy is required to deliver to the relevant trustee an opinion of independent counsel to the effect that:

     - the exercise of such option would not cause the Holders of the Notes to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such Holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

     - in the case of a discharge as described above, such opinion is to be accompanied by a private letter ruling to the same effect received from the Internal Revenue Service, a revenue ruling to such effect pertaining to a comparable form of transaction published by the Internal Revenue Service or appropriate evidence that since the date of the senior debt indenture there has been a change in the applicable federal income tax law.

     In the event:

     - CMS Energy exercises its option to effect a covenant defeasance with respect to the Notes as described above;

     - the Notes are thereafter declared due and payable because of the occurrence of any event of default other than an event of default caused by failing to comply with the covenants which are defeased; or

     - the amount of money and securities on deposit with the relevant trustee would be insufficient to pay amounts due on the Notes at the time of the acceleration resulting from such event of default,

CMS Energy would remain liable for such amounts.

     Our obligations with respect to the convertibility of the Notes into our common stock will survive any such action by us.

THE TRUSTEE

     J.P. Morgan Trust Company, N.A. is the Trustee, paying agent and conversion agent under the senior debt indenture for the Notes. CMS Energy and its affiliates maintain lending depositary and other normal banking relationship with J.P. Morgan Trust Company, N.A. J.P. Morgan Trust Company, N.A. is also a lender to CMS Energy and its affiliates.

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CALCULATIONS IN RESPECT OF NOTES

     We will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the market trading prices of our common stock, the conversion value, the principal return and net share amount, accrued interest payable on the Notes, the conversion rate and the conversion price of the Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on Holders of Notes. We will provide a schedule of our calculations to each of the Trustee and the conversion agent, and each of the Trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The Trustee will forward our calculations to any Holder of Notes upon the request of that Holder.

GOVERNING LAW

     The senior debt indenture, the Supplemental Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply.

BOOK-ENTRY SYSTEM

     The Notes will be represented by one or more global securities. Each global security will be deposited with, or on behalf of, DTC and be registered in the name of a nominee of DTC. Except under circumstances described below, the Notes will not be issued in definitive form.

     The following is based upon information furnished by DTC:

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("PARTICIPANTS") deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants ("DIRECT PARTICIPANTS") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons (designated by the underwriters) with the respective principal amounts of the Notes represented by the global security. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

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     So long as DTC or its nominee is the registered owner of a global security,
DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by that global security for all purposes under the senior debt indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have Notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders thereof under the senior debt indenture. Principal and interest payments, if any, on Notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither we, the Trustee, any paying agent or the security registrar for the Notes will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

     Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other direct participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

     Unless and until they are exchanged in whole or in part for Notes in definitive form, the global securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     If DTC at any time is unwilling or unable to continue as a depositary, defaults in the performance of its duties as depositary or ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation, and a successor depositary is not appointed by us within 90 days, we will issue Notes in definitive form in exchange for the global securities relating to the Notes. In addition, we may at any time and in our sole discretion determine not to have the Notes or portions of the Notes represented by one or more global securities and, in that event, will issue individual Notes in exchange for the global security or securities representing the Notes. Further, if we so specify with respect to any Notes, an owner of a beneficial interest in a global security representing the Notes may, on terms acceptable to us and the depositary for the global security, receive individual Notes in exchange for the beneficial interest. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of Notes represented by the global security equal in principal amount to the beneficial interest, and to have the Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

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                        DESCRIPTION OF OUR CAPITAL STOCK

     The following summary of certain rights of the holders of CMS Energy capital stock does not purport to be complete and is qualified in its entirety by express reference to the Restated Articles of Incorporation of CMS Energy (the "ARTICLES OF INCORPORATION") and the Restated Bylaws of CMS Energy, which are incorporated into this prospectus supplement by reference. See "Where You Can Find More Information." Copies of the Restated Bylaws and Articles of Incorporation have been previously filed with the SEC.

     The authorized capital stock of CMS Energy consists of:

     - 350 million shares of CMS Energy Common Stock, par value $0.01 per share ("COMMON STOCK"); and

     - 10 million shares of CMS Energy Preferred Stock, par value $0.01 per share ("PREFERRED STOCK").

     As of September 30, 2004, we had 5,000,000 shares of 4.50% Cumulative Convertible Preferred Stock and 161,872,944 shares of common stock issued and outstanding. In October 2004, we issued 32,775,000 additional shares of common stock pursuant to an underwritten offering.

COMMON STOCK

  Dividend Rights and Policy; Restrictions on Dividends

     Dividends on the common stock are paid at the discretion of the Board of Directors based primarily upon the earnings and financial condition of CMS Energy. Dividends are payable out of the assets of CMS Energy legally available therefor.

     In January 2003, the Board of Directors suspended the payment of common stock dividends.

     CMS Energy is a holding company and its assets consist primarily of investments in its subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dependent primarily upon the earnings of its subsidiaries (in particular, Consumers), borrowings and sales of equity. CMS Energy's ability to pay dividends on common stock is dependent primarily upon the earnings and cash flows of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends, loans or advances and repayment of loans and advances from CMS Energy. Accordingly, the ability of CMS Energy to pay dividends on its capital stock will depend on the earnings, financial requirements, contractual restrictions of the subsidiaries of CMS Energy (in particular, Consumers) and other factors. CMS Energy's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts on the capital stock of CMS Energy or to make any funds available therefor, whether by dividends, loans or other payments.

     Dividends on capital stock of CMS Energy are limited by Michigan law to legally available assets of CMS Energy. Distributions on common stock may be subject to the rights of the holders, if any, of the Preferred Stock, including the currently issued and outstanding 4.50% Cumulative Convertible Preferred Stock. As long as the 4.50% Cumulative Convertible Preferred Stock is outstanding, CMS Energy may not pay dividends on its common stock unless certain conditions are met including, but not limited to, that dividends on the 4.50% Cumulative Convertible Preferred Stock have been paid. See "Preferred Stock--Dividends."

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     CMS Energy is subject to the following contractual restrictions on its ability to pay dividends:

CMS ENERGY'S SENIOR SECURED CREDIT FACILITY

     Under the terms of our Fifth Amended and Restated Senior Credit Agreement we have agreed that we will not, and will not permit certain of our subsidiaries, directly or indirectly, to:

     - declare or pay any dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of our common stock or the capital stock or other ownership interests of certain subsidiaries (other than stock splits and dividends payable solely in our non-convertible equity securities (other than Redeemable Stock or Exchangeable Stock (as such terms are defined in the senior debt indenture on August 3, 2004)) and dividends and distributions made to us or certain of our subsidiaries); or

     - purchase, redeem, retire or otherwise acquire for value any such capital stock or other ownership interests;

unless other than (i) pursuant to the terms of any class of our capital stock issued and outstanding (and as in effect on August 3, 2004), any purchase or redemption of our capital stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, our capital stock (other than Redeemable Stock or Exchangeable Stock (as such terms are defined in the senior debt indenture on August 3, 2004)), (ii) payments made by us or certain subsidiaries pursuant to our tax sharing agreement and (iii) after January 1, 2005 payments not to exceed certain amounts for any twelve-month period so long as a certain amount of liquidity is held by CMS Energy.

SENIOR DEBT INDENTURE

     Under the terms of the senior debt indenture we have the following issued and outstanding securities: X-TRAS(SM) Pass-Through Trust I Certificates Due 2005, 9.875% Senior Notes Due 2007, 8.9% Senior Notes Due 2008, 7.5% Senior Notes Due 2009, 7.75% Senior Notes Due 2010, 8.5% Senior Notes Due 2011 and 3.375% Convertible Senior Notes Due 2023. So long as any of such notes issued thereunder are outstanding and until those notes are rated BBB- or above (or an equivalent rating) by S&P and one other rating agency, at which time we will be permanently released from the provisions of this limitation, we have agreed that we will not, and will not permit any of our restricted subsidiaries, directly or indirectly, to:

     - declare or pay any dividend or make any distribution on our capital stock to the direct or indirect holders of our capital stock (except dividends or distributions payable solely in our non-convertible capital stock (as defined in the senior debt indenture) or in options, warrants or other rights to purchase such non-convertible capital stock and except dividends or other distributions payable to us or one of our subsidiaries);

     - purchase, redeem or otherwise acquire or retire for value any of our capital stock; or

     - purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to the scheduled maturity or scheduled repayment thereof, any of our subordinated indebtedness (each, a "RESTRICTED PAYMENT"), if at the time of any restricted payment described above (1) an event of default under the senior debt indenture (or event that with the lapse of time or giving of notice would constitute an event of default) has occurred and is continuing, or would occur as a result of the restricted

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payment, or (2) after giving effect to any restricted payment described above, the aggregate amount of all restricted payments made since May 6, 1997 would exceed the sum of:

     - $100 million;

     - 100% of our consolidated net income from May 6, 1997 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the restricted payment (or, in the case of a deficit, minus 100% of the deficit); and

     - the aggregate net proceeds we have received for any issuance or sale of, or contribution with respect to, our capital stock subsequent to May 6, 1997.

GENERAL TERM NOTE INDENTURE

     Similarly, the indenture, dated as of January 15, 1994, as amended and supplemented, between us and JPMorgan Chase Bank, as trustee, pursuant to which we have issued our General Term Notes, Series D, Series E and Series F, provides that so long as any general term notes issued thereunder are outstanding and until the notes are rated BBB- or above (or an equivalent rating) by S&P and one other rating agency, at which time we will be permanently released from the provisions of this limitation, we have agreed that we will not, and will not permit any of our restricted subsidiaries, directly or indirectly, to:

     - declare or pay any dividend or make any distribution on our capital stock to the direct or indirect holders of our capital stock (except dividends or distributions payable solely in our non-convertible capital stock (as defined in such indenture) or in options, warrants or other rights to purchase such non-convertible capital stock and except dividends or other distributions payable to us or one of our subsidiaries); or

     - purchase, redeem or otherwise acquire or retire for value any of our capital stock (each, a "RESTRICTED PAYMENT");

if at the time of any restricted payment described above (1) an event of default under such indenture (or event that with the lapse of time or giving of notice would constitute an event of default) has occurred and is continuing, or would occur as a result of the restricted payment, or (2) after giving effect to any restricted payment described above, the aggregate amount of all restricted payments made since September 30, 1993 would exceed the sum of:

     - $120 million;

     - 100% of our consolidated net income from September 30, 1993 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the restricted payment (or, in the case of a deficit, minus 100% of the deficit); and

     - the aggregate net proceeds we have received for any issuance or sale of, or contribution with respect to, our capital stock subsequent to September 30, 1993.

     The provisions described above do not prohibit (1) dividends or other distributions in respect of capital stock issued in connection with the acquisition of any business or assets by us where the payment of such dividends or distributions are payable solely from the net earnings of such business or assets, (2) any purchase or redemption of capital stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, our capital stock (other than certain redeemable stock or exchangeable stock), (3) dividends paid within 60 days after the date of declaration thereof if at the date of declaration such dividends would have complied with the limitations described above or (4) payments pursuant to the tax sharing agreement among us and our subsidiaries.

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  Trust Preferred Securities

     In June 1997, a CMS Energy affiliated trust issued $172.5 million of 7 3/4% Convertible Quarterly Income Preferred Securities. The preferred securities are convertible at the option of the holder into shares of common stock at an initial conversion rate of 1.2255 shares of common stock for each preferred security (equivalent to a purchase price of $40.80 per share of common stock), subject to certain adjustments. We may, at our option, cause the conversion rights of the holders of the preferred securities to expire upon certain conditions.

     Under the terms of the indenture, dated June 1, 1997, between us and The Bank of New York, as trustee, as amended and supplemented, and the guarantee agreement dated June 20, 1997 between us and The Bank of New York relating to the preferred securities of CMS Energy Trust I pursuant to which the preferred securities and the related 7 3/4% Convertible Subordinated Debentures due 2027 were issued, we have agreed that we will not, and will not cause any of our subsidiaries to, declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, if at such time:

     - an event has occurred, of which we have actual knowledge, that with the giving of notice or the lapse of time, or both, would constitute an event of default and in respect of which we have not taken reasonable steps to cure;

     - we are in default with respect to the payment of any obligations under the relevant guarantee agreement; or

     - we have given notice of our selection of an extension period as provided in such indenture with respect to the subordinated debentures and have not rescinded such notice, or such extension period (or any extension thereof) is continuing.

  Dividend Restrictions Under Michigan Law

     Michigan law prohibits payment of a dividend or a repurchase of capital stock if, after giving it effect, a corporation would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the Articles of Incorporation provide otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution (including the rights of holders of preferred stock, if any).

  Voting Rights

     Each holder of common stock is entitled to one vote for each share of common stock held by such holder on each matter voted upon by the shareholders. Such right to vote is not cumulative. A majority of the votes cast by the holders of shares entitled to vote thereon is sufficient for the adoption of any question presented, except that certain provisions of the Articles of Incorporation relating to special shareholder meetings, the removal, indemnification and liability of the Board of Directors and the requirements for amending these provisions may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the affirmative vote of at least 75% of the outstanding shares entitled to vote thereon.

     Under Michigan law, the approval of the holders of a majority of the outstanding shares of common stock would be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other corporation if such merger or consolidation would adversely affect the powers or special rights of such common stock, and to authorize

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any amendment to the Articles of Incorporation that would increase or decrease the aggregate number of authorized shares of common stock or alter or change the powers, preferences or special rights of the shares of common stock so as to affect them adversely. The Articles of Incorporation also provide that unless the vote or consent of a greater number of shares shall then be required by law, the vote or consent of the holders of a majority of the shares of common stock then outstanding will be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other entity if such merger or consolidation would adversely affect the powers or special rights of the common stock, either directly by amendment to the Articles of Incorporation or indirectly by requiring the holders of the common stock to accept or retain, in such merger or consolidation, anything other than (i) shares of such class or
(ii) shares of the surviving or resulting corporation, having, in either case, powers and special rights identical to those of such common stock prior to such merger or consolidation. The effect of these provisions may be to permit the holders of a majority of the outstanding shares of common stock to block any such merger or amendment that would adversely affect the powers or special rights of holders of such shares of common stock.

  Preemptive Rights

     The Articles of Incorporation provide that holders of common stock will have no preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.

  Liquidation Rights

     In the event of the dissolution, liquidation or winding up of CMS Energy, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of CMS Energy and after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts (including any accumulated and unpaid dividends) to which they are entitled, the holders of common stock will be entitled to receive, on a per share basis, the assets of CMS Energy remaining for distribution to the holders of common stock. Neither the merger or consolidation of CMS Energy into or with any other corporation, nor the merger or consolidation of any other corporation into or with CMS Energy nor any sale, transfer or lease of all or any part of the assets of CMS Energy, shall be deemed to be a dissolution, liquidation or winding up for the purposes of this provision.

     Because CMS Energy has subsidiaries which have debt obligations and other liabilities of their own, CMS Energy's rights and the rights of its creditors and its stockholders to participate in the distribution of assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to prior claims of the subsidiary's creditors, except to the extent that CMS Energy may itself be a creditor with recognized claims against the subsidiary.

  Subdivision or Combination

     If CMS Energy subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise), the voting and liquidation rights of shares of common stock will be appropriately adjusted so as to avoid any dilution in aggregate voting or liquidation rights.

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  Exchanges

     The Articles of Incorporation do not provide for either the mandatory or optional exchange or redemption of common stock.

  Transfer Agent and Registrar

     Common stock is transferable at Consumers Energy Company, One Energy Plaza, Jackson, Michigan 49201. CMS Energy is the registrar and transfer agent for common stock.

PREFERRED STOCK

     The authorized Preferred Stock may be issued without the approval of the holders of common stock in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, voting rights, if any, and qualifications, limitations or restrictions thereof, as shall be stated in a resolution providing for the issue of any such series adopted by CMS Energy's Board of Directors. The Articles of Incorporation provide that holders of Preferred Stock will not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock. The future issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of CMS Energy.

  4.50% Cumulative Convertible Preferred Stock

     The Articles of Incorporation establish one series of preferred stock designated as "4.50% Cumulative Convertible Preferred Stock" consisting of 5,000,000 shares with a liquidation preference of $50.00 per share (the "CUMULATIVE CONVERTIBLE PREFERRED STOCK"). The Cumulative Convertible Preferred Stock ranks prior to any series of our common stock as to the payment of dividends and distribution of assets upon dissolution, liquidation or winding up of CMS Energy, and is convertible into shares of common stock. The holders of the Cumulative Convertible Preferred Stock have no preemptive rights.

  Dividends

     Holders of shares of Cumulative Convertible Preferred Stock will be entitled to receive, when, as and if declared by our Board of Directors out of funds legally available for payment, cumulative cash dividends at the rate per annum of 4.50% per share on the liquidation preference thereof of $50.00 per share (equivalent to $2.25 per annum per share). Dividends on the Cumulative Convertible Preferred Stock will be payable quarterly on March 1, June 1, September 1 and December 1 of each year at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of the Cumulative Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Accumulated unpaid dividends accrue and cumulate dividends at the annual rate of 4.50%.

     As long as any Cumulative Convertible Preferred Stock is outstanding, we may not pay dividends or distributions on, or purchase, redeem or otherwise acquire, subject to certain exceptions, shares of our common stock unless all accumulated and unpaid dividends on the Cumulative Convertible Preferred Stock have been paid or set aside for payment.

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  Liquidation Preference

     In the event of our voluntary or involuntary liquidation, winding-up or dissolution, holders of Cumulative Convertible Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of junior stock (including common stock), a liquidation preference in the amount of $50.00 per share of Cumulative Convertible Preferred Stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the Cumulative Convertible Preferred Stock and all parity stock are not paid in full, the holders of the Cumulative Convertible Preferred Stock and the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled.

  Voting Rights

     Except as required by Michigan law and our Articles of Incorporation, the holders of Cumulative Convertible Preferred Stock have no voting rights unless dividends payable on the Cumulative Convertible Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive). In that event, the holders of the Cumulative Convertible Preferred Stock, voting as a single class with the shares of any other preferred stock or preference securities having similar voting rights that are exercisable, will be entitled at the next regular or special meeting of our stockholders to elect two additional directors (or one director if fewer than six directors comprise our Board of Directors prior to appointment) and the number of directors that comprise our Board of Directors will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Cumulative Convertible Preferred Stock has been paid in full.

  Redemption

     We cannot redeem shares of the Cumulative Convertible Preferred Stock.

  Mandatory Conversion

     On or after December 5, 2008, we may, at our option, cause the Cumulative Convertible Preferred Stock to be automatically converted into that number of shares of common stock for each share of Cumulative Convertible Preferred Stock equal to $50.00 (the liquidation preference) divided by the applicable conversion rate. We may exercise our conversion right only if, for 20 trading days within any period of 30 consecutive trading days (including the last trading day of such 30 day period), the closing price of our common stock exceeds 130% of the then prevailing conversion price of the Cumulative Convertible Preferred Stock.

  Conversion Rights

     A holder of record of Cumulative Convertible Preferred Stock may convert its shares of Cumulative Convertible Preferred Stock at any time into shares of our common stock under any of the following circumstances:

     - during any calendar quarter (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the conversion price per share of our common stock on such last trading day;

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     - upon the occurrence of specified corporate transactions; and

     - subject to certain exceptions, during the five business day period immediately following any ten consecutive trading day period in which the trading price per share of Cumulative Convertible Preferred Stock for each day of that period was less than 95% of the product of the closing sale price of our common stock and the applicable conversion rate of such share of Cumulative Convertible Preferred Stock; provided, however, a holder may not convert its shares of Cumulative Convertible Preferred Stock if the average closing sale price of our common stock for such ten consecutive trading day period was between the then current conversion price on the Cumulative Convertible Preferred Stock and 120% of the then applicable conversion price on the Cumulative Convertible Preferred Stock.

     For each share of Cumulative Convertible Preferred Stock surrendered for conversion, holders will receive 5.0541 shares of our common stock. This represents an initial conversion price of $9.893 per share of common stock. The conversion rate may be adjusted for certain reasons, but it will not be adjusted for accumulated and unpaid dividends on the Preferred Stock.

     Subject to the conclusion of our pending exchange offer we will issue new series of 4.50% Cumulative Convertible Preferred Stock (the "NEW CUMULATIVE CONVERTIBLE PREFERRED STOCK"). The terms of the New Cumulative Convertible Preferred Stock will be identical in all material respects to the terms of the Cumulative Convertible Preferred Stock, except that: (i) the New Cumulative Convertible Preferred Stock is convertible by holders into cash and shares of our common stock upon certain circumstances; (ii) the applicable conversion rate will increase for holders converting in connection with a corporate transaction that is a fundamental change other than a fundamental change relating to the composition of our Board of Directors which occurs prior to December 8, 2008; and (iii) under certain circumstances, in a cash take-over transaction by a public company we may elect to change the conversion right so that holders of the New Cumulative Convertible Preferred Stock will be able to convert shares of New Cumulative Convertible Preferred Stock into cash and shares of the public acquirer common stock.

PRIMARY SOURCE OF FUNDS OF CMS ENERGY; RESTRICTIONS ON SOURCES OF DIVIDENDS

     The ability of CMS Energy to pay (i) dividends on its capital stock and
(ii) its indebtedness, including the Notes, depends and will depend substantially upon timely receipt of sufficient dividends or other distributions from its subsidiaries, in particular Consumers and Enterprises. Each of Consumers' and Enterprises' ability to pay dividends on its common stock depends upon its revenues, earnings and other factors. Consumers' revenues and earnings will depend substantially upon rates authorized by the MPSC.

     Consumers' Restated Articles of Incorporation ("ARTICLES") provide two restrictions on its payment of dividends on its common stock. First, prior to the payment of any common stock dividend, Consumers must reserve retained earnings after giving effect to such dividend payment of at least (i) $7.50 per share on all then outstanding shares of its preferred stock, (ii) in respect to its Class A Preferred Stock, 7.5% of the aggregate amount established by its Board of Directors to be payable on the shares of each series thereof in the event of involuntary liquidation of Consumers and (iii) $7.50 per share on all then outstanding shares of all other stock over which its preferred stock and Class A Preferred Stock do not have preference as to the payment of dividends and as to assets. Second, dividend payments during the 12 month period ending with the month the proposed payment is to be paid are limited to: (i) 50% of net income available for the payment of dividends during the base period, if the ratio of common stock and surplus to total capitalization and surplus for 12 consecutive calendar

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months within the 14 calendar months immediately preceding the proposed dividend payment (the "BASE PERIOD"), adjusted to reflect the proposed dividend, is less than 20%; and (ii) 75% of net income available for the payment of dividends during the base period if the ratio of common stock and surplus to total capitalization and surplus for the base period, adjusted to reflect the proposed dividend, is at least 20% but less than 25%.

     In addition, Consumers' indenture dated as of January 1, 1996, between Consumers and The Bank of New York, as trustee (the "PREFERRED SECURITIES INDENTURE"), and certain preferred securities guarantees by Consumers dated January 23, 1996, September 11, 1997 and October 25, 1999 (collectively, the "CONSUMERS PREFERRED SECURITIES GUARANTEES"), in connection with which the 8.36% Trust Originated Preferred Securities of Consumers Power Company Financing I, the 8.20% Trust Originated Preferred Securities of Consumers Energy Company Financing II, the 9 1/4% Trust Originated Preferred Securities of Consumers Energy Company Financing III and the 9.00% Trust Preferred Securities of Consumers Energy Company Financing IV (collectively, the "CONSUMERS TRUST PREFERRED SECURITIES") were issued, provide that Consumers shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock if (i) there shall have occurred any event that would constitute an event of default under the Preferred Securities Indenture or the trust agreements pursuant to which the Consumers Trust Preferred Securities were issued, (ii) a default has occurred with respect to its payment of any obligations under the Consumers Preferred Securities Guarantees or certain Consumers common stock guarantees or
(iii) it gives notice of its election to extend the interest payment period on the subordinated notes issued under the Preferred Securities Indenture, at any time for up to 20 consecutive quarters, provided, however, Consumers may declare and pay stock dividends where the dividend stock is the same stock as that on which the dividend is being paid.

     Consumers' ability to pay dividends is also restricted by several existing loan agreements. The loan agreements are:

     - the Amended and Restated Credit Agreement dated as of August 3, 2004 among Consumers, Bank One, N.A., as agent, and the financial institutions named therein; and

     - the Term Loan Agreement dated as of November 7, 2003 among Consumers, Bank One, N.A., as agent, and the financial institutions named therein.

     Pursuant to these loan agreements, so long as there exists no event of default under these agreements, Consumers may pay dividends in an aggregate amount not to exceed $300 million during any calendar year.

     Consumers' Articles also prohibit the payment of cash dividends on its common stock if Consumers is in arrears on preferred stock dividend payments.

     In addition, Michigan law prohibits payment of a dividend if, after giving it effect, Consumers or Enterprises would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the Articles permit otherwise, the amount that would be needed, if Consumers or Enterprises were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Currently, it is Consumers' policy to pay annual dividends equal to 80% of its annual consolidated net income. Consumers' Board of Directors reserves the right to change this policy at any time.

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            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following is a discussion of the material U.S. federal income tax considerations applicable to an investment in the Notes and the common stock issuable upon conversion thereof by a Holder that will purchase Notes in the offering at the offering price and hold the Notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "CODE"). This discussion does not address any tax considerations that may apply to Holders subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, persons that mark-to-market their securities, tax-exempt entities, tax-deferred or other retirement accounts, persons subject to the alternative minimum tax, persons that hold Notes as a position in a straddle or as part of a hedging, constructive sale or conversion transaction for U.S. federal income tax purposes, or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar.

     If a Holder purchases Notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to such Holder.

     For purposes of this discussion, a "U.S. HOLDER" means a beneficial owner of Notes or the common stock issuable upon conversion thereof that is, for U.S. federal income tax purposes:

     - an individual who is a citizen or resident of the United States;

     - a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust the administration of which is subject to the primary supervision of a court in the United States and for which one or more U.S. persons have the authority to control all substantial decisions.

     The term "U.S. HOLDER" also includes certain former citizens and residents of the United States.

     If a partnership holds Notes or the common stock issuable upon conversion thereof, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships that will hold Notes or the common stock issuable upon conversion thereof should consult their tax advisors.

     As used herein, a "NON-U.S. HOLDER" is a beneficial owner of Notes or the common stock issuable upon conversion thereof that is not a U.S. Holder.

     This summary is based on the Code, Treasury regulations promulgated under the Code and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, which change may be retroactive and may affect the tax consequences described herein.

     THIS DISCUSSION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE NOTES OR THE COMMON STOCK ISSUABLE UPON CONVERSION THEREOF. IT DOES NOT TAKE INTO ACCOUNT THE INDIVIDUAL CIRCUMSTANCES OF ANY PARTICULAR PROSPECTIVE INVESTOR, NOR DOES IT ADDRESS ANY ASPECT OF ESTATE OR GIFT TAX LAWS OR OF STATE, LOCAL OR FOREIGN TAX LAWS. WE STRONGLY URGE A HOLDER TO CONSULT ITS OWN TAX ADVISOR FOR ADVICE CONCERNING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THAT

                                       S-83
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HOLDER'S PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER
STATE, LOCAL OR FOREIGN TAX LAWS.

U.S. HOLDERS

  Payments of Interest

     Interest paid on the Notes will be included in the income of a U.S. Holder as ordinary income at the time it is received or accrued, in accordance with such Holder's regular method of accounting for U.S. federal income tax purposes.

     If the Notes' stated redemption price at maturity (generally, the sum of payments under a Note other than payments of stated interest unconditionally payable at least annually) exceeds their issue price by more than a de minimis amount, a U.S. Holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of any cash payment attributable to this accrued income. It is anticipated (and this discussion assumes) that the Notes will be issued with less than a de minimis amount of original issue discount.

  Sale, Exchange, Redemption or Repurchase of Notes

     A U.S. Holder's tax basis in a Note generally will equal its cost. A U.S. Holder generally will recognize gain or loss on the sale, exchange (other than conversion), redemption or repurchase of a Note equal to the difference between the amount realized on the disposition, excluding any amounts attributable to accrued but unpaid interest (which will be taxable as such), and the U.S. Holder's tax basis in the Note. This gain or loss will be capital gain or loss and will generally be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year and otherwise will be short-term capital gain or loss. Long-term capital gains of individuals are subject to U.S. federal income tax at preferential rates, which have been reduced for long-term capital gains recognized before January 1, 2009. Short-term capital gains are taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to limitations.

  Conversion of the Notes

     If a U.S. Holder surrenders a Note for conversion and we deliver a combination of shares of our common stock and cash, the tax treatment of the U.S. Holder is uncertain. Assuming the Note is a "security" for U.S. federal income tax purposes and the conversion is treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code, a U.S. Holder would be required to recognize any gain (but not loss) realized, but only to the extent such gain does not exceed the amount of cash received (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest, as discussed below). Such gain should be long-term capital gain if the U.S. Holder held the Note for more than one year at the time of the conversion. Furthermore, a U.S. Holder's basis in the common stock received in the conversion (excluding any shares of common stock attributable to accrued but unpaid interest) would be equal to such U.S. Holder's adjusted tax basis in the Note, reduced by any cash received in the conversion (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest) and increased by the amount of any gain recognized on the conversion (other than gain with respect to a fractional share). Alternatively, if the conversion is not treated as a recapitalization, but rather as a sale of all or a portion of the Note, a U.S. Holder could be required to recognize gain as described above under "Sale, Exchange, Redemption or Repurchase of Notes." If the conversion was treated as a sale of only a portion the Note, a U.S. Holder's basis in the Note would be allocated between the common stock received

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(including any fractional share treated as received) and the portion of the Note that is treated as sold (in both cases excluding any amounts attributable to accrued but unpaid interest). U.S. Holders should consult their tax advisors regarding the proper treatment to them of the receipt of a combination of cash and common stock upon a conversion of the Notes, which could differ from the alternative tax treatments described above.

     If, upon conversion of a Note, cash is received in lieu of a fractional share, the amount of gain or loss recognized by a U.S. Holder will be equal to the difference between the amount of cash received in respect of the fractional share and the portion of the U.S. Holder's adjusted tax basis in the Note allocable to the fractional share.

     The amount of any cash and the fair market value of any of our common stock received by the U.S. Holder that is attributable to accrued but unpaid interest not previously included in income will be taxable to the U.S. Holder as ordinary income. A U.S. Holder's tax basis in any such shares of our common stock will equal such accrued interest and the holding period will begin on the day following the conversion.

     The holding period for any of our common stock received upon conversion (excluding any such common stock received that is attributable to accrued but unpaid interest) will include the holding period for the Note.

     If a U.S. Holder surrenders a Note for conversion following a public acquirer change of control and receives shares of public acquirer common stock, then regardless of whether the Note is a security for U.S. federal income tax purposes, the conversion may be treated as a sale of the entire Note requiring the recognition of gain.

  Constructive Dividends

     The conversion price of the Notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury regulations issued thereunder may treat the U.S. Holder of the Notes as having received a constructive distribution, resulting in ordinary income characterized as a dividend (subject to a possible dividends-received deduction in the case of certain corporate U.S. Holders) to the extent of our current and accumulated earnings and profits. This will occur if and to the extent that certain adjustments in the conversion price (for example, an adjustment to reflect a taxable dividend to holders of common stock) increase the proportionate interest of a U.S. Holder of the Notes in the fully diluted common stock, whether or not such U.S. Holder ever exercises its conversion privilege. Similarly, a failure to adjust the conversion price of the Notes to reflect a stock dividend or similar event could give rise to constructive dividend income to U.S. Holders of our common stock in certain circumstances. In the case of any such constructive dividend distribution, a U.S. Holder may recognize income even though such U.S. Holder does not receive any cash or property as a result of the conversion price adjustment. Generally, a U.S. Holder's basis in a Note will be increased by the amount of any constructive dividend. Certain adjustments to the conversion price, as provided in this prospectus supplement, made pursuant to a bona fide, reasonable adjustment formula which has the effect of preventing dilution of the interests of the holders of the Notes, however, generally will not be considered to result in a constructive dividend.

  Distributions on Common Stock

     Distributions, if any, made on common stock after a conversion generally will be treated as a dividend to the extent of current or accumulated earnings and profits, calculated for U.S. federal income tax purposes. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital that reduces the U.S. Holder's basis in the common stock until the basis has been reduced to zero, and thereafter as capital gain.

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Dividends received by a corporate U.S. Holder may qualify for a dividends-received deduction, and, for taxable years beginning before January 1, 2009, dividends received by an individual may qualify for preferential rates of taxation; however, in each case, certain holding period requirements and other limitations may apply.

  Sale or Exchange of Common Stock

     Upon the sale or exchange of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale or exchange and such U.S. Holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in common stock is more than one year and otherwise will be short-term gain or loss. Long-term capital gains of individuals are subject to U.S. federal income tax at preferential rates, which have been reduced for long-term capital gains recognized before January 1, 2009. Short-term capital gains are taxed at rates applicable to ordinary income, which, for gains recognized before January 1, 2009, may be taxed at rates higher than those applicable to dividends. The deductibility of capital losses is subject to limitations.

NON-U.S. HOLDERS

  Payments of Interest

     Interest on Notes paid to a Non-U.S. Holder will not be subject to U.S. federal income tax unless: (i) the interest is "effectively connected" with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, if required under an applicable income tax treaty, is attributable to a permanent establishment maintained in the United States by the Non-U.S. Holder); (ii) the Non-U.S. Holder owns, actually, indirectly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is a controlled foreign corporation related, directly or indirectly, to us through stock ownership or is a bank which acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or (iii) the Non-U.S. Holder fails to certify its nonresident status (as described below).

     Except to the extent that an applicable income tax treaty otherwise provides, generally a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder with respect to interest that is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business. A corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on any "effectively connected" interest on the Notes.

     To certify its nonresident status, a Non-U.S. Holder may provide an Internal Revenue Service ("IRS") Form W-8BEN (or appropriate substitute form) to us or our paying agent. If a Non-U.S. Holder holds the Notes through a financial institution or other agent acting on the Holder's behalf, the Non-U.S. Holder will be required to provide appropriate documentation to the agent. The agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If a Non-U.S. Holder is engaged in a U.S. trade or business, it would be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or appropriate substitute form) in lieu of the certification of nonresident status to avoid withholding tax. Non-U.S. Holders should consult their tax advisors concerning certification requirements.

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  Conversion of the Notes

     Except as set forth herein, a Non-U.S. Holder will not recognize gain upon the conversion of a Note. The amount of any cash and the fair market value of any common stock received by a Non-U.S. Holder that is attributable to accrued but unpaid interest will be treated as described above under "Non-U.S. Holders--Payment of Interest." To the extent a Non-U.S. Holder receives cash upon conversion of a Note, such cash may give rise to gain that would be subject to the rules described under "Non-U.S. Holders--Sale, Exchange, Redemption or Repurchase of the Notes or Common Stock" below. Also if a Non-U.S. Holder surrenders a Note for conversion following a public acquirer change of control and receives shares of public acquirer common stock, then the conversion may be treated as a sale of the entire Note and give rise to gain subject to such rules.

  Sale, Exchange, Redemption or Repurchase of the Notes or Common Stock

     If a Non-U.S. Holder requires us to purchase a Note or we redeem a Note of a Non-U.S. Holder, any cash received by such Non-U.S. Holder attributable to accrued but unpaid interest not previously included in income of the Non-U.S. Holder will be subject to the rules described under "Non U.S. Holders--Payments of Interest."

     Except as set forth under "Non-U.S. Holders--Conversion of the Notes" above, gain recognized by a Non-U.S. Holder on the sale, exchange, redemption or repurchase of Notes or the sale or exchange of common stock will not be subject to U.S. federal income tax unless: (i) the gain is "effectively connected" with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, if required under an applicable income tax treaty, is attributable to a permanent establishment maintained in the United States by the Non-U.S. Holder); (ii) in the case of gain recognized by a Non-U.S. Holder who is an individual, he or she is present in the United States for a total of 183 days or more during the taxable year in which such gain is recognized and certain other conditions are met; or (iii) in certain circumstances, if we are, or have been, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes. We do not believe that we are currently a U.S. real property holding corporation or that we will become one in the future.

     Except to the extent that an applicable income tax treaty otherwise provides, generally a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder with respect to gain that is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business. A corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on any "effectively connected" gain on the Notes.

  Distributions on Common Stock

     Distributions, if any, made on common stock after a conversion generally will be treated as a dividend to the extent of current or accumulated earnings and profits, calculated for U.S. federal income tax purposes. Dividends paid on common stock held by a Non-U.S. Holder generally will be subject to U.S. withholding tax at a 30% rate, unless an applicable U.S. income tax treaty provides for the reduction or elimination of such withholding tax or the dividends are effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business. A Non-U.S. Holder generally will be required to provide an IRS Form W-8BEN (or appropriate substitute form) to claim a reduction or exemption from withholding.

     Except to the extent that an applicable income tax treaty otherwise provides, generally a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder with respect to dividends that are effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business.

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A corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on any "effectively connected" dividends.

     Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital that reduces the U.S. Holder's basis in the common stock until the basis has been reduced to zero, and thereafter as capital gain. Such capital gain will generally not be taxable to a Non-U.S. Holder except under the circumstances described above relating to the sale, exchange, conversion or redemption of the Notes or common stock.

     A Non-U.S. Holder deemed to have received a constructive dividend in respect of a change in the conversion rate of the Notes generally will be subject to the rules relating to the U.S. federal income tax treatment of dividends described herein.

  Backup Withholding Tax and Information Reporting

     A U.S. Holder (other than an "exempt recipient," including a corporation and certain other persons who, when required, demonstrate their exempt status) may be subject to backup withholding at the applicable statutory rate on, and to information reporting with respect to, payments of principal, premium, if any, and interest on the Notes, payments of dividends on our common stock and to proceeds from the sale, exchange or other disposition of the Notes or our common stock if the U.S. Holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable certification requirements. Backup withholding tax is not an additional tax and may be credited against a U.S. Holder's regular U.S. federal income tax liability or refunded by the IRS.

     Non-U.S. Holders are generally exempt from information reporting and backup withholding provided, if necessary, they certify their nonresident status or otherwise demonstrate their exemption. Any backup withholding tax generally will be allowed as a credit or refund against the Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

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                                  UNDERWRITING

     Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC are acting as joint book-running managers of the offering and acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the Notes set forth opposite the underwriter's name.

UNDERWRITERS                                                   PRINCIPAL AMOUNT
------------                                                   ----------------
Deutsche Bank Securities Inc. ..............................     $ 62,500,000
J.P. Morgan Securities Inc. ................................       62,500,000
Wachovia Capital Markets, LLC...............................       62,500,000
Citigroup Global Markets Inc. ..............................       18,750,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................       18,750,000
Wedbush Morgan Securities Inc. .............................       18,750,000
Barclays Capital Inc. ......................................        6,250,000
                                                                 ------------
Total.......................................................     $250,000,000
                                                                 ============

     The underwriting agreement provides that the obligations of the underwriters to purchase the Notes are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase and accept delivery of all Notes if any are purchased.

     The underwriters propose to offer the Notes initially at the public offering price on the cover page of this prospectus supplement. The underwriters may allow a discount of $16.50 per $1,000 principal amount of the Notes on sales to other broker/dealers. After the initial public offering, the public offering price and discount to broker/dealers may be changed by the underwriters.

     We estimate that our out-of-pocket expenses for this offering will be approximately $200,000.

     The underwriters have an option to buy up to an additional $37.5 million principal amount of the Notes from us to cover over-allotments, if any. The underwriters may exercise that option within 30 days of the date of this prospectus supplement. If any Notes are purchased pursuant to this option, the underwriters will severally purchase Notes in approximately the same proportions as set forth in the table above.

     We, our executive officers and our directors have agreed that, for a period of 60 days from the date of this prospectus supplement, we will not and they will not, without the prior written consent of Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC:

     - offer, pledge, sell or contract to sell any common stock;

     - sell any option or contract to purchase any common stock;

     - purchase any option or contract to sell any common stock;

     - grant any option, right or warrant to sell any common stock;

     - lend or otherwise dispose of or transfer any common stock;

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     - file a registration statement related to the common stock; or

     - enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership or common stock whether any such swap or transaction is to be settled by delivery of common stock, in cash or otherwise;

provided that we may issue shares of our common stock upon conversion or settlement of any warrants outstanding, 7 3/4% Convertible Trust Preferred Securities, 3.375% Convertible Senior Notes Due 2023, 3.375% Convertible Senior Notes Due 2023, Series B, 4.50% Cumulative Convertible Preferred Stock or 4.50% Cumulative Convertible Preferred Stock, Series B in accordance with their respective terms, and under any continuous equity program, stock purchase plan, performance incentive stock plan, employee stock ownership plan and employee savings and incentive plan.

     The Notes will constitute a new class of securities with no established trading market. As we do not intend to list the Notes on any securities exchange or automated dealer quotation system, we cannot assure you that the prices at which the Notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the Notes will develop and continue after this offering. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the Notes at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, we cannot assure you as to the liquidity of or the trading market for the Notes.

     In connection with this offering, the underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in this offering, which creates a short position for the underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     The underwriters have performed investment banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. Affiliates of the underwriters are lenders to us and our affiliates under our credit facilities. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make because of any of those liabilities.

                                 LEGAL MATTERS

     Robert C. Shrosbree, Assistant General Counsel for CMS Energy, will render opinions as to the legality of the Notes and the common stock issuable upon conversion thereof for CMS Energy.

--------------------------------------------------------------------------------

     Pillsbury Winthrop LLP will pass upon certain legal matters with respect to the Notes and the common stock issuable upon conversion thereof for the underwriters.

                                    EXPERTS

     The consolidated financial statements and schedule of CMS Energy appearing in its Annual Report (Form 10-K/A) for the year ended December 31, 2003 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference which are based in part on the report of Price Waterhouse, independent accountants, for Jorf Lasfar and the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, for 2003 and 2002 and Arthur Andersen LLP, independent accountants (who have ceased operations), for 2001 for the MCV Partnership. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

     The financial statements of Emirates CMS Power Company PJSC appearing in CMS Energy's Annual Report (Form 10-K/A) for the year ended December 31, 2003 have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Jorf Lasfar as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 incorporated by reference in this prospectus supplement and the accompanying prospectus have been so included in reliance on the report of Price Waterhouse, independent accountants for Jorf Lasfar, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of the MCV Partnership as of and for the years ended December 31, 2003 and 2002 incorporated by reference in this prospectus supplement and the accompanying prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The audited consolidated financial statements of the MCV Partnership for the year ended December 31, 2001, incorporated by reference in this prospectus supplement and the accompanying prospectus, have been audited by Arthur Andersen LLP, independent accountants. Arthur Andersen LLP has not consented to the inclusion of their report on the financial statements of the MCV Partnership for the year ended December 31, 2001 in this prospectus supplement, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus supplement, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

--------------------------------------------------------------------------------

                             CMS ENERGY CORPORATION

                            CMS ENERGY COMMON STOCK
                               SENIOR DEBENTURES
                            SUBORDINATED DEBENTURES
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                                   GUARANTEES
                                      AND
                              CMS ENERGY TRUST IV
                               CMS ENERGY TRUST V
                           TRUST PREFERRED SECURITIES
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                             CMS ENERGY CORPORATION

                         OFFERING PRICE: $2,000,000,000
                             ---------------------

     We may offer, from time to time:

     - shares of CMS Energy Common Stock,

     - unsecured senior or subordinated debt securities consisting of debentures, convertible debentures, notes and other unsecured evidence of indebtedness,

     - stock purchase contracts to purchase CMS Energy Common Stock,

     - stock purchase units, each representing ownership of a stock purchase contract and unsecured senior or subordinated debt securities or trust preferred securities or debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase the CMS Energy Common Stock under the stock purchase contract, or any combination of the above, and

     - guarantees of CMS Energy with respect to Trust Preferred Securities of CMS Energy Trusts IV and V.

     For each type of security listed above, the amount, price and terms will be determined at or prior to the time of sale.

     CMS Energy Trust IV and CMS Energy Trust V, which are Delaware business trusts, may offer trust preferred securities. The trust preferred securities represent preferred undivided beneficial interests in the assets of CMS Energy Trust IV and CMS Energy Trust V in amounts, at prices and on terms to be determined at or prior to the time of sale.

     We will provide the specific terms of these securities in an accompanying prospectus supplement or supplements. You should read this prospectus and the accompanying prospectus supplement or supplements carefully before you invest.

            THESE SECURITIES INVOLVE RISK. SEE "RISK FACTORS" ON PAGE 6.

     CMS Energy Common Stock is traded on the New York Stock Exchange under the symbol "CMS." CMS Energy Common Stock sold pursuant to a prospectus supplement or supplements accompanying this prospectus will also be listed for trading on the New York Stock Exchange, subject to official notice of issuance.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We intend to sell these securities through underwriters, dealers, agents or directly to a limited number of purchasers. The names of, and any securities to be purchased by or through, these parties, the compensation of these parties and other special terms in connection with the offering and sale of these securities will be provided in the related prospectus supplement or supplements.

     This prospectus may not be used to consummate sales of any of these securities unless accompanied by a prospectus supplement.
               The date of this prospectus is September 21, 2004.

--------------------------------------------------------------------------------

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CMS ENERGY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THEY RELATE OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    2
Where to Find More Information..............................    3
CMS Energy Corporation......................................    4
CMS Energy Trusts...........................................    5
Risk Factors................................................    6
Use of Proceeds.............................................    6
Ratio of Earnings to Fixed Changes and Ratio of Earnings to
  Combined Fixed Changes and Preference Dividends...........    7
Description of Securities...................................    7
Effect of Obligations Under the Debt Securities and the
  Guarantees................................................   26
Plan of Distribution........................................   31
Legal Opinions..............................................   33
Experts.....................................................   33

                                    SUMMARY

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of securities described in this prospectus in one or more offerings, up to a total dollar amount of $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where To Find More Information."

--------------------------------------------------------------------------------

                         WHERE TO FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC under File No. 1-9513. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street N.W., Room 1024, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can find additional information about us, including our Annual Report on Form 10-K/A for the year ended December 31, 2003 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, on our Web site at http://www.cmsenergy.com. The information on this Web site is not a part of this prospectus.

     We have securities listed on the New York Stock Exchange. You can inspect and copy reports and other information about us at the NYSE's offices at 20 Broad Street, New York, New York 10005.

     We have not included separate financial statements of the Trusts. We and the Trusts do not consider that such financial statements would be material to holders of Trust Preferred Securities because each Trust is a newly organized special purpose entity, has no operating history and no independent operations. The Trusts are not currently involved in and don't anticipate being involved in any activity other than as described under "CMS Energy Trusts." Further, we believe that financial statements of the Trusts are not material to the holders of the Trust Preferred Securities since we will guarantee the Trust Preferred Securities. Holders of the Trust Preferred Securities, with respect to the payment of distributions and amounts upon liquidation, dissolution and winding-up, are at least in the same position vis-a-vis the assets of CMS Energy Corporation ("CMS Energy") as a preferred stockholder of CMS Energy. We beneficially own all of the undivided beneficial interests in the assets of the Trusts (other than the beneficial interests represented by the Trust Preferred Securities). See "CMS Energy Trusts," "Description of Securities -- Trust Preferred Securities" and "Effect of Obligations Under the Debt Securities And the Guarantees -- The Guarantees." In future filings under the Exchange Act, there will be an audited footnote to our annual financial statements stating that the Trusts are wholly-owned by CMS Energy, that the sole assets of the Trusts are the Senior Debentures or the Subordinated Debentures of CMS Energy having a specified aggregate principal amount, and, considered together, the back-up undertakings, including the Guarantees, constitute a full and unconditional guarantee by CMS Energy of the Trusts' obligations under the Trust Preferred Securities issued by the Trusts.

     We are "incorporating by reference" information into this registration statement. This means that we are disclosing important information to you when we refer you to another document that we filed separately with the SEC. Information incorporated by reference is considered to be part of this prospectus, unless the information is updated by information in this prospectus. This prospectus incorporates by reference the documents listed below. We

--------------------------------------------------------------------------------

encourage you to read these additional documents because these documents contain important information about us and our finances.

        SEC FILINGS (FILE NO. 1-9513)                            PERIOD/DATE
---------------------------------------------                    -----------
- Annual Report on Form 10-K/A                  Year ended December 31, 2003
- Quarterly Reports on Form 10-Q                Quarters ended March 31, 2004 and June 30,
                                                2004
- Current Reports on Form 8-K                   Filed January 22, 2004, March 8, 2004, April
                                                14, 2004, June 3, 2004, August 20, 2004,
                                                August 31, 2004 and September 1, 2004

     The documents we have filed with the SEC after the date of this prospectus and prior to the termination of the offering made by this prospectus are also incorporated by reference into this prospectus. Any statement contained in such document will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document modifies or supersedes such statement.

     This prospectus, which is part of the offering registration statement, does not contain all of the information found in the offering registration statement including various exhibits and schedules. We are incorporating by reference the offering registration statement.

     We will provide, upon your oral or written request, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus.

     You may request copies of these filings, including the registration statement, at no cost, by writing or telephoning CMS Energy at the following address:

     CMS Energy Corporation
     Attn: Office of the Secretary
     One Energy Plaza
     Jackson, Michigan 49201
     Telephone: (517) 788-0531

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from this information.

                             CMS ENERGY CORPORATION

     We are an integrated energy company with a business strategy focused primarily in Michigan. We are the parent holding company of Consumers Energy Company ("Consumers") and CMS Enterprises Company ("Enterprises"). Consumers is a combination electric and gas utility company serving Michigan's Lower Peninsula. Enterprises, through various subsidiaries and equity investments, is engaged in domestic and international diversified energy businesses including: independent power production and natural gas transmission, storage and processing. We manage our businesses by the nature of services each provides and operate principally in three business segments: electric utility, gas utility, and enterprises.

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                               CMS ENERGY TRUSTS

     CMS Energy Trust IV and CMS Energy Trust V are statutory business trusts formed under the Delaware Business Trust Act (the "Trust Act") (each, a "Trust" and collectively, the "Trusts") pursuant to: (i) a trust agreement executed by CMS Energy, as sponsor, and the trustees of the Trusts (the "CMS Trustees"); and
(ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. At the time of public issuance of Trust Preferred Securities, each trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") and will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). CMS Energy will directly or indirectly acquire common securities of each Trust (the "Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities") in an aggregate liquidation amount equal to approximately 3% for the total capital of the Trust. Each Trust exists for the exclusive purposes of:

     - issuing the Trust Preferred Securities and Common Securities representing undivided beneficial interests in the assets of the Trust;

     - investing the gross proceeds of the Trust Securities in the Senior Debentures or Subordinated Debentures; and

     - engaging in only those other activities necessary or incidental thereto. Each Trust has a term of approximately 30 years, but may terminate earlier as provided in the Trust Agreement.

     The undivided common beneficial interests in the Trust will be owned by CMS Energy. The proceeds from the offering of the Trust Preferred Securities and the sale of the Common Securities may be contributed by the Trust to purchase from CMS Energy Senior Debentures or Subordinated Debentures in an aggregate principal amount equal to the aggregate liquidation preference of the Trust Securities, bearing interest at an annual rate equal to the annual distribution rate of such Trust Securities and having certain redemption terms which correspond to the redemption terms for the Trust Securities. The Senior Debentures will rank on an equal basis with all other unsecured debt of CMS Energy except subordinated debt. The Subordinated Debentures will rank subordinate in right of payment to all of CMS Energy's Senior Indebtedness (as defined herein). Distributions on the Trust Securities may not be made unless the Trust receives corresponding interest payments on the Senior Debentures or the Subordinated Debentures from CMS Energy. CMS Energy will irrevocably guarantee, on a senior or subordinated basis, as applicable, and to the extent set forth therein, with respect to each of the Trust Securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of funds on hand. Each Guarantee will be unsecured and will be either equal to or subordinate to, as applicable, all Senior Indebtedness, of CMS Energy. Upon the occurrence of certain events (subject to the conditions to be described in an accompanying prospectus supplement) the Trust may be liquidated and the holders of the Trust Securities could receive Senior Debentures or Subordinated Debentures in lieu of any liquidating cash distribution.

     Pursuant to the Trust Agreement, the number of CMS Trustees will initially be three. Two of the CMS Trustees (the "Administrative Trustees") will be persons who are employees or officers of or who are affiliated with CMS Energy. The third trustee will be a financial institution that is unaffiliated with CMS Energy, which trustee will serve as property trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). Initially, either The Bank of New York, a New York banking corporation, or J.P. Morgan Trust Company, N.A, a national banking association, will be the Property Trustee until removed or replaced by the holder of the

--------------------------------------------------------------------------------

Common Securities. For the purpose of compliance with the provisions of the Trust Indenture Act, The Bank of New York or J.P. Morgan Trust Company, N.A. will also act as trustee (each a "Guarantee Trustee" and collectively the "Guarantee Trustees"). The Bank of New York (Delaware) will act as the Delaware Trustee for the purposes of the Trust Act, until removed or replaced by the holder of the Common Securities. See "Effect of Obligations Under the Debt Securities And the Guarantees--The Guarantees."

     Each Property Trustee will hold title to the applicable Debt Securities for the benefit of the holders of the Trust Securities and each Property Trustee will have the power to exercise all rights, powers and privileges under the applicable indentures (as defined herein) as the holder of the Debt Securities. In addition, each Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Debt Securities for the benefit of the holders of the Trust Securities. Each Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustees will hold the Guarantees for the benefit of the holders of the Trust Securities. CMS Energy, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any CMS Trustee and to increase or decrease the number of CMS Trustees; provided, that the number of CMS Trustees shall be at least three, a majority of which shall be Administrative Trustees. CMS Energy will pay all fees and expenses related to the Trusts and the offering of the Trust Securities.

     The rights of the holders of the Trust Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Trust Act and the Trust Indenture Act.

     The trustee in the State of Delaware is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

     The principal place of business of each Trust shall be c/o CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201.

                                  RISK FACTORS

     Before acquiring any of the securities that may be offered hereby, you should carefully consider the risks discussed in the section of our Form 10-Q, filed August 6, 2004, for the quarter year ended June 30, 2004, entitled "Forward-Looking Statements and Risk Factors," which is incorporated in this document by reference. You should also consider the risk factors listed in the accompanying prospectus supplement or supplements and you should read this prospectus and the accompanying prospectus supplement or supplements carefully before you invest.

                                USE OF PROCEEDS

     The proceeds received by each of the Trusts from the sale of its Trust Preferred Securities or the Common Securities will be invested in the Senior Debentures or the Subordinated Debentures. As will be more specifically set forth in the applicable prospectus supplement, we will use such borrowed amounts and the net proceeds from the sale of CMS Energy Common Stock, Stock Purchase Contracts, Stock Purchase Units and any Senior Debentures or Subordinated Debentures offered hereby for our general corporate purposes, including capital expenditures, investment in subsidiaries, working capital and repayment of debt.

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   RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
                        CHARGES AND PREFERENCE DIVIDENDS

     The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the six months ended June 30, 2004 and each of the years ended December 31, 1999 through 2003 is as follows:

                                                               YEAR ENDED DECEMBER 31,
                                        SIX MONTHS ENDED   --------------------------------
                                         JUNE 30, 2004     2003   2002   2001   2000   1999
                                        ----------------   ----   ----   ----   ----   ----
Ratio of earnings to fixed charges....       --(1)         --(2)  --(3)  --(4)  --(5)  1.33
Ratio of earnings to combined fixed
  charges and preference dividends....       --(1)         --(2)  --(6)  --(7)  --(8)  1.28

------------

(1) For the six months ended June 30, 2004, fixed charges exceeded earnings by $47 million. Earnings as defined include $125 million of asset impairment charges.

(2) For the year ended December 31, 2003, fixed charges exceeded earnings by $59 million. Earnings as defined include $95 million of asset impairment charges.

(3) For the year ended December 31, 2002, fixed charges exceeded earnings by $475 million. Earnings as defined include $602 million of asset impairment charges.

(4) For the year ended December 31, 2001, fixed charges exceeded earnings by $393 million. Earnings as defined include $323 million of asset impairment charges.

(5) For the year ended December 31, 2000, fixed charges exceeded earnings by $225 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang investment.

(6) For the year ended December 31, 2002, fixed charges exceeded earnings by $472 million. Earnings as defined include $602 million of asset impairment charges.

(7) For the year ended December 31, 2001, fixed charges exceeded earnings by $392 million. Earnings as defined include $323 million of asset impairment charges.

(8) For the year ended December 31, 2000, fixed charges exceeded earnings by $224 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang investment.

     For the purpose of computing these ratios, earnings represent sum of income from continuing operations before income taxes, net interest charges and the estimated interest portion of lease rentals and distributed income of equity method investees.

                           DESCRIPTION OF SECURITIES

INTRODUCTION

     Specific terms of the shares of Common Stock, par value $.01 per share ("CMS Energy Common Stock"), unsecured senior debt securities (the "Senior Debentures") and unsecured subordinated debt securities (the "Subordinated Debentures") (individually a "Debt Security" and collectively the "Debt Securities") consisting of debentures, convertible debentures, notes and other unsecured evidence of indebtedness, Stock Purchase Contracts (the "Stock Purchase Contracts") to purchase CMS Energy Common Stock, Stock Purchase Units (the "Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and Debt Securities, or Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase the CMS Energy Common Stock under the Stock Purchase Contract, or any combination of the foregoing, irrevocable guarantees (individually a "Guarantee" and collectively "Guarantees") of CMS Energy, on a senior or subordinated basis as applicable, and to the extent set forth therein, with respect to each of the Trust Securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of fund on hand, and trust preferred securities (the "Trust Preferred Securities") representing

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preferred undivided beneficial interests in the assets of the Trust, in respect of which this prospectus is being delivered (collectively, the "Offered Securities"), will be set forth in an accompanying prospectus supplement or supplements, together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The prospectus supplement will set forth with regard to the particular Offered Securities, without limitation, the following: (i) in the case of Debt Securities, the designation, aggregate principal amount, denomination, maturity, premium, if any, any exchange, conversion, redemption or sinking fund provisions, interest rate (which may be fixed or variable), the time or method of calculating interest payments, the right of CMS Energy, if any, to defer payment or interest on the Debt Securities and the maximum length of such deferral, put options, if any, public offering price, ranking, any listing on a securities exchange and other specific terms of the offering; (ii) in the case of CMS Energy Common Stock, the designation, number of shares, public offering price and other specific terms of the Offering, from the sale thereof; (iii) in the case of Trust Preferred Securities, the designation, number of shares, liquidation preference per security, initial public offering price, any listing on a securities exchange, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any voting rights, any redemption, exchange, conversion or sinking fund provisions and any other rights, preferences, privileges, limitations or restrictions relating to a specific series of the Trust Preferred Securities including a description of the Guarantee (as defined herein), as the case may be; and (iv) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities, Trust Preferred Securities, or debt obligations of third parties securing the holders obligation to purchase CMS Energy Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof.

CAPITAL STOCK

     The following summary of certain rights of the holders of CMS Energy capital stock does not purport to be complete and is qualified in its entirety by express reference to the Restated Articles of Incorporation of CMS Energy (the "Articles of Incorporation") and the By-Laws of CMS Energy, which are incorporated into this prospectus by reference. See "Where You Can Find More Information." A copy of the By-laws has been previously filed with the SEC. The Articles of Incorporation are available on our website at http://www.cmsenergy.com.

     The authorized capital stock of CMS Energy consists of:

     - 350 million shares of CMS Energy Common Stock; and

     - 10 million shares of CMS Energy Preferred Stock, par value $0.01 per share ("Preferred Stock").

     As of August 31, 2004, we had 5,000,000 shares of 4.50% Cumulative Convertible Preferred Stock and 161,819,124 shares of CMS Energy Common Stock issued and outstanding.

COMMON STOCK

  Dividend Rights and Policy; Restrictions on Dividends

     Dividends on the common stock are paid at the discretion of the Board of Directors based primarily upon the earnings and financial condition of CMS Energy. Dividends are payable out of the assets of CMS Energy legally available therefore.

     In January 2003, the Board of Directors suspended the payment of CMS Energy Common Stock dividends.

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     CMS Energy is a holding company and its assets consist primarily of investments in its subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dependent primarily upon the earnings of its subsidiaries (in particular, Consumers), borrowings and sales of equity. CMS Energy's ability to pay dividends on CMS Energy Common Stock, is dependent primarily upon the earnings and cash flows of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends, loans or advances and repayment of loans and advances from CMS Energy. Accordingly, the ability of CMS Energy to pay dividends on its capital stock will depend on the earnings, financial requirements, contractual restrictions of the subsidiaries of CMS Energy (in particular, Consumers) and other factors. CMS Energy's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts on the capital stock of CMS Energy or to make any funds available therefor, whether by dividends, loans or other payments.

     Dividends on capital stock of CMS Energy are limited by Michigan law to legally available assets of CMS Energy. Distributions on CMS Energy Common Stock may be subject to the rights of the holders, if any, of the Preferred Stock, including the currently issued and outstanding 4.50% Cumulative Convertible Preferred Stock. As long as the 4.50% Cumulative Convertible Preferred Stock is outstanding, CMS Energy may not pay dividends on the CMS Energy Common Stock unless certain conditions are met including, but not limited to, that dividends on the 4.50% Cumulative Convertible Preferred Stock have been paid. See "Preferred Stock--Dividends".

     CMS Energy is subject to the following contractual restrictions on its ability to pay dividends:

CMS ENERGY'S SENIOR SECURED CREDIT FACILITY

     Under the terms of our Fifth Amended and Restated Senior Credit Agreement we have agreed that we will not, and will not permit certain of our subsidiaries, directly or indirectly, to:

     - declare or pay any dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of CMS Energy Common Stock or the capital stock or other ownership interests of certain subsidiaries (other than stock splits and dividends payable solely in our non-convertible equity securities (other than Redeemable Stock or Exchangeable Stock (as such terms are defined in the senior debt indenture on August 3, 2004)) and dividends and distributions made to us or certain of our subsidiaries); or

     - purchase, redeem, retire or otherwise acquire for value any such capital stock or other ownership interests;

unless other than (i) pursuant to the terms of any class of our capital stock issued and outstanding (and as in effect on August 3, 2004), any purchase or redemption of our capital stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, our capital stock (other than Redeemable Stock or Exchangeable Stock (as such terms are defined in the senior debt indenture on August 3, 2004)) and (ii) payments made by us or certain subsidiaries pursuant to our tax sharing agreement and (iii) after January 1, 2005 payments not to exceed certain amounts for any twelve-month period so long as a certain amount of liquidity is held by CMS Energy.

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SENIOR DEBT INDENTURE

     Under the terms of the senior debt indenture we have the following issued and outstanding securities: 7 5/8% Senior Unsecured Notes Due 2004, X-TRAS(SM)Pass-Through Trust I Certificates Due 2005, 9.875% Senior Notes Due 2007, 7.5% Senior Notes Due 2009, 8.9% Senior Notes Due 2008, 8.5% Senior Notes Due 2011, 3.375% Convertible Senior Notes Due 2023 and 7.75% Senior Notes Due 2010. So long as any of such notes issued thereunder are outstanding and until those notes are rated BBB- or above (or an equivalent rating) by S&P and one other rating agency, at which time we will be permanently released from the provisions of this limitation, we have agreed that we will not, and will not permit any of our restricted subsidiaries, directly or indirectly, to:

     - declare or pay any dividend or make any distribution on our capital stock to the direct or indirect holders of our capital stock (except dividends or distributions payable solely in our non-convertible capital stock (as defined in the senior debt indenture) or in options, warrants or other rights to purchase such non-convertible capital stock and except dividends or other distributions payable to us or one of our subsidiaries);

     - purchase, redeem or otherwise acquire or retire for value any of our capital stock; or

     - purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to the schedule maturity or scheduled repayment thereof, any of our subordinated indebtedness (each, for purposes of the senior debt indenture, a "restricted payment"), if at the time of any restricted payment described above (1) an event of default under the senior debt indenture (or event that with the lapse of time or giving of notice would constitute an event of default) has occurred and is continuing, or would occur as a result of the restricted payment, or (2) after giving effect to any restricted payment described above, the aggregate amount of all restricted payments made since May 6, 1997 would exceed the sum of:

     - $100 million;

     - 100% of our consolidated net income from May 6, 1997 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the restricted payment (or, in the case of a deficit, minus 100% of the deficit); and

     - the aggregate net proceeds we have received for any issuance or sale of, or contribution with respect to, our capital stock subsequent to May 6, 1997.

GENERAL TERM NOTE INDENTURE

     Similarly, the indenture, dated as of January 15, 1994, as amended and supplemented, between us and JPMorgan Chase Bank, as trustee, pursuant to which we have issued our General Term Notes, Series D, Series E and Series F, provides that so long as any general term notes issued thereunder are outstanding and until the notes are rated BBB -- or above (or an equivalent rating) by S&P and one other rating agency, at which time we will be permanently released from the provisions of this limitation, we have agreed that we will not, and will not permit any of our restricted subsidiaries, directly or indirectly, to:

     - declare or pay any dividend or make any distribution on our capital stock to the direct or indirect holders of our capital stock (except dividends or distributions payable solely in our non-convertible capital stock (as defined in such indenture) or in options, warrants or other rights to purchase such non-convertible capital stock and except dividends or other distributions payable to us or one of our subsidiaries); or

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     - purchase, redeem or otherwise acquire or retire for value any of our capital stock (each, a "restricted payment");

if at the time of any restricted payment described above (1) an event of default under such indenture (or event that with the lapse of time or giving of notice would constitute an event of default) has occurred and is continuing, or would occur as a result of the restricted payment, or (2) after giving effect to any restricted payment described above, the aggregate amount of all restricted payments made since September 30, 1993 would exceed the sum of:

     - $120 million;

     - 100% of our consolidated net income from September 30, 1993 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the restricted payment (or, in the case of a deficit, minus 100% of the deficit); and

     - the aggregate net proceeds we have received for any issuance or sale of, or contribution with respect to, our capital stock subsequent to September 30, 1993.

     The provisions described above do not prohibit (1) dividends or other distributions in respect of capital stock issued in connection with the acquisition of any business or assets by us where the payment of such dividends or distributions are payable solely from the net earnings of such business or assets, (2) any purchase or redemption of capital stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, our capital stock (other than certain redeemable stock or exchangeable stock), (3) dividends paid within 60 days after the date of declaration thereof if at the date of declaration such dividends would have complied with the limitations described above or (4) payments pursuant to the tax sharing agreement among us and our subsidiaries.

  Trust Preferred Securities

     In June 1997, a CMS Energy affiliated trust issued $172.5 million of 7 3/4% Convertible Quarterly Income Preferred Securities. The preferred securities are convertible at the option of the holder into shares of CMS Energy Common Stock at an initial conversion rate of 1.2255 shares of CMS Energy Common Stock for each preferred security (equivalent to a purchase price of $40.80 per share of CMS Energy Common Stock), subject to certain adjustments. We may, at our option, cause the conversion rights of the holders of the preferred securities to expire upon certain conditions.

     Under the terms of the indenture, dated June 1, 1997, between us and The Bank of New York, as trustee, as amended and supplemented, and the guarantee agreement dated June 20, 1997 between us and The Bank of New York relating to the preferred securities of CMS Energy Trust I pursuant to which the preferred securities and the related 7 3/4% Convertible Subordinated Debentures due 2027 were issued, we have agreed that we will not, and will not cause any of our subsidiaries to, declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, if at such time:

     - an event has occurred, of which we have actual knowledge, that with the giving of notice or the lapse of time, or both, would constitute an event of default and in respect of which we have not taken reasonable steps to cure;

     - we are in default with respect to the payment of any obligations under the relevant guarantee agreement; or

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     - we have given notice of our selection of an extension period as provided in such indenture with respect to the subordinated debentures and have not rescinded such notice, or such extension period (or any extension thereof) is continuing.

  Dividend Restrictions Under Michigan Law

     Michigan law prohibits payment of a dividend or a repurchase of capital stock if, after giving it effect, a corporation would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the Articles of Incorporation provide otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution (including the rights of holders of preferred stock, if any).

  Voting Rights

     Each holder of CMS Energy Common Stock is entitled to one vote for each share of CMS Energy Common Stock held by such holder on each matter voted upon by the shareholders. Such right to vote is not cumulative. A majority of the votes cast by the holders of shares entitled to vote thereon is sufficient for the adoption of any question presented, except that certain provisions of the Articles of Incorporation relating to special shareholder meetings, the removal, indemnification and liability of the Board of Directors and the requirements for amending these provisions may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the affirmative vote of at least 75% of the outstanding shares entitled to vote thereon.

     Under Michigan law, the approval of the holders of a majority of the outstanding shares of CMS Energy Common Stock would be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other corporation if such merger or consolidation would adversely affect the powers or special rights of such CMS Energy Common Stock, and to authorize any amendment to the Articles of Incorporation that would increase or decrease the aggregate number of authorized shares of CMS Energy Common Stock or alter or change the powers, preferences or special rights of the shares of CMS Energy Common Stock so as to affect them adversely. The Articles of Incorporation also provide that unless the vote or consent of a greater number of shares shall then be required by law, the vote or consent of the holders of a majority of the shares of CMS Energy Common Stock then outstanding will be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other entity if such merger or consolidation would adversely affect the powers or special rights of the CMS Energy Common Stock, either directly by amendment to the Articles of Incorporation or indirectly by requiring the holders of the CMS Energy Common Stock to accept or retain, in such merger or consolidation, anything other than
(i) shares of such class or (ii) shares of the surviving or resulting corporation, having, in either case, powers and special rights identical to those of such commons stock prior to such merger or consolidation. The effect of these provisions may be to permit the holders of a majority of the outstanding shares of CMS Energy Common Stock to block any such merger or amendment which would adversely affect the powers or special rights of holders of such shares of CMS Energy Common Stock.

  Preemptive Rights

     The Articles of Incorporation provide that holders of CMS Energy Common Stock will have no preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or Preferred Stock, bonds, debentures, or
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other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.

  Liquidation Rights

     In the event of the dissolution, liquidation or winding up of CMS Energy, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of CMS Energy and after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts (including any accumulated and unpaid dividends) to which they are entitled, the holders of CMS Energy Common Stock will be entitled to receive, on a per share basis, the assets of CMS Energy remaining for distribution to the holders of CMS Energy Common Stock. Neither the merger or consolidation of CMS Energy into or with any other corporation, nor the merger or consolidation of any other corporation into or with CMS Energy nor any sale, transfer or lease of all or any part of the assets of CMS Energy, shall be deemed to be a dissolution, liquidation or winding up for the purposes of this provision.

     Because CMS Energy has subsidiaries which have debt obligations and other liabilities of their own, CMS Energy's rights and the rights of its creditors and its stockholders to participate in the distribution of assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to prior claims of the subsidiary's creditors, except to the extent that CMS Energy may itself be a creditor with recognized claims against the subsidiary.

  Subdivision or Combination

     If CMS Energy subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise), the voting and liquidation rights of shares of CMS Energy Common Stock will be appropriately adjusted so as to avoid any dilution in aggregate voting or liquidation rights.

  Exchanges

     The Articles of Incorporation do not provide for either the mandatory or optional exchange or redemption of CMS Energy Common Stock.

  Transfer Agent and Registrar

     CMS Energy Common Stock is transferable at Consumers Energy Company, One Energy Plaza, Jackson, Michigan 49201. CMS Energy is the registrar and transfer agent for CMS Energy Common Stock.

PREFERRED STOCK

     The authorized Preferred Stock may be issued without the approval of the holders of CMS Energy Common Stock in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, voting rights, if any, and qualifications, limitations or restrictions thereof, as shall be stated in a resolution providing for the issue of any such series adopted by CMS Energy's Board of Directors. The Articles of Incorporation provide that holders of Preferred Stock will not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock. The future

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issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of CMS Energy.

  4.50% Cumulative Convertible Preferred Stock

     The Articles of Incorporation establish one series of preferred stock designated as "4.50% Cumulative Convertible Preferred Stock" consisting of 5,000,000 shares with a liquidation preference of $50.00 per share (the "Cumulative Convertible Preferred Stock"). The Cumulative Convertible Preferred Stock ranks prior to any series of our CMS Energy Common Stock as to the payment of dividends and distribution of assets upon dissolution, liquidation or winding up of CMS Energy, and is convertible into shares of CMS Energy Common Stock. The holders of the Cumulative Convertible Preferred Stock have no preemptive rights.

  Dividends

     Holders of shares of Cumulative Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative cash dividends at the rate per annum of 4.50% per share on the liquidation preference thereof of $50.00 per share (equivalent to $2.25 per annum per share). Dividends on the Cumulative Convertible Preferred Stock will be payable quarterly on March 1, June 1, September 1 and December 1 of each year at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of the Cumulative Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Accumulated unpaid dividends accrue and cumulate dividends at the annual rate of 4.50%.

     As long as any Cumulative Convertible Preferred Stock is outstanding, we may not pay dividends or distributions on, or purchase, redeem or otherwise acquire, subject to certain exceptions, shares of the CMS Energy Common Stock unless all accumulated and unpaid dividends on the Cumulative Convertible Preferred Stock have been paid or set aside for payment.

  Liquidation Preference

     In the event of our voluntary or involuntary liquidation, winding-up or dissolution, holders of Cumulative Convertible Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of junior stock (including CMS Energy Common Stock), a liquidation preference in the amount of $50.00 per share of Cumulative Convertible Preferred Stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the Cumulative Convertible Preferred Stock and all parity stock are not paid in full, the holders of the Cumulative Convertible Preferred Stock and the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled.

  Voting Rights

     Except as required by Michigan law and our Articles of Incorporation, the holders of Cumulative Convertible Preferred Stock have no voting rights unless dividends payable on the Cumulative Convertible Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive). In that event, the holders of the Cumulative Convertible Preferred Stock,

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voting as a single class with the shares of any other preferred stock or preference securities having similar voting rights that are exercisable, will be entitled at the next regular or special meeting of our stockholders to elect two additional directors (or one director if fewer than six directors comprise our board prior to appointment) and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Cumulative Convertible Preferred Stock has been paid in full.

  Redemption

     We cannot redeem shares of the Cumulative Convertible Preferred Stock.

  Mandatory Conversion

     On or after December 5, 2008, we may, at our option, cause the Cumulative Convertible Preferred Stock to be automatically converted into that number of shares of CMS Energy Common Stock for each share of Cumulative Convertible Preferred Stock equal to $50.00 (the liquidation preference) divided by the applicable conversion rate. We may exercise our conversion right only if, for 20 trading days within any period of 30 consecutive trading days (including the last trading day of such 30-day period), the closing price of the CMS Energy Common Stock exceeds 130% of the then prevailing conversion price of the Cumulative Convertible Preferred Stock.

  Conversion Rights

     A holder of record of Cumulative Convertible Preferred Stock may convert its shares of Cumulative Convertible Preferred Stock at any time into shares of CMS Energy Common Stock under any of the following circumstances:

     - during any calendar quarter (and only during such calendar quarter) if the last reported sale price of CMS Energy Common Stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the conversion price per share of CMS Energy Common Stock on such last trading day;

     - upon the occurrence of specified corporate transactions; and

     - subject to certain exceptions, during the five business day period immediately following any ten consecutive trading-day period in which the trading price per share of Cumulative Convertible Preferred Stock for each day of that period was less than 95% of the product of the closing sale price of CMS Energy Common Stock and the applicable conversion rate of such share of Cumulative Convertible Preferred Stock; provided, however, a holder may not convert its shares of Cumulative Convertible Preferred Stock if the average closing sale price of CMS Energy Common Stock for such ten consecutive trading-day period was between the then current conversion price on the Cumulative Convertible Preferred Stock and 120% of the then applicable conversion price on the Cumulative Convertible Preferred Stock.

     For each share of Cumulative Convertible Preferred Stock surrendered for conversion, holders will receive 5.0541 shares of CMS Energy Common Stock. This represents an initial conversion price of $9.893 per share of CMS Energy Common Stock. The conversion rate may be adjusted for certain reasons, but it will not be adjusted for accumulated and unpaid dividends on the Preferred Stock.

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PRIMARY SOURCE OF FUNDS OF CMS ENERGY; RESTRICTIONS ON SOURCES OF DIVIDENDS

     The ability of CMS Energy to pay (i) dividends on its capital stock and
(ii) its indebtedness, including the Debt Securities, depends and will depend substantially upon timely receipt of sufficient dividends or other distributions from its subsidiaries, in particular Consumers and Enterprises. Each of Consumers' and Enterprises' ability to pay dividends on its common stock depends upon its revenues, earnings and other factors. Consumers' revenues and earnings will depend substantially upon rates authorized by the MPSC.

     Consumers' Restated Articles of Incorporation ("Articles") provide two restrictions on its payment of dividends on its common stock. First, prior to the payment of any common stock dividend, Consumers must reserve retained earnings after giving effect to such dividend payment of at least (i) $7.50 per share on all then outstanding shares of its preferred stock, (ii) in respect to its Class A Preferred Stock, 7.5% of the aggregate amount established by its Board of Directors to be payable on the shares of each series thereof in the event of involuntary liquidation of Consumers and (iii) $7.50 per share on all then outstanding shares of all other stock over which its preferred stock and Class A Preferred Stock do not have preference as to the payment of dividends and as to assets. Second, dividend payments during the 12 month period ending with the month the proposed payment is to be paid are limited to: (i) 50% of net income available for the payment of dividends during the base period, if the ratio of common stock and surplus to total capitalization and surplus for 12 consecutive calendar months within the 14 calendar months immediately preceding the proposed dividend payment (the "base period"), adjusted to reflect the proposed dividend, is less than 20%; and (ii) 75% of net income available for the payment of dividends during the base period if the ratio of common stock and surplus to total capitalization and surplus for the base period, adjusted to reflect the proposed dividend, is at least 20% but less than 25%.

     In addition, Consumers' indenture dated as of January 1, 1996, between Consumers and The Bank of New York, as trustee (the "Preferred Securities Indenture"), and certain preferred securities guarantees by Consumers dated January 23, 1996, September 11, 1997 and October 25, 1999 (collectively, the "Consumers Preferred Securities Guarantees"), in connection with which the 8.36% Trust Originated Preferred Securities of Consumers Power Company Financing I, the 8.20% Trust Originated Preferred Securities of Consumers Energy Company Financing II, the 9 1/4% Trust Originated Preferred Securities of Consumers Energy Company Financing III and the 9.00% Trust Preferred Securities of Consumers Energy Company Financing IV (collectively, the "Consumers Trust Preferred Securities") were issued, provide that Consumers shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock if (i) there shall have occurred any event that would constitute an event of default under the Preferred Securities Indenture or the trust agreements pursuant to which the Consumers Trust Preferred Securities were issued, (ii) a default has occurred with respect to its payment of any obligations under the Consumers Preferred Securities Guarantees or certain Consumers common stock guarantees or
(iii) it gives notice of its election to extend the interest payment period on the subordinated notes issued under the Preferred Securities Indenture, at any time for up to 20 consecutive quarters, provided, however, Consumers may declare and pay stock dividends where the dividend stock is the same stock as that on which the dividend is being paid.

     Consumers' ability to pay dividends is also restricted by several existing loan agreements. The loan agreements are:

     - The Amended and Restated Credit Agreement dated as of August 3, 2004 among Consumers, Bank One, N.A., as agent, and the financial institutions named therein; and

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     - Term Loan Agreement dated as of November 7, 2003 among Consumers, Bank
       One, N.A., as agent, and the financial institutions named therein.

     Pursuant to these loan agreements, so long as there exists no event of default under these agreements, Consumers may pay dividends in an aggregate amount not to exceed $300 million during any calendar year.

     On June 2, 2003, the MPSC issued a financing order authorizing the issuance of $554 million of securitization bonds. The order would prohibit Consumers from paying any extraordinary dividends to us until further order of the MPSC. Pursuant to the order, extraordinary dividends are considered any amount over and above Consumers' earnings. The order also directed that the securitization charges be designed such that retail open access customers would pay a significantly smaller charge than would full service customers. On July 1, 2003, Consumers filed a petition for rehearing and clarification of certain portions of the order with the MPSC, including the portion dealing with the design of the securitization charges. In December 2003, the MPSC issued its order on rehearing which rejected our requests for rehearing and clarification and remanded the proceeding to the administrative law judge for additional proceedings.

     In December 2003, the MPSC issued an order granting interim gas rate relief in the amount of $19.34 million annually. In connection with this rate relief, Consumers agreed to limit its dividends to CMS Energy to a maximum of $190 million annually during the period in which Consumers receives the interim relief. The MPSC stated in its order that it was not determining at that time whether dividend restrictions should continue after the issuance of a final order.

     Consumers' Articles also prohibit the payment of cash dividends on its common stock if Consumers is in arrears on preferred stock dividend payments.

     In addition, Michigan law prohibits payment of a dividend if, after giving it effect, Consumers or Enterprises would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the Articles permit otherwise, the amount that would be needed, if Consumers or Enterprises were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Currently, it is Consumers' policy to pay annual dividends equal to 80% of its annual consolidated net income. Consumers' Board of Directors reserves the right to change this policy at any time.

DEBT SECURITIES

     The Debt Securities offered by this prospectus will be unsecured obligations of CMS Energy and will be either senior or subordinated debt. Senior Debentures will be issued under a senior debt indenture and Subordinated Debentures will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures."

     The following briefly summarizes the material provisions of the indentures and the Debt Securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of Debt Securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from CMS Energy or the applicable trustee.

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     Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior debt indenture will be J.P. Morgan Trust Company, N.A and the trustee under the subordinated debt indenture will be The Bank of New York.

GENERAL

     The indentures provide that Debt Securities of CMS Energy may be issued in one or more series, with different terms, in each case as authorized from time to time by CMS Energy.

     Federal income tax consequences and other special considerations applicable to any Debt Securities issued by CMS Energy at a discount will be described in the applicable prospectus supplement.

     Because CMS Energy is a holding company, the claims of creditors of CMS Energy's subsidiaries will have a priority over CMS Energy's equity rights and the rights of CMS Energy's creditors, including the holders of Debt Securities, to participate in the assets of the subsidiary upon the subsidiary's liquidation.

     The applicable prospectus supplement relating to any series of Debt Securities will describe the following terms, where applicable:

     - the title of the Debt Securities;

     - whether the Debt Securities will be senior or subordinated debt;

     - the total principal amount of the Debt Securities;

     - the percentage of the principal amount at which the Debt Securities will be sold and, if applicable, the method of determining the price;

     - the maturity date or dates;

     - the interest rate or the method of computing the interest rate;

     - the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

     - the location where payments on the Debt Securities will be made;

     - the terms and conditions on which the Debt Securities may be redeemed at the option of CMS Energy;

     - any obligation of CMS Energy to redeem, purchase or repay the Debt Securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

     - any provisions for the discharge of CMS Energy's obligations relating to the Debt Securities by deposit of funds or United States government obligations;

     - whether the Debt Securities are to trade in book-entry form and the terms and any conditions for exchanging the global security in whole or in part for paper certificates;

     - any material provisions of the applicable indenture described in this prospectus that do not apply to the Debt Securities;

     - any additional amounts with respect to the Debt Securities that CMS Energy will pay to a non-United States person because of any tax, assessment or governmental charge withheld or deducted and, if so, any option of CMS Energy to redeem the Debt Securities rather than paying these additional amounts; and

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     - any other specific terms of the Debt Securities.

CONCERNING THE TRUSTEES

     Each of J.P. Morgan Trust Company, N.A, the trustee under the senior debt indenture, and The Bank of New York, the trustee under the subordinated debt indenture, is one of a number of banks with which CMS Energy and its subsidiaries maintain ordinary banking relationships, including credit facilities.

EXCHANGE AND TRANSFER

     Debt Securities may be presented for exchange and registered Debt Securities may be presented for registration of transfer at the offices and subject to the restrictions set forth therein and in the applicable prospectus supplement without service charge, but upon payment of any taxes or other governmental charges due in connection therewith, subject to any limitations contained in the applicable indenture. Debt Securities in bearer form and the coupons appertaining thereto, if any, will be transferable by delivery.

PAYMENT

     Distributions on the Debt Securities in registered form will be made at the office or agency of the applicable trustee in the Borough of Manhattan, the City of New York or its other designated office. However, at the option of CMS Energy, payment of any interest may be made by check or by wire transfer. Payment of any interest due on Debt Securities in registered form will be made to the persons in whose name the Debt Securities are registered at the close of business on the record date for such interest payments. Payments made in any other manner will be specified in the prospectus supplement.

EVENTS OF DEFAULT

     Each indenture provides that events of default regarding any series of Debt Securities will be:

     - failure to pay required interest on any Debt Security of such series for 30 days;

     - failure to pay principal other than a scheduled installment payment or premium, if any, on any Debt Security of such series when due;

     - failure to make any required scheduled installment payment for 30 days on Debt Securities of such series;

     - failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of Debt Securities other than such series;

     - certain events of bankruptcy or insolvency, whether voluntary or not; or

     - entry of final judgments against CMS Energy or Consumers for more than $25,000,000 which remain undischarged or unbonded for 60 days or a default resulting in the acceleration of indebtedness of CMS Energy or Consumers of more than $25,000,000, and the acceleration has not been rescinded or annulled within 10 days after written notice of such default as provided in the applicable indenture.

     Additional events of default may be prescribed for the benefit of the holders of a particular series of Debt Securities and will be described in the prospectus supplement relating to those Debt Securities.

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     If an event of default regarding Debt Securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding Debt Securities of such series may declare each Debt Security of that series due and payable.

     Holders of a majority in principal amount of the outstanding Debt Securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series. The trustee generally will not be requested, ordered or directed by any of the holders of Debt Securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity.

     Before any holder of any series of Debt Securities may institute action for any remedy, except payment on such holder's Debt Security when due, the holders of not less than 25% in principal amount of the Debt Securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

     CMS Energy is required to annually furnish the relevant trustee a statement as to CMS Energy's compliance with all conditions and covenants under the applicable indenture. Each indenture provides that the relevant trustee may withhold notice to the holders of the Debt Securities of any series of any default affecting such series, except payment on holders' Debt Securities when due, if it considers withholding notice to be in the interests of the holders of the Debt Securities of such series.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     Each indenture provides that CMS Energy may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if the new corporation assumes the obligations of CMS Energy under the Debt Securities and the indentures and is organized and existing under the laws of the United States of America, any U.S. state or the District of Columbia.

MODIFICATION OF THE INDENTURE

     Each indenture permits CMS Energy and the relevant trustee to enter into supplemental indentures without the consent of the holders of the Debt Securities to establish the form and terms of any series of securities under the indentures.

     Each indenture also permits CMS Energy and the relevant trustee, with the consent of the holders of at least a majority in total principal amount of the Debt Securities of all series then outstanding and affected (voting as one class), to change in any manner the provisions of the applicable indenture or modify in any manner the rights of the holders of the Debt Securities of each such affected series. CMS Energy and the relevant trustee may not, without the consent of the holder of each Debt Security affected, enter into any supplemental indenture to:

     - change the time of payment of the principal;

     - reduce the principal amount of such Debt Security;

     - reduce the rate or change the time of payment of interest on such Debt Security;

     - reduce the amount payable on any securities issued originally at a discount upon acceleration or provable in bankruptcy; or

     - impair the right to institute suit for the enforcement of any payment on any Debt Security when due.

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     In addition, no such modification may reduce the percentage in principal amount of the Debt Securities of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the applicable indenture.

     Prior to the acceleration of the maturity of any Debt Security, the holders, voting as one class, of a majority in total principal amount of the Debt Securities with respect to which a default or event of default shall have occurred and be continuing may on behalf of the holders of all such affected Debt Securities waive any past default or event of default and its consequences, except a default or an event of default in respect of a covenant or provision of the applicable indenture or of any Debt Security which cannot be modified or amended without the consent of the holder of each Debt Security affected.

DEFEASANCE, COVENANT DEFEASANCE AND DISCHARGE

     Each indenture provides that, at the option of CMS Energy:

     - CMS Energy will be discharged from all obligations in respect of the Debt Securities of a particular series then outstanding (except for certain obligations to register the transfer of or exchange the Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to maintain the trust described below); or

     - CMS Energy need not comply with certain restrictive covenants of the relevant indenture (including those described under "Consolidation, Merger or Sale of Assets").

     If CMS Energy in each case irrevocably deposits in trust with the relevant trustee money, and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the Debt Securities of such series on the stated maturities of such Debt Securities in accordance with the terms thereof.

     To exercise this option, CMS Energy is required to deliver to the relevant trustee an opinion of independent counsel to the effect that:

     - the exercise of such option would not cause the holders of the Debt Securities of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

     - in the case of a discharge as described above, such opinion is to be accompanied by a private letter ruling to the same effect received from the Internal Revenue Service, a revenue ruling to such effect pertaining to a comparable form of transaction published by the Internal Revenue Service or appropriate evidence that since the date of the applicable indenture there has been a change in the applicable federal income tax law.

     In the event:

     - CMS Energy exercises its option to effect a covenant defeasance with respect to the Debt Securities of any series as described above,

     - the Debt Securities of such series are thereafter declared due and payable because of the occurrence of any event of default other than an event of default caused by failing to comply with the covenants which are defeased,

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     - the amount of money and securities on deposit with the relevant trustee would be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such event of default,

     CMS Energy would remain liable for such amounts.

GOVERNING LAW

     Each indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply.

SENIOR DEBENTURES

     The Senior Debentures will be issued under the senior debt indenture and will rank on an equal basis with all other unsecured debt of CMS Energy except subordinated debt.

SUBORDINATED DEBENTURES

     The Subordinated Debentures will be issued under the subordinated debt indenture and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all "Senior Indebtedness" (as defined below) of CMS Energy.

     If CMS Energy defaults in the payment of any distributions on any Senior Indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, CMS Energy cannot make a payment on account of or redeem or otherwise acquire the Subordinated Debentures. The subordinated debt indenture provisions described in this paragraph, however, do not prevent CMS Energy from making sinking fund payments in Subordinated Debentures acquired prior to the maturity of Senior Indebtedness or, in the case of default, prior to such default and notice thereof. If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to CMS Energy, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of Subordinated Debentures. Holders of Subordinated Debentures must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described above, directly to the holders of Senior Indebtedness until all Senior Indebtedness is paid in full.

     "Senior Indebtedness" means distributions on the following, whether outstanding on the date of execution of the subordinated debt indenture or thereafter incurred, created or assumed:

     - indebtedness of CMS Energy for money borrowed by CMS Energy or evidenced by debentures (other than the Subordinated Debentures), notes, bankers' acceptances or other corporate debt securities or similar instruments issued by CMS Energy;

     - obligations of CMS Energy with respect to letters of credit;

     - all indebtedness of others of the type referred to in the two preceding clauses assumed by or guaranteed in any manner by CMS Energy or in effect guaranteed by CMS Energy; or

     - renewals, extensions or refundings of any of the indebtedness referred to in the preceding three clauses unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the subordinated debt securities.
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     The subordinated debt indenture does not limit the total amount of Senior
Indebtedness that may be issued.

CERTAIN COVENANTS

     If Debt Securities are issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Preferred Securities by such Trust, CMS Energy will covenant that it will not, and it will not cause any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of CMS Energy's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu (in the case of Subordinated Debentures) with or junior (in the case of Senior and Subordinated Debentures) to that Debt Security (other than
(a) any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under the Guarantees, (c) purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy's benefit plans for its directors, officers or employees, (d) as a result of a reclassification of CMS Energy's capital stock or the exchange or conversion of one series or class of CMS Energy's capital stock for another series or class of CMS Energy's capital stock and (e) the purchase of fractional interests in shares of CMS Energy's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (i) there shall have occurred any event of which CMS Energy has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the indentures and (b) in respect of which CMS Energy shall not have taken reasonable steps to cure,
(ii) CMS Energy shall be in default with respect to its payment of any obligations under the Guarantees or (iii) CMS Energy shall have given notice of its selection of an Extension Period as provided in the indentures with respect to the Debt Securities and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. CMS Energy will also covenant (i) for so long as Trust Preferred Securities are outstanding, not to convert the Debt Securities except pursuant to a notice of conversion delivered to the Conversion Agent (as defined in the indentures) by a holder of Trust Preferred Securities, (ii) to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successor which are permitted pursuant to the indentures may succeed to CMS Energy's ownership of the Common Securities, (iii) not to voluntarily terminate, wind-up or liquidate such Trust, except (a) in connection with a distribution of the Debt Securities to the holders of the Trust Preferred Securities in liquidation of such Trust or
(b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, (iv) to maintain the reservation for issuance of the number of shares of CMS Energy Common Stock that would be required from time to time upon the conversion of all the Debt Securities then outstanding,
(v) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause such Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes and (vi) to deliver shares of CMS Energy Common Stock upon an election by the holders of the Trust Preferred Securities to convert such Trust Preferred Securities into CMS Energy Common Stock.

     As part of the Guarantees, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Trust Preferred Securities into or for CMS Energy Common Stock, Senior Debentures or Subordinated Debentures.

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CONVERSION RIGHTS

     If the prospectus supplement provides, the Holders of Debt Securities may convert such Debt Securities into CMS Energy Common Stock, as defined herein (see "Description of Securities--Common Stock"), at the option of the Holders at the principal amount thereof, or of such portion thereof, at any time during the period specified in the prospectus supplement, at the conversion price or conversion rate specified in the prospectus supplement; except that, with respect to any Debt Securities (or portion thereof) called for redemption, such conversion right shall terminate at the close of business on the fifteenth day prior to the date fixed for redemption of such Debt Security, unless CMS Energy shall default in payment of the amount due upon redemption thereof.

     The conversion privilege and conversion price or conversion rate will be adjusted in certain events, including if CMS Energy:

     - pays a dividend or makes a distribution in shares of CMS Energy Common Stock;

     - subdivides its outstanding shares of CMS Energy Common Stock into a greater number of shares;

     - combines its outstanding shares of CMS Energy Common Stock into a smaller number of shares;

     - pays a dividend or makes a distribution on its CMS Energy Common Stock other than in shares of its CMS Energy Common Stock;

     - issues by reclassification of its shares of CMS Energy Common Stock any shares of its capital stock;

     - issues any rights or warrants to all holders of shares of its CMS Energy Common Stock entitling them (for a period expiring within 45 days, or such other period as may be specified in the prospectus supplement) to purchase shares of CMS Energy Common Stock (or Convertible Securities as defined in the indentures) at a price per share less than the Average Market Price (as defined in the indentures) per share for such CMS Energy Common Stock; or

     - distributes to all holders of shares of its CMS Energy Common Stock any assets or Debt Securities or any rights or warrants to purchase securities, provided that no adjustment shall be made under the last two bullet points above if the adjusted conversion price would be higher than, or the adjusted conversion rate would be less than, the conversion price or conversion rate, as the case may be, in effect prior to such adjustment.

     CMS Energy may reduce the conversion price or increase the conversion rate, temporarily or otherwise, by any amount but in no event shall such adjusted conversion price or conversion rate result in shares of CMS Energy Common Stock being issuable upon conversion of the Debt Securities if converted at the time of such adjustment at an effective conversion price per share less than the par value of the CMS Energy Common Stock at the time such adjustment is made. No adjustments in the conversion price or conversion rate need be made unless the adjustment would require an increase or decrease of at least one percent (1%) in the initial conversion price or conversion rate. Any adjustment which is not made shall be carried forward and taken into account in any subsequent adjustment. The foregoing conversion provisions may be modified to the extent set forth in the prospectus supplement.

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TRUST PREFERRED SECURITIES

  General

     Each Trust may issue, from time to time, Trust Preferred Securities having terms described in the applicable prospectus supplement. The Trust Agreement of each Trust will authorize the establishment of no more than one series of Trust Preferred Securities, having such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such rights or restrictions as shall be set forth therein or otherwise established by the relevant Trust Trustees. Reference is made to the prospectus supplement relating to the Trust Preferred Securities for specific terms, including:

     - the distinctive designation and the number of Trust Preferred Securities to be offered which will represent undivided beneficial interests in the assets of the Trust;

     - the annual distribution rate and the dates or date upon which such distributions will be paid, provided, however distributions on the Trust Preferred Securities will be paid quarterly in arrears to holders of Trust Preferred Securities as of a record date on which the Trust Preferred Securities are outstanding;

     - whether holders' can convert the Trust Preferred Securities into shares of CMS Energy Common Stock;

     - whether distributions on Trust Preferred Securities would be deferred during any deferral of interest payments on the Debt Securities, provided, however that no such deferral, including extensions, if any, may exceed 20 consecutive quarters nor extend beyond the stated maturity date of the Debt Securities, and at the end of any such deferrals, CMS Energy shall make all interest payments then accrued or deferred and unpaid (including any compounded interest);

     - the amount of any liquidation preference;

     - the obligation, if any, of the Trust to redeem Trust Preferred Securities through the exercise of CMS Energy of an option on the corresponding Debt Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which Trust Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

     - the period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments thereof, upon which the Trust Preferred Securities shall be convertible or exchangeable at the option of the holder of the Trust Preferred Securities or other property or cash;

     - the voting rights, if any, of the Trust Preferred Securities in addition to those required by law and in the Trust Agreement, or set forth under a Guarantee (as defined below);

     - the additional payments, if any, which the Trust will pay as a distribution as necessary so that the net amounts reserved by the Trust and distributable to the holders of the Trust Preferred Securities, after all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) have been paid will not be less than the amount that would have been reserved and distributed by the Trust, and the amount the holders of the Trust Preferred Securities would have reserved, had no such taxes, duties, assessments or governmental charges been imposed;

     - the terms and conditions, if any, upon which the Debt Securities may be distributed to holders of Trust Preferred Securities; and
                                        25
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     - any other relative rights, powers, preferences, privileges, limitations or restrictions of the Trust Preferred Securities not inconsistent with the Trust Agreement or applicable law. All Trust Preferred Securities offered hereby will be irrevocably guaranteed by CMS Energy, on a senior or subordinated basis, as applicable, and to the extent set forth below under "The Guarantees." Any applicable federal income tax considerations applicable to any offering of the Trust Preferred Securities will be described in the prospectus supplement relating thereto. The aggregate number of Trust Preferred Securities which the Trust shall have authority to issue will be pursuant to the terms of the Trust Agreement.

                EFFECT OF OBLIGATIONS UNDER THE DEBT SECURITIES
                               AND THE GUARANTEES

     As set forth in the Trust Agreement, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of each of the Trusts, and to invest the proceeds from such issuance and sale to acquire directly the Debt Securities from CMS Energy.

     As long as payments of interest and other payments are made when due on the Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors:

     - the aggregate principal amount of Debt Securities will be equal to the sums of the aggregate stated liquidation amount of the Trust Securities;

     - the interest rate and the interest and other payment dates on the Debt Securities will match the distribution rate and distribution and other payment dates for the Trust Securities;

     - CMS Energy shall pay all, and the Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debt and obligations of the Trust (other than with respect to the Trust Securities); and

     - the Trust Agreement further provides that CMS Energy Trustees shall not take or cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions (to the extent funds therefore are available) and other payments due on the Trust Preferred Securities (to the extent funds therefor are available) are guaranteed by CMS Energy as and to the extent set forth under "The Guarantees" below. If CMS Energy does not make interest payments on the Debt Securities purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Trust Preferred Securities. The Guarantees do not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of distributions and other payments on the Trust Preferred Securities only if and to the extent that CMS Energy has made a payment of interest or principal on the Debt Securities held by the Trust as its sole asset. The Guarantees, when taken together with CMS Energy's obligations under the Debt Securities and the Indenture and its obligations under the Trust Agreement, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust securities), provide a full and unconditional guarantee of amounts on the Trust Preferred Securities.

     If CMS Energy fails to make interest or other payments on the Debt Securities when due (taking account of any extension period), the Trust Agreement provides a mechanism whereby the holders of the Trust Preferred Securities may direct a Property Trustee to enforce its rights

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under the Debt Securities. If a Property Trustee fails to enforce its rights under the Debt Securities, a holder of Trust Preferred Securities may institute a legal proceeding against CMS Energy to enforce a Property Trustee's rights under the Debt Securities without first instituting any legal proceeding against a Property Trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under the Trust Agreement, and such event is attributable to the failure of CMS Energy to pay interest or principal on the Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Trust Preferred Securities may institute legal proceedings directly against CMS Energy to obtain payment. If CMS Energy fails to make payments under the Guarantees, the Guarantees provide a mechanism whereby the holders of the Trust Preferred Securities may direct a Guarantee Trustee to enforce its rights thereunder. Any holder of Trust Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce a Guarantee Trustee's rights under a Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee, or any other person or entity.

THE GUARANTEES

     Set forth below is a summary of information concerning the Guarantees which will be executed and delivered by CMS Energy for the benefit of the holders, from time to time, of the Trust Preferred Securities. Each Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. Either The Bank of New York, or J.P. Morgan Trust Company, N.A, each an independent trustee, will act as indenture trustee under the Guarantees for the purpose of compliance with the provisions of the Trust Indenture Act of 1939. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantees, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part.

GENERAL

     CMS Energy will irrevocably agree to pay in full, on a senior or subordinated basis, as applicable, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to a
Guarantee: (i) any accumulated and unpaid distributions required to be paid on the Trust Preferred Securities, to the extent that the Trust has funds on hand available therefor at such time; (ii) the redemption price with respect to any Trust Preferred Securities called for redemption to the extent that the Trust has funds on hand available therefor at such time; or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Debt Securities are distributed to holders of the Trust Preferred Securities), the lesser of (a) the liquidation distribution, to the extent that the Trust has funds on hand available therefor at such time, and (b) the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities. CMS Energy's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts of CMS Energy to the holders of the Trust Preferred Securities or by causing the Trust to pay such amount to such holders.

     Such Guarantees will be irrevocable guarantees, on a senior or subordinated basis, as applicable, of the Trust's obligations under the Trust Preferred Securities, but will apply only to the extent that the Trust has funds sufficient to make such payments, and are not guarantees of collection. If CMS Energy does not make interest payments on the Debt Securities held by the

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Trust, the Trust will not be able to pay distributions on the Trust Preferred
Securities and will not have funds legally available therefor.

     CMS Energy has, through the Guarantees, the Trust Agreements, the Senior Debentures, the Subordinated Debentures, the indentures and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust's obligations under the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Trust Preferred Securities.

     CMS Energy has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities to the same extent as the Guarantees, except that upon the occurrence and during the continuation of a Trust Agreement Event of Default, holders of Trust Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF CMS ENERGY

     CMS Energy will covenant in each Guarantee that if and so long as (i) the Trust is the holder of all the Debt Securities, (ii) a Tax Event (as defined in the Guarantee) in respect of the Trust has occurred and is continuing and (iii) CMS Energy has elected, and has not revoked such election, to pay Additional Sums (as defined in the Guarantee) in respect of the Trust Preferred Securities and Common Securities, CMS Energy will pay to the Trust such Additional Sums. CMS Energy will also covenant that it will not, and it will not cause any of its subsidiaries to (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of CMS Energy's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu (in the case of Subordinated Debentures with or junior in the case of the Senior and Subordinated Debentures) to the Debt Securities (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under the Guarantees, (c) purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy's benefit plans for its directors, officers or employees, (d) as a result of a reclassification of CMS Energy's capital stock or the exchange or conversion of one series or class of CMS Energy's capital stock for another series or class of CMS Energy's capital stock and (e) the purchase of fractional interests in shares of CMS Energy's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (i) there shall have occurred any event of which CMS Energy has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default and (b) in respect of which CMS Energy shall not have taken reasonable steps to cure, (ii) CMS Energy shall be in default with respect to its payment of any obligations under the Guarantee or (iii) CMS Energy shall have given notice of its selection of an Extension Period as provided in the indentures with respect to the Debt Securities and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. CMS Energy also will covenant to (i) for so long as Trust Preferred Securities are outstanding, not convert Debt Securities except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Trust Preferred Securities, (ii) maintain directly or indirectly 100% ownership of the

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Common Securities, provided that certain successors which are permitted pursuant to the indentures may succeed to CMS Energy's ownership of the Common
Securities, (iii) not voluntarily terminate, wind-up or liquidate the Trust, except (a) in connection with a distribution of the Debt Securities to the holders of the Trust Preferred Securities in liquidation of the Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, (iv) maintain the reservation for issuance of the number of shares of CMS Energy Common Stock that would be required from time to time upon the conversion of all the Debt Securities then outstanding, (v) use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes and (vi) deliver shares of CMS Energy Commo n Stock upon an election by the holders of the Trust Preferred Securities to convert such Trust Preferred Securities into CMS Energy Common Stock.

     As part of the Guarantees, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Trust Preferred Securities into or for CMS Energy Common Stock, Senior Debentures or Subordinated Debentures.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the Trust Preferred Securities (in which case no vote will be required), the Guarantees may not be amended without the prior approval of the holders of not less than a majority in aggregate liquidation amount of such outstanding Trust Preferred Securities. All guarantees and agreements contained in the Guarantees shall bind the successors, assigns, receivers, trustees and representatives of CMS Energy and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

TERMINATION OF THE GUARANTEES

     The Guarantees will terminate and be of no further force and effect upon full payment of the redemption price of the Trust Preferred Securities, upon full payment of the amounts payable upon liquidation of the Trust, upon the distribution, if any, of CMS Energy Common Stock to the holders of Trust Preferred Securities in respect of the conversion of all such holders' Trust Preferred Securities into CMS Energy Common Stock or upon distribution of the Debt Securities to the holders of the Trust Preferred Securities in exchange for all of the Trust Preferred Securities. The Guarantees will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums paid under such Trust Preferred Securities or the Guarantees.

EVENTS OF DEFAULT

     An event of default under a Guarantee will occur upon the failure of CMS Energy to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to a Guarantee Trustee in respect of a Guarantee or to direct the exercise of any trust or power conferred upon a Guarantee Trustee under the Guarantees.

     If a Guarantee Trustee fails to enforce a Guarantee, any holder of the Trust Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce its rights under such Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. In addition, any record holder of Trust

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Preferred Securities shall have the right, which is absolute and unconditional, to proceed directly against CMS

     Energy to obtain Guarantee Payments, without first waiting to determine if the Guarantee Trustee has enforced a Guarantee or instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. CMS Energy has waived any right or remedy to require that any action be brought just against the Trust, or any other person or entity before proceeding directly against CMS Energy.

     CMS Energy, as guarantor, is required to file annually with each Guarantee Trustee a certificate as to whether or not CMS Energy is in compliance with all the conditions and covenants applicable to it under the Guarantees.

STATUS OF THE GUARANTEES

     The Guarantees will constitute unsecured obligations of CMS Energy and will rank equal to or subordinate and junior in right of payment to all other liabilities of CMS Energy, as applicable. The Guarantees will rank pari passu with or senior to, as applicable, any guarantee now or hereafter entered into by CMS Energy in respect of any preferred or preference stock of any affiliate of CMS Energy.

     The Guarantees will constitute a guarantee of payment and not of collection which means that the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. The Guarantees will be held for the benefit of the holders of the Trust Preferred Securities. The Guarantees will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution of the Debt Securities to the holders of the Trust Preferred Securities. The Guarantees do not place a limitation on the amount of additional indebtedness that may be incurred by CMS Energy or any of its subsidiaries.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     CMS Energy may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from CMS Energy, and CMS Energy to sell to the holders, a specified number of shares of CMS Energy Common Stock at a future date or dates. The price per share of CMS Energy Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as part of Stock Purchase Units consisting of a Stock Purchase Contract and Senior Debentures, Subordinated Debentures, Trust Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require CMS Energy to make periodic payments to the holders of the Stock Purchase Units or visa versa, and such payments may be unsecured or refunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

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                              PLAN OF DISTRIBUTION

     CMS Energy and/or the Trusts may sell the Offered Securities: (i) through the solicitation of proposals of underwriters or dealers to purchase the Offered Securities; (ii) through underwriters or dealers on a negotiated basis; (iii) directly to a limited number of purchasers or to a single purchaser; or (iv) through agents. The prospectus supplement with respect to any Offered Securities will set forth the terms of such offering, including the name or names of any underwriters, dealers or agents; the purchase price of the Offered Securities and the proceeds to CMS Energy and/or the Trust from such sale; any underwriting discounts and commissions and other items constituting underwriters' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Offered Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

     CMS Energy and/or the Trusts may sell Offered Securities to dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

     The Offered Securities may be sold directly by CMS Energy and/or the Trusts to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

     The CMS Energy Common Stock may be offered other than through the facilities of a national securities exchange and other than to or through a market maker other than on an exchange.

     Agents, dealers and underwriters may be entitled under agreements with CMS Energy and/or the Trusts to indemnification by CMS Energy and/or the Trusts against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for CMS Energy and/or the Trusts in the ordinary course of business.

     The Offered Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for CMS Energy and/or the Trusts. Any remarketing firm will be identified and the terms of its agreement, if

                                        31
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any, with its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the Offered Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with CMS Energy and/or the Trusts to indemnification or contribution by CMS Energy and/or the Trusts against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions or perform services for CMS Energy and its subsidiaries in the ordinary course of business.

     The Offered Securities may or may not be listed on a national securities exchange. Reference is made to the prospectus supplement with regard to such matter. No assurance can be given that there will be a market for any of the Offered Securities.

     We may engage J.P. Morgan Securities Inc. ("JPMS") or Brinson Patrick Securities Corporation ("Brinson") (JPMS and Brinson collectively, the "Agents") to act as agent or principal for offerings from time to time of shares of CMS Energy Common Stock in one or more placements pursuant to the terms of a distribution agreement between us and either JPMS or Brinson. The terms of sales to or through the Agents pursuant to a distribution agreement will be set out in more detail in a prospectus supplement to this prospectus. When acting as agent, the Agents will use commercially reasonable efforts to sell the shares pursuant to the terms agreed to with us, including the number of shares to be offered in the placement and any minimum price below which sales may not be made. The Agents, in their capacity as agent or principal, could arrange for or make sales in privately negotiated transactions, at the market in the existing trading market for CMS Energy Common Stock, including sales made to or through a market maker or through an electronic communications network, or in any other manner that may be deemed to be an "at-the-market offering" as defined in Rule 415 promulgated under the Securities Act and/or any other method permitted by law.

     CMS Energy Common Stock sold through the Agents in any at-the-market offerings will be sold at prices related to the prevailing market price for such securities, and therefore exact figures regarding proceeds which will be raised or commissions to be paid are impossible to determine. We will report at least quarterly the number of shares of CMS Energy Common Stock sold to or through the Agents in at-the-market offerings, the net proceeds to us and the compensation paid by us to the Agents in connection with such sales of CMS Energy Common Stock. Pursuant to the terms of a distribution agreement with the Agents or any other distribution agreement we may enter into, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of CMS Energy Common Stock or other securities. The total number of shares that we may sell in at-the-market offerings will be disclosed in a prospectus supplement to this prospectus.

     In connection with the offering of the securities, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

     If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions, except that the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and if securities

                                        32
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also are being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

     Under the securities laws of some states, the securities registered by the registration statement that includes this prospectus may be sold in those states only through registered or licensed brokers or dealers. Any person participating in the distribution of the securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, and the applicable rules and regulations of the SEC, including, among others, Regulation M noted above, which may limit the timing of purchases and sales of any of the securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

     We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

                                 LEGAL OPINIONS

     Opinions as to the legality of certain of the Offered Securities will be rendered for CMS Energy by Robert C. Shrosbree, Esq., Assistant General Counsel for CMS Energy. Certain matters of Delaware law relating to the validity of the Trust Preferred Securities will be passed upon on behalf of the Trusts by Skadden, Arps, Slate, Meagher & Flom LLP, special Delaware counsel to the Trusts. Certain United States Federal income taxation matters may be passed upon for CMS Energy and the Trust by either Theodore Vogel, tax counsel for CMS Energy, or by special tax counsel to CMS Energy and of the Trust, who will be named in the prospectus supplement. Certain legal matters with respect to Offered Securities will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

                                    EXPERTS

     The consolidated financial statements and schedule of CMS Energy appearing in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference which are based in part on the reports of Price Waterhouse, independent accountants, for Jorf Lasfar and the reports of

                                        33
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PricewaterhouseCoopers LLP, independent registered public accounting firm, for
2003 and 2002 and Arthur Andersen LLP, (who have ceased operations) for 2001 for the MCV Partnership. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

     The financial statements of Emirates CMS Power Company PJSC appearing in CMS's Annual Report (Form 10-K/A) for the year ended December 31, 2003, have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Jorf Lasfar as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 incorporated by reference in this prospectus and registration statement have been so included in reliance on the report of Price Waterhouse, independent accountants for Jorf Lasfar, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of the MCV Partnership as of and for the years ended December 31, 2003 and 2002 incorporated by reference in this prospectus and registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The audited consolidated financial statements of the MCV Partnership for the year ended December 31, 2001, incorporated by reference in this prospectus and registration statement, have been audited by Arthur Andersen LLP, independent accountants. Arthur Andersen LLP has not consented to the inclusion of their report on the financial statements of the MCV Partnership for the year ended December 31, 2001 in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

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---------------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                               TABLE OF CONTENTS

                                                 PAGE
                                                 ----
PROSPECTUS SUPPLEMENT
About This Prospectus Supplement...............   S-2
Forward-Looking Statements and Information.....   S-3
Where You Can Find More Information............   S-6
Summary........................................   S-8
Risk Factors...................................  S-20
Use of Proceeds................................  S-34
Ratio of Earnings to Fixed Charges.............  S-35
Price Range of our Common Stock and Dividend
  Policy.......................................  S-36
Capitalization.................................  S-37
CMS Energy.....................................  S-38
Description of the Notes.......................  S-44
Description of our Capital Stock...............  S-74
Material United States Federal Income Tax
  Considerations...............................  S-83
Underwriting...................................  S-89
Legal Matters..................................  S-90
Experts........................................  S-91
PROSPECTUS
Summary........................................     2
Where to Find More Information.................     3
CMS Energy Corporation.........................     4
CMS Energy Trusts..............................     5
Risk Factors...................................     6
Use of Proceeds................................     6
Ratio of Earnings to Fixed Charges and Ratio of
  Earnings to Combined Fixed Charges and
  Preference Dividends.........................     7
Description of Securities......................     7
Effect of Obligations Under the Debt Securities
  and the Guarantees...........................    26
Plan of Distribution...........................    31
Legal Opinions.................................    33
Experts........................................    33

(CMS ENERGY LOGO)
CMS ENERGY CORPORATION
$250,000,000

2.875% CONVERTIBLE SENIOR NOTES DUE 2024
Joint Book-Running Managers

DEUTSCHE BANK SECURITIES
JPMORGAN
WACHOVIA SECURITIES
----------------------------

CITIGROUP
MERRILL LYNCH & CO.
WEDBUSH MORGAN SECURITIES INC.
BARCLAYS CAPITAL
PROSPECTUS SUPPLEMENT TO PROSPECTUS
DATED SEPTEMBER 21, 2004

DECEMBER 8, 2004